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As filed with the Securities and Exchange Commission on May 23, 2003

Registration No. 333-103993

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HERBST GAMING, INC.
(Exact name of registrant as specified in its charter)

NEVADA (State or other jurisdiction of incorporation or organization)	7990 (Primary Standard Industrial Classification Code Number)	88-0446145 (I.R.S. Employer Identification No.)
3440 West Russell Road Las Vegas, Nevada 89118 (702) 889-7695 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Edward J. Herbst
Chairman of the Board and Chief Executive Officer
3440 West Russell Road
Las Vegas, Nevada 89118
(702) 889-7695
(Name, address, including zip code, and
telephone number, including area code, of agent for service)

with a copy to:
JOHN N. BREWER, ESQ. Kummer Kaempfer Bonner & Renshaw 3800 Howard Hughes Parkway, 7th Floor Las Vegas, Nevada 89109 (702) 792-7000	SEAN T. HIGGINS, ESQ. Herbst Gaming, Inc. 3440 West Russell Road Las Vegas, Nevada 89118 (702) 889-7695

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after the effective date of this registration statement.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box. ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant files a further amendment which specifically states that this registration statement will thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement becomes effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), determines.

Herbst Gaming, Inc.
Notes to Consolidated Financial Statements

TABLE OF ADDITIONAL REGISTRANTS

        Each of the following subsidiaries of Herbst Gaming, Inc. and each other subsidiary that is or becomes a guarantor of the securities registered hereby, is hereby deemed to be a registrant.

Exact name of registrant as specified in its charter	State or other jurisdiction of incorporation or organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification No.	Address, including zip code, and telephone number, of principal executive offices
Cardivan Company	Nevada	7990	88-0093977	3440 W. Russell Road, Las Vegas, NV 89118 (702) 889-7695
Corral Coin, Inc.	Nevada	7990	88-0102410	3440 W. Russell Road, Las Vegas, NV 89118 (702) 889-7695
Corral Country Coin, Inc.	Nevada	7990	88-0269476	3440 W. Russell Road, Las Vegas, NV 89118 (702) 889-7695
E-T-T Enterprises L.L.C.	Nevada	7990	88-0380213	3440 W. Russell Road, Las Vegas, NV 89118 (702) 889-7695
E-T-T, Inc.	Nevada	7990	88-0314675	3440 W. Russell Road, Las Vegas, NV 89118 (702) 889-7695
Flamingo Paradise Gaming, LLC	Nevada	7990	88-0446131	3440 W. Russell Road, Las Vegas, NV 89118 (702) 889-7695
Market Gaming, Inc.	Nevada	7990	88-0314674	3440 W. Russell Road, Las Vegas, NV 89118 (702) 889-7695

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated May 23, 2003
PROSPECTUS

HERBST GAMING, INC.

$47,000,000
OFFER TO EXCHANGE
10 3/4% SERIES B SENIOR SECURED NOTES DUE 2008
WHICH HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933
FOR
ANY AND ALL OUTSTANDING
10 3/4% SERIES A SENIOR SECURED NOTES DUE 2008

THE EXCHANGE OFFER

        We are offering to exchange Herbst Gaming 10 3/4% Series B Senior Secured Notes due 2008 for any and all outstanding 10 3/4% Series A Senior Secured Notes due 2008 that are tendered in accordance with the procedures described in this prospectus and not withdrawn. You may withdraw tendered Series A notes at any time before the expiration of the exchange offer.

        The exchange offer is not conditioned upon a minimum aggregate principal amount of outstanding notes being tendered. The exchange offer, however, is subject to certain conditions including that it not violate applicable laws or any applicable interpretation of the staff of the Securities and Exchange Commission.

        Each broker-dealer that receives Series B notes pursuant to an exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new securities.

        If the broker-dealer acquired the Series B notes as a result of market-making or other trading activities, such broker-dealer may use the prospectus for the exchange offer, as supplemented or amended, in connection with resales of new securities.

        The exchange offer will expire at 5:00 p.m., New York City time, on June 16, 2003.

        You should carefully consider the risk factors beginning on page 10 of this prospectus before participating in the exchange offer.

THE SERIES B NOTES

        The terms of the Series B notes to be issued in the exchange offer are identical to the outstanding Series A notes, except that we have registered the Series B notes with the Securities and Exchange Commission. In addition, the Series B notes will not be subject to the transfer restrictions applicable to the Series A notes. We will not apply for listing any of the Series B notes on any securities exchange or arrange for them to be quoted on any quotation system.

        Interest on the Series B notes offered hereby will accrue from February 7, 2003 or, if later, from the most recent date of payment of interest on the Series A notes, at the rate of 10 3/4% per year, payable semiannually on March 1 and September 1 of each year.

        Neither the Securities and Exchange Commission, the Nevada Gaming Commission, the Nevada State Gaming Control Board nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

        The date of this prospectus is May 27, 2003

        You should rely only upon the information contained in this document. Neither we nor the initial purchaser has authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the initial purchaser are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume the information appearing in this document is accurate only as of the date on the front cover of this document. Our business, financial condition, results of operations and prospects may have changed since that date.

WHERE YOU CAN FIND MORE INFORMATION

        We file reports and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You may read and copy this information at the SEC's Public Reference Room, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

        You also may obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1025, Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC's Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, such as us, who file electronically with the SEC. The address of that site is http://www.sec.gov.

        Our Internet address is www.herbstgaming.com. We make available free of charge on or through our Internet website our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Securities and Exchange Commission.

        Information with respect to us also may be obtained from us at 3440 West Russell Road, Las Vegas, Nevada 89118, Attention: Mary E. Higgins, Chief Financial Officer, or by telephone at (702) 889-7695.

        TO OBTAIN TIMELY DELIVERY OF INFORMATION, WE MUST RECEIVE YOUR REQUEST NO LATER THAN FIVE (5) BUSINESS DAYS BEFORE THE EXPIRATION DATE OF THE EXCHANGE OFFER.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

        We make statements in this prospectus that relate to matters that are not historical facts that we refer to as "forward-looking statements" regarding, among other things, our business strategy, our prospects and our financial position. These statements may be identified by the use of forward-looking terminology such as "believe," "estimates," "expects," "intends," "may," "will," "should" or "anticipates" or the negative or other variation of these or similar words, or by discussions of strategy or risks and uncertainties. Forward-looking statements in this document include, among others, statements concerning:

  •
  projections of future results of operations or financial condition;

  •
  expectations for our route operations and casino properties;

  •
  expectations of the continued availability of capital resources; and

  •
  expectations of our operations after the consummation of the Anchor Coin acquisition.

        Although we believe that the expectations reflected in such forward-looking statements are reasonable, they are inherently subject to risks, uncertainties and assumptions about us and our

i

subsidiaries and, accordingly, we cannot assure you that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from the forward-looking statements made herein are set forth under the caption "Risk Factors" and elsewhere in this prospectus and include, without limitation, risks related to the following:

  •
  our inability to renew our route contracts with our chain store customers;

  •
  the effect of possible anti-smoking legislation;

  •
  the activities of our competitors;

  •
  our ability to maintain regulatory approvals for our existing businesses and to receive regulatory approvals for our new businesses;

  •
  economic and other conditions in our market;

  •
  our dependence on key personnel;

  •
  our ability to maintain regulatory approvals for our existing business and to receive regulatory approvals for our new businesses, and

  •
  the effect of possible tax increases in the State of Nevada.

        All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements included in this document. We undertake no obligation to publicly update or revise any forward-looking statements unless material, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this document might not occur.

ii

PROSPECTUS SUMMARY

        This summary highlights some of the information in the prospectus. This summary, however, is not complete and may not contain all the information that may be important to you. You should read this entire prospectus and the documents we have referred you to carefully before you decide whether to participate in the exchange offer. In this prospectus, the term "notes" refers to both the Series A notes and the Series B notes. Unless the context otherwise indicates and except with respect to any description of the notes, reference to "we," "us" and "our" are to Herbst Gaming, Inc. and its subsidiaries, taken as a whole.

Herbst Gaming, Inc.

        We are a gaming company that owned and operated approximately 8,200 slot machines throughout the State of Nevada as of March 31, 2003. Our business is divided into two segments—slot route operations and casino operations. Our route operations involve the exclusive installation and operation of slot machines in certain strategic, high traffic non-casino locations, such as grocery stores, drug stores, convenience stores, bars and restaurants. We are one of the largest slot machine operators in Nevada. We also own and operate Terrible's Hotel & Casino in Las Vegas, as well as five other small casinos. For the year ended December 31, 2002, we generated net revenues and EBITDA of $249.5 million and $39.8 million, respectively.

Anchor Coin Acquisition

        We completed our purchase of all of the slot route business and related assets of Anchor Coin at a purchase price of approximately $61.0 million on February 21, 2003. As a result of the acquisition, the number of slot machines operated by us in the State of Nevada increased by approximately 1,200 slot machines, resulting in our operation of approximately 8,200 slot machines. The Anchor Coin transaction provided us with contracts to operate slot machines in 88 additional locations, including 28 Smith's Food & Drug grocery stores.

        Prior to closing the Anchor Coin transaction, The Kroger Co., through two of its subsidiaries, acquired 18 grocery stores in the Las Vegas area from Raley's Inc. Smith's Food & Drug Centers, one of Kroger's subsidiaries, acquired 7 of the 18 grocery stores, the other Kroger subsidiary acquired 8 stores to be operated under the trade name "Food 4 Less" and 3 stores were not reopened. Anchor Coin claimed the exclusive right to operate slot machines in the remaining 15 grocery stores pursuant to its space lease agreement with Smith's, while another route operator that had a similar agreement with Raley's claimed it had the right to continue to operate slot machines in the grocery stores.

        On January 16, 2003, Kroger, Anchor Coin and the other slot route operator entered into a settlement agreement that permits us to operate the 7 grocery stores acquired by Smith's beginning on July 1, 2003. In exchange, we will transfer our rights to any Food 4 Less stores that we operate as of June 30, 2003 to the other slot route operator. In addition, Kroger and the other slot route operator consented to the assignment of all rights and obligations of Anchor Coin under the settlement agreement to us as of the date that we acquire the slot route business and other related assets, including the space lease arrangements with Smith's.

Market

        We target local customers and capitalize on Nevada's strong demographic trends. Nevada is, and has been for the last several years, one of the fastest growing states in the United States and has enjoyed a strong economy and demographics that include an increasing number of retirees and other active gaming patrons. We have benefited from Nevada's growth and locals' propensity to engage in gaming as a leisure activity. In addition, both our route operations and our casinos capitalize on the strong recognition and high level of quality and value associated with the Terrible Herbst brand. We license the Terrible Herbst brand from a related party that uses the brand in connection with over 65 gasoline stations and convenience stores throughout California, Arizona and Nevada. For this reason, we have licensed the Terrible Herbst trade name from Terrible Herbst, Inc., a related party, for a period of 10 years.

Route Operations

        Our route operations involve the exclusive installation and operation of slot machines in chain store and street account locations. We define chain stores as grocery stores, drug stores, merchandise stores and convenience stores, with more than five locations. Our chain store contracts are primarily with large, national retailers, such as Albertsons, Vons, Safeway, SavOn, Kmart and Rite Aid, as well as Terrible Herbst. Street accounts include local bars, restaurants and non-chain convenience stores.

        We generally enter into two types of route contracts—one is a space lease arrangement and the other is a revenue-sharing arrangement. Under space lease arrangements, which we principally enter into with chain stores, we pay a fixed monthly fee for each location in which we place slot machines. Under revenue-sharing arrangements, which we typically enter into with street accounts, we pay the location owner a percentage of the revenues generated by our slot machines located at that particular street account. In order to receive payments under a revenue-sharing arrangement, the location owners must have received a gaming license from the Nevada Gaming Commission, a Nevada state agency. The acquisition of Jackpot's route operations in November 2000 increased the number of slot machines in our route operations from approximately 2,200 to 5,400.

Casino Operations

        Our casino operations consist of owning and operating casinos in Nevada that focus on local customers, with an emphasis on slot play. Our casinos are:

  •
  Terrible's Hotel & Casino in Las Vegas, featuring 769 slot machines, eight table games, a race and sports book and a 185-seat bingo facility;

  •
  Terrible's Town Casino in Pahrump, featuring 323 slot machines, six table games, a race and sports book, a 145-seat bingo facility and a restaurant;

  •
  Terrible's Lakeside Casino and RV Park in Pahrump, featuring 241 slot machines, a sports book that is open seasonally, a 232-seat bingo facility, a restaurant and 159 spaces for recreational vehicles adjacent to a seven-acre lake;

  •
  Terrible's Casino & Bowl in Henderson, featuring 96 slot machines and a 16-lane bowling alley; and

  •
  Terrible's Searchlight Casino in Searchlight, featuring 74 slot machines.

Business Strategy

        Our business strategy focuses on attracting and fostering repeat business from local gaming patrons in both our route and casino operations. Local patrons are typically sophisticated gaming customers who seek convenient locations, high payouts and a pleasant atmosphere. Because local gaming consumers represent high potential repeat business, generating customer satisfaction and loyalty is a critical component of our strategy.

Marketing

        Our marketing efforts seek to capitalize on the strong recognition and high level of quality and value associated with the Terrible Herbst trade name and cowboy logo, which is used in over 65 gasoline stations and convenience stores throughout California, Arizona and Nevada. For this reason we have licensed the Terrible Herbst trade name from Terrible Herbst, Inc., a related party, for a period of 10 years. As a result, the Terrible Herbst brand and its cowboy logo have become widely recognized. We believe that the Terrible Herbst brand, and its association with value, service and quality, provides us with a competitive advantage in marketing our route operations and casinos to local customers.

        We have implemented a unique players club that rewards customers with points for playing at our route and casino locations, as well as for purchases made at Terrible Herbst gas stations and convenience stores. Points may be redeemed for cash as well as free or discounted rooms, meals or other goods or services provided at any such location.

        Our principal executive offices are located at 3440 West Russell Road, Las Vegas, NV 89118 and our telephone number is (702) 889-7695. Herbst Gaming's website is http://www.herbstgaming.com. Any Internet addresses provided in this offering memorandum are for information purposes only and are not intended to be hyperlinks. Accordingly, no information in any of these Internet addresses is included herein.

SUMMARY OF THE TERMS OF THE EXCHANGE OFFER

Background of the Series A Notes	On February 7, 2003, we issued $47,000,000 aggregate principal amount of our 10 3/4% Senior Secured Notes due 2008 to Lehman Brothers Inc. in a private placement. We refer to Lehman Brothers Inc. as the "initial purchaser." The initial purchaser then sold the notes to qualified institutional buyers in reliance on Rule 144A and Regulation S under the Securities Act. Because they have been sold pursuant to exemptions from registration under the Securities Act, the Series A notes are subject to transfer restrictions. In connection with the issuance of the Series A notes, we entered into a registration rights agreement with the initial purchaser in which we agreed to file with the Commission a registration statement covering the Series B notes, use our best efforts to cause the registration statement to become effective under the Securities Act, and upon effectiveness of the registration statement, complete the exchange offer.
The Exchange Offer
We are offering to exchange up to $47,000,000 principal amount of Series B notes for an identical principal amount of Series A notes. Series A notes may be exchanged only in $1,000 increments. The terms of the Series B notes are identical in all material respect to the terms of the Series A notes except that the Series B notes have been registered under the Securities Act and will not bear legends restricting their transfer. The Series B notes will evidence the same debt as the Series A notes and will be issued under and entitled to the benefits of the same indenture that governs the Series A notes. Because we have registered the Series B notes, the Series B notes will not be subject to transfer restrictions and holders of Series B notes will have no registration rights.
Resale of Series B Notes
We believe you may offer for resale, resell or otherwise transfer the Series B notes you receive in the exchange offer without further compliance with the registration and prospectus delivery provisions of the Securities Act unless you:
	•	are an "affiliate" of ours within the meaning of Rule 405 under the Securities Act;
	•	are a broker-dealer who purchased Series A notes directly from us for resale under Rule 144A or Regulation S or any other exemption under the Securities Act;
	•	acquired the Series B notes other than in the ordinary course of your business; or
	•	have an arrangement with any person to engage in the distribution of Series B notes.

Each broker-dealer who is issued Series B notes in the exchange offer for its own account in exchange for Series A notes acquired by the broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the Series B notes issued in the exchange offer. A broker-dealer may use this prospectus for an offer to resell, a resale or any other transfer of the Series B notes issued to it in the exchange offer.
Expiration Date	5:00 p.m., New York City time, on June 16, 2003. See "The Exchange Offer—Expiration Date; Extensions; Amendments."
Withdrawal Rights
You may withdraw Series A notes you tendered by furnishing a notice of withdrawal to the exchange agent or by complying with DTC's Automated Tender Offer Program System (ATOP) withdrawal procedures at any time before 5:00 p.m. New York City time on the expiration date. See "The Exchange Offer—Withdrawal of Tenders."
Accrued Interest on the Series B Notes and the Series A Notes	The Series B notes offered hereby will bear interest from February 7, 2003 or, if later, from the most recent date of payment of interest on the Series A notes.
Conditions to the Exchange Offer	The exchange offer is subject only to the following conditions:
	•	the compliance of the exchange offer with applicable securities laws;
	•	the proper tender of the Series A notes;
	•	our receipt of certain representations made by the holders of the Series A notes, as described below; and
	•	no judicial or administrative proceeding shall have been threatened that would limit us from proceeding with the exchange offer.
Representations	By participating in the exchange offer, you will represent to us that, among other things:
	•	you will acquire the Series B notes you receive in the exchange offer in the ordinary course of your business;
	•	you are not engaging in and do not intend to engage in a distribution of the Series B notes;
	•	you do not have an arrangement or understanding with any person to participate in the distribution of the Series B notes; and
	•	you are not an "affiliate," as defined under Rule 405 of the Securities Act, of ours.
Procedures for Tendering Series A Notes	To accept the exchange offer, you must send the exchange agent either:

• a properly completed and validly executed letter of transmittal; or
• a computer-generated agent's message transmitted pursuant to DTC's ATOP Program; and either
• tendered Series A notes held in certificated form; or
• a timely confirmation of book-entry transfer of your Series A notes into the exchange agent's account at DTC.
Additional documents may be required if you tender pursuant to the guaranteed delivery procedures described below. For more information, see "The Exchange Offer—Procedures for Tendering."
Tenders by Beneficial Owners
If you are a beneficial owner whose Series A notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee or are held in book-entry form and wish to tender those Series A notes in the exchange offer, you should contact the registered holder as soon as possible and instruct the registered holder to tender on your behalf. See "The Exchange Offer—Procedures for Tendering."
Guaranteed Delivery Procedures
If you are unable to comply with the procedures for tendering, you may tender your Series A notes according to the guaranteed delivery procedures described in this prospectus under the heading "The Exchange Offer—Guaranteed Delivery Procedures."
Certain United States Federal Tax Considerations	See "Certain United States Federal Tax Considerations" for a discussion of U.S. federal income tax considerations you should consider before tendering Series A notes in the exchange offer.
Exchange Agent	The Bank of New York is serving as exchange agent for the exchange offer. The address and telephone number for the exchange agent is listed under "The Exchange Offer—Exchange Agent."

SUMMARY OF THE TERMS OF THE SERIES B NOTES

        The terms of the Series B notes to be issued in the exchange offer are identical to the terms of the outstanding Series A notes except that we have registered the Series B notes under the Securities Act. The notes issued in the exchange offer will evidence the same debt as the Series A notes, and both the Series A notes and the Series B notes are governed by the same indenture. Other than the notes, we have no substantial indebtedness since we repaid substantially all of our debt on or about August 24, 2001 in connection with our $170.0 million offering. We define capitalized terms used in this summary in the "Description of Series B Notes—Certain Definitions" section of this prospectus.

Securities Offered	$47.0 million aggregate principal amount of additional 10 3/4% Series B Senior Secured Notes due 2008 issued under an indenture executed by Herbst Gaming on August 24, 2001. On that date, Herbst Gaming issued and sold $170.0 million of 10 3/4% Senior Secured Notes due 2008. The additional notes offered hereby will be pari passu with, and vote on any matter submitted to noteholders with, our previously issued 10 3/4% Senior Secured Notes due 2008. After their exchange, if any, for publicly registered exchange notes as described below under "Description of Series B Notes—Registration Rights; Liquidated Damages," the additional notes offered hereby will trade as a single class of notes with our previously issued 10 3/4% Senior Secured Notes due 2008. As used herein, the term "notes" refers to both the additional notes and our previously issued notes.
Issuer	Herbst Gaming, Inc.
Guarantees
All payments with respect to the additional notes will be fully, unconditionally and irrevocably guaranteed, jointly and severally, by all of our current and future restricted subsidiaries. If we cannot make any payment on the notes when due, the subsidiary guarantors must make it instead.
Maturity Date	September 1, 2008
Interest Payment Dates	March 1 and September 1 of each year, with the next interest payment date being September 1, 2003.
Ranking
The notes and the guarantees will be senior obligations. They will rank equally in right of payment with all of our and the subsidiary guarantors' future senior indebtedness and rank senior in right of payment to all of our and the subsidiary guarantors' existing and future subordinated indebtedness. Currently, we have $217.1 million of senior debt outstanding and we have the ability to incur an additional $10.0 million of senior indebtedness pursuant to our line of credit.

Security
The additional notes will be secured, pari passu, by a pledge of our stock and by a first priority security interest in substantially all of our current and future assets, other than certain of our licenses. The guarantees will be secured pari passu with previously issued notes by a first priority security interest in substantially all of the subsidiary guarantors' current and future assets, other than certain of their licenses and furniture, fixtures and equipment located at Terrible's Hotel & Casino.
Optional Redemption	On or after September 1, 2005, we may redeem some or all of the notes at any time at the redemption prices listed in the section "Description of Series B Notes—Optional Redemption."
Prior to September 1, 2004, we may redeem up to 35% of the notes with the proceeds of an initial public offering resulting in net proceeds to us of at least $20.0 million.
Redemption based on Gaming Laws
The notes are subject to mandatory disposition and redemption requirements following certain determinations by any gaming authority. See "Description of Series B Notes—Mandatory Disposition Pursuant to Gaming Laws."
Change of Control Offer, Asset Sale Offer and Events of Loss Offer
If we experience specific kinds of changes of control, and, under certain circumstances, if we sell assets or experience an event of loss, we must offer to repurchase the notes at the prices listed in the Description of Series B Notes. See "Description of Series B Notes—Repurchase at the Option of Holders—Change of Control," "—Asset Sales" and "—Events of Loss."
Certain Covenants	The notes are issued under an indenture that, among other things, restricts our ability and the ability of our restricted subsidiaries to:
	•	incur additional indebtedness;
	•	pay dividends on or purchase our stock;
	•	make investments;
	•	incur liens on our assets to secure debt;
	•	place restrictions on distributions and other payments from our subsidiaries;
	•	merge or consolidate with another company;
	•	transfer or sell our assets; and
	•	enter into transactions with affiliates.
These covenants are subject to exceptions, and certain of our subsidiaries may not be subject to the covenants in the indenture. See "Description of Series B Notes—Certain Covenants."
Use of Proceeds	We will not receive any proceeds upon completion of the exchange offer.

Risk Factors

        For a discussion of certain factors that you should consider in connection with your participation in the exchange offer, see "Risk Factors" beginning on page 10 of this prospectus.

Summary Historical Consolidated Financial Data
(in thousands, except ratios)

        We derived the following historical financial data for each of the two years in the period ended December 31, 2002 from our audited consolidated financial statements. We derived the data for the three months ended March 31, 2002 and 2003 from our unaudited condensed consolidated financial statements which include all adjustments, consisting only of normal recurring adjustments, which are, in our opinion, necessary for a fair presentation of our results of operations for such periods. We acquired Anchor Coin's slot route business and related assets on February 21, 2003 and the results of operations for the three months ended March 31, 2003 include the results of Anchor Coin's operations since the date of acquisition. Anchor Coin's results of operations are not reflected in prior periods. The results of operations for the three months ended March 31, 2002 and 2003 are not necessarily indicative of the results for the full year. The following information should be read in conjunction with "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical consolidated financial statements and the related notes included in this prospectus.

        We have elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code of 1986. Under those provisions, the owners of our company pay income taxes on our taxable income. Accordingly, a provision for income taxes is not included in our financial data.

	Year Ended December 31,		Three Months Ended March 31,
	2001	2002	2002	2003
Statements of operations data:
Net revenues	$233,151	$249,522	$61,549	$71,289
Income from operations	20,564	23,553	6,169	8,575
Interest expense, net of capitalized interest	19,952	18,785	(4,694)	(5,323)
Loss on early retirement of debt(1)	(13,024)	—	—	—
Net income (loss)(1)	(11,964)	5,233	1,568	3,336
	As of March 31, 2003
Balance sheet data:
Cash and cash equivalents	$45,530
Total assets	233,042
Total debt	217,065	(2)
Stockholders' equity	1,201
	Year Ended December 31,				Three Months Ended March 31,
	2001		2002		2002		2003
Other financial data:
Ratio of earnings to fixed charges(3)	1.1	x	1.3	x	1.3	x	1.6	x
Consolidated EBITDA(4)	$35,210		$39,759		$10,091		$13,876
Capital expenditures	3,226		8,442		1,239		2,942
Depreciation and amortization	14,198		15,741		3,829		5,217
Net cash provided by operating activities	14,945		19,323		1,499		5,151
Net cash used in investing activities	(2,778)		(8,700)		(1,262)		(60,356)
Net cash provided by (used in) financing activities	3,010		(338)		(186)		45,700

(1)
Includes a loss on early retirement of debt of $13.0 million recognized in August 2001 related to the write-off of unamortized financing fees and other costs due to the repayment of $143.8 million of our long-term debt. The repayment was due in conjunction with the issuance of $170.0 million senior secured notes in August of 2001.

(2)
Total debt consists of the current and long-term portions of notes payable to related parties and long-term debt.

(3)
For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings before fixed charges (other than capitalized interest). Fixed charges consist of interest expensed and capitalized.

(4)
EBITDA consists of net income plus depreciation and amortization, interest expense, net of capitalized interest, and loss on early retirement of debt. EBITDA is presented because it is used as a performance measure to analyze the performance of our business segments (see Note 11 to the financial statements—Business Segments). In addition, EBITDA is presented because we believe it is frequently used by securities analysts, investors and others in the evaluation of companies in our industry and because certain debt covenants under the indenture governing our 10 3/4% senior secured notes due 2008 are tied to EBITDA. However, other companies in our industry may calculate EBITDA differently. EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or as an alternative to net income or as an indicator of operating performance or any other measure of performance derived in accordance with generally accepted accounting principles.

        The following table is a reconciliation of net income to EBITDA (in thousands):

	Year Ended December 31,		Three Months Ended March 31,
	2001	2002	2002	2003
Net income (loss)	$(11,964)	$5,233	$1,568	$3,336
Adjustments:
Depreciation and amortization	14,198	15,741	3,829	5,217
Interest expense, net of capitalized interest	19,952	18,785	(4,694)	(5,323)
Loss on early retirement of debt	(13,024)	—	—	—

Consolidated EBITDA	$35,210	$39,759	$10,091	$13,876

RISK FACTORS

        You should carefully consider the following risk factors and all other information contained in this prospectus before participating in the exchange offer.

Risks Relating to Our Company

        The success of our route operations is dependent on our ability to renew our contracts.

        We conduct our route operations under contracts with third parties. Both contracts with chain and street accounts are renewable at the option of the owner of the respective chain store or street account. As our route contracts expire, we are required to compete for renewals. Although we have historically been able to renew our contracts, if we are unable to renew a material portion of our route contracts because our competitors offer more favorable terms or for any other reason, our operations would be adversely affected. We cannot assure you that our current chain or street contracts will be renewed.

        Upon completion of the purchase of Anchor Coin's slot route operations, chain stores will account for more than approximately 45% of our revenues. If we are unable to renew any of these contracts our business could be materially adversely affected.

        We may experience reduced operating margins and loss of market share due to intense competition from companies with longer operating histories, greater resources and more established brand names.

        The gaming industry is highly competitive. If other route operations or properties operate more successfully, if existing route operations or properties are enhanced or expanded, or if additional route operations or hotels and casinos are established in and around the locations in which we conduct business, we may lose market share or our business may be otherwise adversely affected. In particular, the expansion of route operations or casino gaming in or near any geographic area from which we attract or expect to attract a significant number of our customers could have a material adverse effect on our business, financial condition and results of operations.

        Each of our route operations and our casinos are subject to intense competition. The principal competitive factors in the route business are location, service, quality and convenience. The principal competitive factors for our casinos include the quality and location of a facility, the nature and quality of the amenities, customer service and marketing programs. Each of our casinos competes with other casinos focusing on the locals market, as well as other casinos and other forms of gaming and entertainment in their respective locales.

        Our competitors vary in size, scope and breadth. Some of our competitors have greater name recognition and greater financial, selling and marketing, technical and other resources than we do. We must continually attract customers to our route locations and casinos which requires us to maintain a high level of investment on our part in marketing and customer service. There can be no assurance that we will be able to compete effectively with our existing competitors or with new competitors.

        We face extensive regulation from gaming and other government authorities.

        As owners and operators of gaming facilities, we are subject to extensive Nevada state and local regulation. Nevada state and local government authorities require us and our subsidiaries to obtain gaming licenses and require our officers and key employees to demonstrate suitability to hold gaming licenses. The Nevada state and local government authorities may limit, condition, suspend or revoke a license for any cause deemed reasonable by the respective licensing agency. They may also levy substantial fines against us or our subsidiaries or the individuals involved in violating any gaming laws or regulations. Furthermore, the Nevada Gaming Commission could request that a state court appoint a supervisor to operate any non-restricted gaming establishment operated by us if the licenses held by us are revoked, suspended or otherwise lapse. In such extraordinary circumstances, earnings generated by gaming operations during a supervisor's appointment (except for reasonable rental value) could be forfeited to the State of Nevada. The occurrence of any of these events could have a material adverse effect on our business, financial condition and results of operations.

        Any future public offering of debt or equity securities by Herbst Gaming will require review of and prior approval by the Nevada Gaming Commission.

        We are subject to a variety of other rules and regulations, including zoning, environmental, construction and land-use laws and regulations governing the serving of alcoholic beverages. Any changes to these laws could have a material adverse effect on our business, financial condition and results of operations.

        From time to time, legislators and special interest groups have proposed legislation that would expand, restrict or prevent gaming operations in the jurisdictions in which we operate. Any such change to the regulatory environment or the adoption of new federal, state or local government legislation could have a material adverse effect on our business.

        The proposed recommendation of the Nevada Governor's Task Force on Tax Policy could, if implemented, have a material adverse effect on our financial condition.

        We pay substantial taxes and fees in connection with our operations as a gaming company and such taxes and fees are subject to increase at any time. On November 15, 2002, the Nevada Governor's Task Force on Tax Policy recommended, among other taxes:

  •
  a new 0.25% tax on the gross receipts of all business; and

  •
  a new 33% increase in fees imposed by the State on the operation of slot machines in route operations.

Any tax increase must ultimately be approved by the Nevada legislature, which convened on February 3, 2003, and the Governor of the State of Nevada. It is possible that other legislation relating to tax increases could be enacted that would affect the gaming industry. Any future changes to applicable tax laws, if adopted, could have a material adverse effect on our business, financial condition and results of operations.

        Our operations could be adversely affected due to the adoption of anti-smoking regulations.

        In November 2002, the voters of Clark and Washoe Counties of Nevada, the counties in which the majority of our chain and street customers are located, each approved two non-binding advisory questions that recommended that:

  •
  the Boards of Health of Clark and Washoe Counties be permitted to adopt regulations that are stronger than state law to protect people from secondhand smoke; and

  •
  secondhand smoking be completely prohibited in places frequented by children, such as schools, grocery stores, restaurants, and governmental buildings.

However, no anti-smoking regulation can be implemented until legislation is first proposed by a state legislator and then approved by the Nevada legislature and the Governor of the State of Nevada. It is not possible to determine the manner, nature or likelihood of changes in the current laws relating to smoking in public places or the effect of regulations regarding secondhand smoke; however new anti-smoking laws, if adopted, could have a material adverse effect on our business, financial condition and results of operations. We are subject to a variety of other rules and regulations, including zoning, environmental, construction and land-use laws and regulations governing the serving of alcoholic beverages. Any changes to these laws could have a material adverse effect on our business, financial condition and results of operations.

        We depend upon our key employees and certain members of our management.

        Our success is substantially dependent upon the efforts and skills of Edward J. Herbst, our chairman of the board, chief executive officer and president, and Mary E. Higgins, our chief financial officer. We have entered into employment agreements with Mr. Herbst and Ms. Higgins. However, if we were to lose the services rendered by either of them, our operations could be adversely affected. In addition, we compete with other potential employers for employees, and we may not succeed in hiring and retaining the executives and other employees that we need. An inability to hire quality employees could have a material adverse effect on our business, financial condition and results of operations.

        Our executive officers and members of our board of directors own 100% of Herbst Gaming and could have interests that conflict with yours.

        Edward, Timothy and Troy Herbst own all of the outstanding stock of Herbst Gaming. This concentration of ownership gives them the power to control the outcome of all matters requiring stockholder approval, including the election of all directors, and will give them the power to hinder or delay a change of control of Herbst Gaming. In addition, Edward, Timothy and Troy Herbst are all officers and directors of Terrible Herbst, Inc., a company owned by parties related to us. We currently engage in transactions with Terrible Herbst, Inc. and plan to continue to do so in the future. These related party transactions could lead to potential conflicts of interest. See "Certain Relationships and Related Transactions."

        Our business relies heavily on certain markets and an economic downturn in these markets could have a material adverse effect on our results.

        Our business depends on customers living in Nevada. Our casinos are particularly dependent on the economy where they are located. An economic downturn in Nevada or these local markets could have a material adverse effect on our operating results. In addition, there can be no assurance that the economy in Nevada or these local markets will continue to grow.

        Failure to comply with federal, state and local laws and regulations relating to the use, storage, discharge, emission and disposal of hazardous materials could have a material adverse effect on our financial condition and the ability to foreclose on the collateral securing the notes.

        We are subject to a wide variety of federal, state, and local laws and regulations relating to the use, storage, discharge, emission and disposal of hazardous materials. While management believes that we are presently in material compliance with all environmental laws, failure to comply with such laws could result in the imposition of severe penalties or restrictions on operations by government agencies or courts that could adversely affect operations.

        Under environmental laws and regulations, a beneficiary of a deed of trust or mortgage on real property, such as the trustee, may be held liable, under certain circumstances, for the costs of remediating or preventing releases or threatened releases of hazardous materials at a mortgaged property, and for other rights and liabilities relating to hazardous materials, although such liability rarely has been imposed. Under the indenture and the security documents, the trustee is indemnified against its costs, expenses and liabilities, including environmental cleanup costs and liabilities. However, this could potentially reduce foreclosure proceeds to the holders of the notes. In addition, holders of the notes may act directly rather than through the trustee, in specified circumstances, in order to pursue a remedy under the indenture. If the holders exercise that right, they could be subject to the risks discussed above.

        We are unable to predict the future impact that terrorism and global unrest have on our business and operations.

        The terrorist attacks that occurred on September 11, 2001 and the war with Iraq have had little impact directly on our route operations. The September 11 attacks and the war with Iraq have had a modest effect on our casino operations, as our casino operations are impacted by a loss of room revenue as a result of less tourists traveling to southern Nevada. Overall, our operations to date have not been significantly affected by the terrorist attacks and terrorism in general. We cannot guarantee, however, that our business will remain unaffected by future acts of terrorism or additional global unrest. We are unable to predict the future impact that any future acts of terrorism or additional global unrest may have on our business and operations, the local markets in which we operate, and the economy in general.

Risks Related to the Notes

        Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under the notes.

        We have a significant amount of indebtedness. The following chart shows certain important information regarding our indebtedness.

March 31, 2003
(in thousands) (unaudited)
Long-term debt, including current portion	$217,065
Stockholders' equity	1,201

Three Months Ended March 31, 2003
Ratio of earnings to fixed charges	1.6	x

        Our substantial indebtedness could have important consequences to you. For example, it could:

  •
  make it more difficult for us to satisfy our obligations with respect to the notes;

  •
  increase our vulnerability to general adverse economic and industry conditions;

  •
  require us to dedicate a substantial portion of our cash flow from operations to debt service, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

  •
  limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

  •
  place us at a competitive disadvantage compared to our competitors that have less debt; and

  •
  limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds.

        In addition, we may be able to incur substantial additional indebtedness in the future. The terms of the indenture do not fully prohibit us from doing so. We may incur new debt if we have a fixed charge coverage ratio of at least 2.0x. We maintain a $10.0 million line of credit for working capital purposes. If we incur additional debt, the risks set forth above could intensify. See "Description of Series B Notes."

        We will require a significant amount of cash to service our indebtedness. Our ability to generate cash depends on many factors beyond our control.

        Our ability to make payments on and to refinance our indebtedness, and to fund our operations will depend upon our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Based on our current level of operations and anticipated revenue growth, we believe our cash flow from operations, available cash and future borrowings will be adequate to meet our future liquidity needs for the next few years. However, we cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us in amounts sufficient to enable us to pay our indebtedness, or to fund our other liquidity needs. In addition, if we consummate significant acquisitions in the future, our cash requirements may increase significantly. If we are unable to generate sufficient cash flow and are unable to refinance or extend outstanding borrowings, we may have to:

  •
  reduce or delay planned expansion and capital expenditures;

  •
  sell assets;

  •
  restructure debt; or

  •
  raise additional capital.

        Furthermore, we may need to refinance all or a portion of our debt on or before maturity. We cannot assure you that we will be able to refinance any of our debt on commercially reasonable terms or at all.

        The value of the collateral securing the notes may not be sufficient to pay all amounts owed under the notes if an event of default occurs.

        The value of the collateral securing the notes is based, in large part, on the value of our slot route contracts. Several of these contracts are scheduled to expire prior to the maturity of the notes. While we have generally been successful negotiating renewals or extensions to our route contracts in the past, we cannot assure you that we will be able to do so in the future on favorable terms or at all. If we are unable to negotiate favorable renewals or extensions to our route contracts, the value of the collateral securing the notes could decline materially. In addition, a large portion of the value of the collateral securing the notes consists of our casinos and personal property which depreciate in value over time.

        As a result, if an event of default occurs with respect to the notes, we cannot assure you that the liquidation of the collateral securing the notes will produce sufficient proceeds to pay all amounts owed under the notes. The value of the collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the collateral. If the proceeds are insufficient, the deficiency would be an unsecured obligation. There can be no assurance that you would recover the deficiency.

        The trustee's ability to realize on the collateral securing the notes may be limited.

        The trustee's ability to foreclose upon the pledged shares and other gaming collateral comprising our gaming businesses is limited by relevant gaming laws. Regulations of the Nevada Gaming Commission provide that no person may acquire an interest in a gaming licensee or enforce a security interest in the stock of a corporation which is the holder of a gaming license or which owns stock in such a corporation without the prior approval of the Nevada Gaming Commission. As such, neither the trustee nor any holder is permitted to operate or manage any gaming business or assets unless such person has been licensed under applicable law for such purpose.

        Nevada law requires that all persons who propose to own shares of licensed corporations or of registered holding corporations must be found suitable as a stockholder of such corporations by the Nevada Gaming Commission and other relevant gaming authorities before acquiring ownership of such interests. Consequently, it would be necessary for the trustee to file an application with the Nevada gaming authorities requesting approval to enforce the security interest in the pledged shares and obtain such approval before it may take any steps to enforce the security interest. Additionally, the trustee must file applications with the Nevada gaming authorities requesting approval to enforce a security interest in gaming assets before it may take steps to enforce the security interest. Moreover, it would be necessary for a prospective purchaser of the pledged shares or of the assets comprising our gaming businesses to file the necessary applications, be investigated, and be found suitable by the Nevada gaming authorities before acquiring the gaming assets or the pledged shares through the foreclosure sale. Under Nevada law, the applicant for such approvals must file all applications required by the Nevada gaming authorities, be investigated, provide all information requested by the investigating agency, and pay all fees and costs charged by the gaming authorities for such investigations. Although the regulations of the Nevada Gaming Commission provide that the Nevada Gaming Commission may, in its discretion, grant a temporary or permanent waiver of these requirements with respect to foreclosure on pledged shares, no action to enforce the security interest in the pledged shares may be taken nor may the ownership of the shares be transferred until these procedures are complied with so long as the corporations hold gaming licenses or are registered with the Nevada Gaming Commission as a holding company which owns any interest in a licensed corporation. These requirements may therefore limit the number of potential bidders who would participate in any foreclosure sale and may delay the sale of the pledged shares or other gaming assets, either of which could have an adverse effect on the proceeds received from such sales.

        In addition, the trustee's ability to foreclose upon and sell the collateral will be subject to the procedural restrictions of state real estate law and the Uniform Commercial Code. Furthermore, the right of the trustee to foreclose upon and sell the collateral is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against us or any of our subsidiaries prior to, or possibly even after, the trustee has repossessed and disposed of the collateral.

        Our indebtedness imposes restrictive covenants on us.

        The indenture will contain certain restrictive covenants that, among other things, restrict our ability to:

  •
  incur additional indebtedness;

  •
  pay dividends on or purchase our stock;

  •
  make investments;

  •
  incur liens on our assets to secure debt;

  •
  place restrictions on distributions and other payments from our subsidiaries;

  •
  merge or consolidate with another company;

  •
  transfer or sell our assets; and

  •
  enter into transactions with affiliates.

        In addition, we entered into a new line of credit to provide us with additional working capital. The line of credit contains covenants similar to those in the indenture, as well as requirements that we maintain specified financial ratios and satisfy certain financial tests. These restrictive covenants may restrict our ability to make capital expenditures or pursue other business strategies.

        In addition, a failure to comply with the terms of the credit facility could lead to an event of default thereunder, which could result in an acceleration of that debt. If we are unable to pay the amount outstanding under the credit facility that has been accelerated, the lenders could proceed against the collateral we have granted to them to secure the credit facility, which includes the furniture, fixtures and equipment located at Terrible's Hotel & Casino in Las Vegas. Such an acceleration could constitute an event of default under the indenture relating to the notes.

        We may not have the ability to raise the funds necessary to finance a change of control offer required by the indenture and other debt agreements.

        Upon the occurrence of certain specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes. Our $10.0 million line of credit described above contains similar provisions and any future credit or other debt agreements to which we become a party may contain similar provisions. However, it is possible that we will not have sufficient funds at the time of such a change of control to make the required repurchase of notes or other debt. Our failure to purchase the notes would be a default under the indenture and, potentially, other debt, which could cause a cross-default under the indenture. Failure to comply with the line of credit and, potentially, other debt, could cause a cross-default under the indenture. In addition, certain important corporate events, such as leveraged recapitalizations that would increase our level of indebtedness, would not constitute a "Change of Control" under the indenture. See "Description of Series B Notes—Repurchase at the Option of Holders."

        You may be required to dispose of or redeem your notes pursuant to gaming laws.

        Nevada Gaming Authorities may require a holder of notes to be licensed, qualified or found suitable under applicable laws and regulations. If you are required to do so and are not licensed, qualified or found suitable, we will have the right, at our option, to require that you dispose of your notes or to redeem your notes. See "Description of Series B Notes—Mandatory Disposition Pursuant to Gaming Laws."

        Federal and state statutes allow courts, under specific circumstances, to void guarantees or subordinate claims in respect of the notes and require holders to return payments received from subsidiary guarantors.

        Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be secured to all other debts of a subsidiary guarantor if, among other things, the subsidiary guarantor, at the time we incurred the indebtedness evidenced by its guarantee:

  •
  received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and

  •
  was insolvent or rendered insolvent by reason of such incurrence; or

  •
  was engaged in a business or transaction for which the subsidiary guarantor's remaining assets constituted unreasonably small capital; or

  •
  intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

        In addition, any payment by that subsidiary guarantor pursuant to its guarantee could be voided and required to be returned to the subsidiary guarantor, or to a fund for the benefit of the creditors of the subsidiary guarantor.

        The measures of insolvency for purposes of these fraudulent transfer laws will vary depending on the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a subsidiary guarantor would be considered insolvent if:

  •
  the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets;

  •
  the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

  •
  it could not pay its debts as they become due.

        On the basis of historical financial information, recent operating history and other factors, we believe that each subsidiary guarantor, after giving effect to its guarantee of the notes, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay such debts as they mature. There can be no assurance, however, as to what standard a court would apply in making such determinations or that a court would agree with our conclusions in this regard. If some or all of the guarantees are voided or secured, the value of the collateral securing the notes and the guarantees may be significantly impaired because substantially all of our assets are held by our subsidiaries.

Risks Related to the Exchange Offer

        If you do not properly tender your Series A notes, you will continue to hold unregistered Series A notes and your ability to transfer Series A notes will be adversely affected.

        We will only issue Series B notes in exchange for Series A notes that are timely received by the exchange agent together with all required documents, including a properly completed and signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the Series A notes and you should carefully follow the instructions on how to tender your Series A notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the Series A notes. If you do not tender your Series A notes or if we do not accept your Series A notes because you did not tender your Series A notes properly, then, after we consummate the exchange offer, you may continue to hold Series A notes that are subject to the existing transfer restrictions. In addition, if you tender your Series A notes for the purpose of participating in a distribution of the Series B notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Series B notes. If you are a broker-dealer that receives Series B notes for your own account in exchange for Series A notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of such Series B notes. After the exchange offer is consummated, if you continue to hold any Series A notes, you may have difficulty selling them because there will be less Series A notes outstanding. In addition, if a large amount of Series A notes are not tendered or are tendered improperly, the limited amount of Series B notes that would be issued and outstanding after we consummate the exchange offer could lower the market price of such Series B notes.

        There may not be a liquid market for resale of the Series B notes.

        The Series B notes are a new issue of securities with no existing trading market. Although the initial purchaser has informed us that it intends to make a market in the Series B notes, it is not obligated to do so and any such market-making may be discontinued at any time without notice. In addition, the market-making activity may be limited during the pendency of the Series B offer.

        Accordingly, there can be no assurance as to the development or liquidity of any market for the Series B notes. We do not intend to apply for listing of the Series B notes on any securities exchange or for quotation through the Nasdaq National Market.

        The liquidity of, and trading market for, the Series B notes also may be adversely affected by general declines in the market for similar securities. Such a decline may adversely affect such liquidity and trading markets independent of our financial performance and prospects.

THE EXCHANGE OFFER

        The following summary of certain provisions of the registration rights agreement does not purport to be complete and reference is made to the provisions of the registration rights agreement which has been filed as an exhibit to the registration statement of which this prospectus is a part.

Purpose and Effect of the Exchange Offer

        On February 7, 2003, we issued $47,000,000 aggregate principal amount of Series A notes to the initial purchaser in a transaction not registered under the Securities Act. The sale of the Series A notes was made in reliance on an exemption from registration under the Securities Act. The initial purchaser then sold the Series A notes to qualified institutional buyers under Rule 144A or Regulation S of the Securities Act. Because the Series A notes have been sold pursuant to exemptions from registration, the Series A notes are subject to transfer restrictions.

        In connection with the issuance of the Series A notes, we entered into a registration rights agreement with the initial purchaser that requires us to:

  •
  file with the Commission a registration statement under the Securities Act covering the Series B notes;

  •
  use our best efforts to cause the registration statement to become effective under the Securities Act; and

  •
  complete the exchange offer upon effectiveness of the registration statement.

        A copy of the registration rights agreement with the initial purchaser has been filed with the Commission as Exhibit 4.9 to our registration statement. Any discussion of the terms of the registration rights agreement is qualified in its entirety by reference to the complete agreement.

        Following the completion of the exchange offer, holders of the Series A notes not tendered will not have any further registration rights other than as set forth in the paragraphs below, and those Series A notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the Series A notes may be adversely affected. Additionally, upon completion of the exchange offer, holders of Series B notes will have no registration rights.

Resale of Series B Notes

        Based on existing interpretations of the Securities Act by the staff of the Commission described in several no-action letters to third parties, we believe that, subject to the exceptions set forth below, the Series B notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without further compliance with the registration and prospectus delivery provisions of the Securities Act unless you:

  •
  are an "affiliate" of ours within the meaning of Rule 405 under the Securities Act;

  •
  are a broker-dealer who purchased Series A notes directly from us for resale under Rule 144A or Regulation S or any other available exemption under the Securities Act;

  •
  acquired the Series B notes other than in the ordinary course of your business; or

  •
  have an arrangement with any person to engage in the distribution of Series B notes.

        Broker-dealers that are receiving Series B notes for their own account must have acquired the Series A notes as a result of market-making or other trading activities in order to participate in the exchange offer. Each broker-dealer that receives Series B notes for its own account under the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the Series B notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be admitting that it is an "underwriter" within the meaning of the Securities Act. We are required to allow broker-dealers to use this prospectus following the exchange offer in connection with the resale of Series B notes received in exchange for Series A notes acquired by broker-dealers for their own account as a result of market-making or other trading activities. If required by applicable securities laws, we will, upon written request, make this prospectus available to any broker-dealer for use in connection with a resale of Series B notes for a period of 90 days after the consummation of the exchange offer. See "Plan of Distribution."

Terms of the Exchange Offer

        Upon the terms and subject to the conditions stated in this prospectus and in the letter of transmittal, we will accept all Series A notes validly tendered by you and not withdrawn before 5:00 p.m. New York City time on the expiration date. After authentication of the Series B notes by the trustee or an authenticating agent, we will issue $1,000 principal amount of Series B notes in exchange for each $1,000 principal amount of Series A notes accepted in the exchange offer. You may tender some or all of your Series A notes pursuant to the exchange offer. However, Series A notes may be tendered only in integral multiples of $1,000 in principal amount.

        The terms of the Series B notes are identical in all material respects to the terms of the Series A notes except that the Series B notes have been registered under the Securities Act and will not bear legends restricting transfer. The Series B notes will evidence the same debt as the Series A notes and will be issued under and entitled to the benefits of the same indenture.

        As of the date of this prospectus, $47,000,000 aggregate principal amount of the Series A notes was outstanding.

        By tendering your Series A notes for Series B notes in the exchange offer and signing or agreeing to be bound by the letter of transmittal, you will represent to us that:

  •
  you will acquire the Series B notes you receive in the exchange offer in the ordinary course of your business;

  •
  you are not engaging in and do not intend to engage in a distribution of the Series B notes;

  •
  you do not have an arrangement or understanding with any person to participate in the distribution of the Series B notes; and

  •
  you are not an "affiliate," as defined under Rule 405 of the Securities Act, of ours.

        This prospectus, together with the accompanying letter of transmittal, is initially being sent to all registered holders of the Series A notes. There will be no fixed record date for determining registered holders of Series A notes entitled to participation in the exchange offer.

        We intend to conduct the exchange offer as required by the Exchange Act, and the rules and regulations of the Commission under the Exchange Act, including Rule 14e-1, to the extent applicable. Rule 14e-1 describes unlawful tender practices under the Exchange Act. This section requires us, among other things:

  •
  to hold our exchange offer open for at least 20 business days;

  •
  to give 10 days notice of any change in certain terms of this offer; and

  •
  to issue a press release in the event of an extension of the exchange offer.

        The exchange offer is not conditioned upon any minimum aggregate principal amount of Series A notes being tendered.

        We will be considered to have accepted Series A notes tendered according to the procedures in this prospectus when, as and if we have given oral or written notice of acceptance to the exchange agent. See "—Exchange Agent." The exchange agent will act as agent for the tendering holders of the Series A notes for the purpose of receiving Series B notes from us and delivering Series B notes to those holders.

        If any tendered Series A notes are not accepted for exchange because of an invalid tender or the occurrence of other events described in this prospectus, certificates for these unaccepted Series A notes will be returned, at our cost, to the tendering holder of the Series A notes or, in the case of Series A notes tendered by book-entry transfer, into the holder's account at DTC according to the procedures described below, as soon as practicable after the expiration date.

        If you tender Series A notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes related to the exchange of Series A notes in the exchange offer. We will pay all charges and expenses, other than applicable taxes, in connection with the exchange offer. See "—Solicitation of Tenders; Fees and Expenses."

Expiration Date; Extensions; Amendments

        The exchange offer will expire at 5:00 p.m., New York City time, on June 16, 2003.

        We expressly reserve the right, in our sole discretion:

  •
  to delay acceptance of any Series A notes or to terminate the exchange offer and to refuse to accept Series A notes not previously accepted, if any of the conditions described below shall have occurred and shall not have been waived by us;

  •
  to amend the terms of the exchange offer in any manner;

  •
  to purchase or make offers for any Series A notes that remain outstanding subsequent to the expiration date; and

  •
  to the extent permitted by applicable law, to purchase Series A notes in the open market, in privately negotiated transactions or otherwise.

        Any delay in acceptance, termination, extension, or amendment will be followed as promptly as practicable by oral or written notice to the exchange agent and by making a public announcement. If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform you of the amendment. Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, termination, extension, or amendment of the exchange offer, we shall have no obligation to publish, advise, or otherwise communicate any public announcement, other than by making a timely release to a financial news service.

        You are advised that we may extend the exchange offer in the event some of the holders of the Series A notes do not tender on a timely basis. In order to give these noteholders the ability to participate in the exchange and to avoid the significant reduction in liquidity associated with holding an unexchanged note, we may elect to extend the exchange offer until all outstanding Series A notes are tendered.

Interest on the Series B Notes

        The Series B notes will bear interest from February 7, 2003 or, if later, from the most recent date of payment of interest on the Series A notes. Accordingly, if you tender Series A notes that are accepted for exchange, you will not receive interest that is accrued but unpaid on the Series A notes at the time of tender. Interest on the Series B notes will be payable semi-annually on each March 1 and September 1, commencing on the next interest payment date.

Procedures for Tendering

        Only a holder of Series A notes may tender Series A notes in the exchange offer. If you are a beneficial owner whose Series A notes are registered in the name of your broker, dealer, commercial bank, trust company or other nominee or are held in book-entry form and wish to tender, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you are a beneficial owner and wish to tender on your own behalf, you must, before completing and executing the letter of transmittal and delivering your Series A notes, either make appropriate arrangements to register ownership of the Series A notes in your name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

        Your tender will constitute an agreement between you and us according to the terms and subject to the conditions described in this prospectus and in the letter of transmittal. If you desire to tender Series A notes and cannot comply with the procedures set forth herein for tender on a timely basis or your Series A notes are not immediately available, you must comply with the procedures for guaranteed delivery set forth in "—Guaranteed Delivery Procedures."

        The method of delivery of Series A notes and the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Delivery of such documents will be deemed made only when actually received by the exchange agent or deemed received under the ATOP procedures described below. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. No letter of transmittal or Series A notes should be sent to us. You may also request that your respective brokers, dealers, commercial banks, trust companies or nominees effect the tender for you in each case as described in this prospectus and in the letter of transmittal.

Series A Notes Held in Certificated Form

        For you to validly tender Series A notes held in physical form, the exchange agent must receive, before 5:00 p.m. New York City time on the expiration date, at its address set forth in this prospectus:

  •
  a properly completed and validly executed letter of transmittal, or a manually signed facsimile thereof, together with any signature guarantees and any other documents required by the instructions to the letter of transmittal, and

  •
  certificates for tendered Series A notes.

Series A Notes Held in Book-Entry Form

        We understand that the exchange agent will make a request promptly after the date of the prospectus to establish accounts for the Series A notes at DTC for the purpose of facilitating the exchange offer, and subject to their establishment, any financial institution that is a participant in DTC may make book-entry delivery of Series A notes by causing DTC to transfer the Series A notes into the exchange agent's account for the Series A notes using DTC's procedures for transfer.

        If you desire to transfer Series A notes held in book-entry form with DTC, the exchange agent must receive, before 5:00 p.m. New York City time on the expiration date, at its address set forth in this prospectus, a confirmation of book-entry transfer of the Series A notes into the exchange agent's account at DTC, which is referred to in this prospectus as a "book-entry confirmation," and:

  •
  a properly completed and validly executed letter of transmittal, or manually signed facsimile thereof, together with any signature guarantees and other documents required by the instructions in the letter of transmittal; or

  •
  an agent's message transmitted pursuant to DTC's Automated Tender Offer Program.

Tender of Series A Notes Using DTC'S Automated Tender Offer Program (ATOP)

        The exchange agent and DTC have confirmed that the exchange offer is eligible for DTC's Automated Tender Offer Program. Accordingly, DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer Series A notes held in book-entry form to the exchange agent in accordance with DTC's ATOP procedures for transfer. DTC will then send a book-entry confirmation, including an agent's message to the exchange agent.

        The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering Series A notes that are the subject of that book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such participant. If you use ATOP procedures to tender Series A notes you will not be required to deliver a letter of transmittal to the exchange agent, but you will be bound by its terms just as if you had signed it.

Signatures

        Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an "eligible institution" unless the Series A notes tendered with the letter of transmittal are tendered:

  •
  by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" in the letter of transmittal; or

  •
  for the account of an "eligible institution."

        An "eligible institution" is a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.; a commercial bank or trust company having an office or correspondent in the United States; an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act; or an "eligible institution" that is a participant in a recognized medallion guarantee program.

        If the letter of transmittal is signed by a person other than the registered holder or DTC participant who is listed as the owner, the Series A notes must be endorsed or accompanied by appropriate bond powers which authorize the person to tender the Series A notes on behalf of the registered holder or DTC participant who is listed as the owner, in either case signed as the name of the registered holder(s) who appears on the Series A notes or the DTC participant who is listed as the owner. If the letter of transmittal or any Series A notes or bond powers are signed or endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing, and unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

        If you tender your notes through ATOP, signatures and signature guarantees are not required.

Determinations of Validity

        All questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of the tendered Series A notes will be determined by us in our sole discretion. This determination will be final and binding. We reserve the absolute right to reject any and all Series A notes not properly tendered or any Series A notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defects, irregularities or conditions of tender as to particular Series A notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Series A notes must be cured within the time we shall determine. Although we intend to notify holders of defects or irregularities related to tenders of Series A notes, neither we nor the exchange agent nor any other person will be under any duty to give notification of defects or irregularities related to tenders of Series A notes nor will any of them incur liability for failure to give notification. Tenders of Series A notes will not be considered to have been made until such defects or irregularities have been cured or waived. Any Series A notes received by the exchange agent that we determine are not properly tendered or the tender of which is otherwise rejected by us and as to which the defects or irregularities have not been cured or waived by us will be returned by the exchange agent to the tendering holder unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

Guaranteed Delivery Procedures

        If you wish to tender your Series A notes and:

  •
  your Series A notes are not immediately available;

  •
  you cannot complete the procedure for book-entry transfer on a timely basis;

  •
  you cannot deliver your Series A notes, the letter of transmittal or any other required documents to the exchange agent before the expiration date; or

  •
  you cannot complete a tender of Series A notes held in book-entry form using DTC's ATOP procedures on a timely basis,

you may effect a tender if you tender through an eligible institution as defined under "—Procedures for Tendering—Signatures," or if you tender using ATOP's guaranteed delivery procedures.

        A tender of Series A notes made by or through an eligible institution will be accepted if:

  •
  before 5:00 p.m., New York City time, on the expiration date, the exchange agent receives from an eligible institution a properly completed and duly executed notice of guaranteed delivery, by facsimile transmittal, mail or hand delivery, that: (1) sets forth the name and address of the holder, the certificate number or numbers of the holder's Series A notes and the principal amount of the Series A notes tendered, (2) states that the tender is being made, and (3) guarantees that, within five business days after the expiration date, a properly completed and validly executed letter of transmittal or facsimile, together with a certificate(s) representing the Series A notes to be tendered in proper form for transfer, or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

  •
  the properly completed and executed letter of transmittal or a facsimile, together with the certificate(s) representing all tendered Series A notes in proper form for transfer, or a book-entry confirmation, and all other documents required by the letter of transmittal are received by the exchange agent within five business days after the expiration date.

        A tender made through DTC's Automated Tender Offer Program will be accepted if:

  •
  before 5:00 p.m., New York City time, on the expiration date, the exchange agent receives an agent's message from DTC stating that DTC has received an express acknowledgment from the participant in DTC tendering the Series A notes that they have received and agree to be bound by the notice of guaranteed delivery; and

  •
  the exchange agent receives, within five business days after the expiration date, either: (1) a book-entry confirmation transmitted via DTCs ATOP procedures; or (2) a properly completed and executed letter of transmittal or a facsimile, together with the certificate(s) representing all tendered Series A notes in proper form for transfer, or a book-entry confirmation, and all other documents required by the letter of transmittal.

        Upon your request, the exchange agent will send to you a notice of guaranteed delivery so that you may tender your Series A notes according to the guaranteed delivery procedures described above.

Withdrawal of Tenders

        You may withdraw Series A notes you tendered at any time before 5:00 p.m. New York City time on the expiration date. To withdraw a tender of Series A notes in the exchange offer:

  •
  a written or facsimile transmission of a notice of withdrawal must be received by the exchange agent at its address listed below before 5:00 p.m., New York City time, on the expiration date; or

  •
  you must comply with the appropriate DTC ATOP procedures.

        Any notice of withdrawal must:

  •
  specify the name of the person having deposited the Series A notes to be withdrawn;

  •
  identify the Series A notes to be withdrawn, including the certificate number or numbers and principal amount of the Series A notes or, in the case of Series A notes transferred by book-entry transfer, the name and number of the account at the depositary to be credited;

  •
  be signed by the same person and in the same manner as the original signature on the letter of transmittal by which the Series A notes were tendered, including any required signature guarantee, or be accompanied by documents of transfer sufficient to permit the trustee for the Series A notes to register the transfer of the Series A notes into the name of the person withdrawing the tender; and

  •
  specify the name in which any of these Series A notes are to be registered, if different from that of the person who deposited the Series A notes to be withdrawn.

        All questions as to the validity, form and eligibility, including time of receipt, of the withdrawal notices will be determined by us, and such determination shall be final and binding on all parties. Any Series A notes so withdrawn will be judged not to have been tendered according to the procedures in this prospectus for purposes of the exchange offer, and no Series B notes will be issued in exchange for those Series A notes unless you validly retender the Series A notes so withdrawn. If your Series A notes that have been tendered are not accepted for exchange, they will be returned to you without cost to you or, in the case of Series A notes tendered by book-entry transfer, into your account at DTC according to the procedures described above. This return or crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn Series A notes by following one of the procedures described above under "—Procedures for Tendering" at any time before the expiration date.

Conditions

        The exchange offer is subject only to the following conditions:

  •
  the compliance of the exchange offer with securities laws;

  •
  the proper tender of the Series A notes;

  •
  our receipt of the required representations by the holders of the Series A notes described above; and

  •
  no judicial or administrative proceeding is pending or has been threatened that would limit us from proceeding with the exchange offer.

        The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time in our sole discretion. The failure by us at any time to exercise any of the forgoing rights does not constitute a waiver of that right. Each of these rights will be deemed an ongoing right that may be asserted at any time and from time to time.

        In addition, we will not accept for exchange any Series A notes tendered, and no Series B notes will be issued in exchange for those Series A notes, if at such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.

Exchange Agent

        The Bank of New York, the trustee under the indenture, has been appointed as exchange agent for the exchange offer. In this capacity, the exchange agent has no fiduciary duties and will be acting solely on the basis of our directions. You should direct requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal to the exchange agent at the address below. You should send certificates for Series A notes, letters of transmittal and any other required documents to the exchange agent addressed as follows:

  By Hand or Overnight Courier and by Registered or Certified Mail:

    Herbst Gaming, Inc.
    c/o The Bank of New York
    101 Barclay Street, 7E
    New York, New York 10286
    Attention: Mr. Santino Ginocchietti

  By Facsimile (for eligible institutions only):

    (212) 815-5707
    Attention: Stacey Poindexter
    Confirm by Telephone: (212) 815-5845

  For information, call:

    (212) 815-6331

        Delivery of the letter of transmittal to an address other than as listed above or transmission of instructions via facsimile other than as described above does not constitute a valid delivery of the letter of transmittal.

Solicitation of Tenders; Fees and Expenses

        We will bear the expenses of soliciting tenders. The principal solicitation under the exchange offer is being made by mail. Our officers and regular employees and our affiliates may make additional solicitations in person, by telegraph, telephone or telecopier.

        We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket costs and expenses in connection with the exchange offer and will indemnify the exchange agent for all losses and claims incurred by it as a result of the exchange offer.

        We will pay the expenses to be incurred in connection with the exchange offer, including fees and expenses of the exchange agent and trustee, accounting and legal fees and printing costs.

Transfer Taxes

        You will not be obligated to pay any transfer tax in connection with the exchange, unless you instruct us to register Series B notes in the name of, or request that notes not tendered or not accepted in the exchange offer be returned to, a person other than you. Under those circumstances, you will be responsible for the payment of any applicable transfer tax.

Accounting Treatment

        The Series B notes will be recorded at the same carrying value as the Series A notes, as reflected in our accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by us upon the closing of the exchange offer. We will amortize the expenses of the exchange offer over the term of the Series B notes.

Participation in the Exchange Offer; Untendered Notes

        Participation in the exchange offer is voluntary. Holders of the Series A notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

        As a result of the making of, and upon acceptance for exchange of all Series A notes tendered under the terms of, this exchange offer, we will have fulfilled a covenant contained in the terms of the registration rights agreement. If you do not tender your Series A Notes in the exchange offer, you will continue to hold your Series A notes and will be entitled to all the rights, subject to certain limitations, applicable to the Series A notes under the indenture. Holders of Series A notes will no longer be entitled to any rights under the registration rights agreement, which terminate or cease to have effect upon consummation of this exchange offer. All untendered Series A notes will continue to be subject to the restrictions on transfer described in the indenture. To the extent that Series A notes are tendered and accepted in the exchange offer, the trading market for untendered Series A notes could be adversely affected. The reduction in the number of outstanding Series A notes following the exchange will probably significantly reduce the liquidity of the untendered notes.

        If you do not exchange your restricted Series A notes for registered Series B notes pursuant to the exchange offer, you will continue to be subject to the restrictions on transfer of the restricted notes as described in the legend on the notes. In general, the restricted notes may be offered or sold only if registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will register the restricted notes under the Securities Act. However, under limited circumstances we may be required to file with the Commission a shelf registration statement to cover resales of the restricted notes by the holders of Series A notes who satisfy conditions relating to the provision of information in connection with the shelf registration statement.

        We may in the future seek to acquire untendered Series A notes in the open market or through privately negotiated transactions, through subsequent exchange offers or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer. We intend to make any acquisitions of Series A notes following the applicable requirements of the Exchange Act, and the rules and regulations of the Commission under the Exchange Act, including Rule 14e-1, to the extent applicable. We have no present plan to acquire any Series A notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any Series A notes that are not tendered in the exchange offer.

USE OF PROCEEDS

        We will not receive any cash proceeds upon completion of the exchange offer.

        We used the net proceeds of approximately $49.0 million from the sale of the Series A notes to purchase the slot route business and related assets of Anchor Coin, a wholly-owned subsidiary of International Game Technology.

CAPITALIZATION

        The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2003. You should read this information in conjunction with the sections entitled "Summary Historical Consolidated Financial Data," "Use of Proceeds," "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the consolidated financial statements and related notes appearing elsewhere in this prospectus.

March 31, 2003
Actual (unaudited)
(in thousands)
Cash and cash equivalents	$45,530

Long-term debt (including current maturities):
10 3/4% senior secured notes due 2008	216,722
Other notes payable	343

Total long-term debt	217,065
Stockholders' equity	1,201

Total capitalization	$218,266

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

        The following presents our pro forma condensed consolidated statements of operations after giving effect to the issuance of the Series A notes and our acquisition of Anchor Coin's slot route business and related assets as if they had occurred at January 1, 2002. No pro forma balance sheet has been included as the acquisition of Anchor Coin occured in February 2003. The purchase price for the acquisition of the Anchor Coin slot route business and related assets was $61.0 million. The pro forma financial data is based on our historical statements of operations for the year ended December 31, 2002 and the three months ended March 31, 2003. We believe this information is important in evaluating the future operations and impact of the Anchor Coin acquisition. The pro forma adjustments are based on currently available information and upon assumptions that we believe are reasonable under the circumstances. The pro forma financial and other operating data are presented for information purposes only and are not necessarily indicative of the operating results or financial position that would have occurred if the Anchor Coin acquisition and this offering had been completed as of the dates indicated, nor is it necessarily indicative of future operating results or financial position.

        You should read the following pro forma statements in conjunction with "Summary—Summary Historical Consolidated Financial Data," "Selected Historical Consolidated Financial Data," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the financial statements and related notes included elsewhere in this offering memorandum. The pro forma financial and other operating data are presented for informational purposes only and are not necessarily indicative of the operating results or financial position that would have occurred if the Anchor Coin acquisition and this offering had been completed as of the dates indicated, nor is it necessarily indicative of future operating results or financial position.

Unaudited Pro Forma Condensed Consolidated Statement of Operations
Year Ended December 31, 2002

	Herbst Gaming, Inc. Historical	Anchor Coin's Slot Route Historical	Adjustments and Eliminations		Pro Forma
	(in thousands)
Revenues
Route operations	$183,877	$46,428	$—		$230,305
Casino operations	72,498	—	—		72,498
Other	2,949	—	—		2,949

Total revenues	259,324	46,428	—		305,752
Less promotional allowances	(9,802)	—	—		(9,802)

Net revenues	249,522	46,428	—		295,950

Costs and expenses
Route operations	150,781	34,714	(2,829	)(1)	182,666
Casino operations	48,635	—	—		48,635
General and administrative	10,812	3,118	(695	)(2)	13,235
Depreciation and amortization	15,741	5,589	1,736	(3)	23,066
Corporate allocation	—	626	(626	)(4)	—

Total costs and expenses	225,969	44,047	(2,414)		267,602

Other income (expense)
Interest expense, net of capitalized interest	(18,785)	—	(4,668	)(5)	(23,453)
Interest income	336	239	(239	)(5)	336
Gain (loss) on sale of assets	129	(49)	—		80

Total other income (expense)	(18,320)	190	(4,907)		(23,037)

Income before income taxes	5,233	2,571	(2,493)		5,311
Provision for income taxes	—	900	(900	)(6)	—

Net income (loss)	$5,233	$1,671	$(1,593)		$5,311

(1)
Represents the elimination of (a) $2,135,000 in depreciation and amortization which was included in the route expenses of Anchor Coin, which will be replaced with the new depreciation and amortization amounts (see note 3) and (b) $694,000 of expenses related to Anchor Coin's incentive compensation and bonus plan recorded during this period which will not recur because Herbst Gaming does not have a similar plan.

(2)
Represents the elimination of (a) $101,000 in rent for a building not included in the Anchor Coin acquisition, (b) $530,000 of expenses related to Anchor Coin's incentive compensation and bonus plan recorded during this period which will not recur because Herbst Gaming does not have a similar plan and (c) $64,000 in compensation expense associated with an Anchor Coin employee who will not become an employee of Herbst Gaming.

(3)
Represents the elimination of $5,589,000 of depreciation and amortization of Anchor Coin recorded during this period and the addition of $7,325,000 in estimated depreciation and amortization expenses of Herbst Gaming that would have been recorded during this period based upon the estimated allocation of the purchase price.

(4)
Represents the elimination of $626,000 of corporate overhead associated with information technology, finance, accounting, incentive bonus plans and other items allocated by the parent to the Anchor Coin subsidiary. Since the Anchor Coin acquisition is an asset purchase, Herbst Gaming will not be assuming any of the overhead costs of the parent and does not believe there will be material additional corporate overhead costs incurred in connection with the acquired assets.

(5)
Reflects estimated interest expense on the additional notes, net of the amortization of the estimated premium on the additional notes as well as interest income from Anchor that will not recur.

(6)
We are a Subchapter S corporation and do not pay federal income tax. Therefore, the provision for tax is eliminated.

Unaudited Pro Forma Condensed Consolidated Statement of Operations
Three Months Ended March 31, 2003

	Herbst Gaming, Inc. Historical	Anchor Coin's Slot Route Historical	Adjustments and Eliminations		Pro Forma
	(in thousands)
Revenues
Route operations	$53,783	$6,160	$—		$59,943
Casino operations	19,521	—	—		19,521
Other	724	—	—		724

Total revenues	74,028	6,160	—		80,188
Less promotional allowances	(2,739)	—	—		(2,739)

Net revenues	71,289	6,160	—		77,449

Costs and expenses
Route operations	42,610	5,709	(287	)(1)	48,032
Casino operations	12,121	—	—		12,121
General and administrative	2,766	456	(145	)(2)	3,077
Depreciation and amortization	5,217	944	9	(3)	6,170
Corporate allocation	—	192	(192	)(4)	—

Total costs and expenses	62,714	7,301	(615)		69,400

Other income (expense)
Interest expense, net of capitalized interest	(5,323)	—	(453	)(5)	(5,776)
Interest income	80	33	(33	)(5)	80
Other income (expense)	—	(952)	952	(6)	—
Gain (loss) on sale of assets	4	8	—		12

Total other income (expense)	(5,239)	(911)	466		(5,684)

Income before income taxes	3,336	(2,052)	1,081		2,365
Benefit from income taxes	—	718	(718	)(7)	—

Net income (loss)	$3,336	$(1,334)	$363		$2,365

(1)
Represents the elimination of (a) $185,000 in depreciation and amortization which was included in the route expenses of Anchor Coin, which will be replaced with the new depreciation and amortization amounts (see note 3) and (b) $102,000 of expenses related to Anchor Coin's incentive compensation and bonus plan recorded during this period which will not recur because Herbst Gaming does not have a similar plan.

(2)
Represents the elimination of (a) $15,000 in rent for a building not included in the Anchor Coin acquisition, (b) $130,000 of expenses related to Anchor Coin's incentive compensation and bonus plan recorded during this period which will not recur because Herbst Gaming does not have a similar plan.

(3)
Represents the elimination of $953,000 of depreciation and amortization of Anchor Coin recorded during this period and the addition of $962,000 in estimated depreciation and amortization expenses of Herbst Gaming that would have been recorded during this period based upon the allocation of the purchase price.

(4)
Represents the elimination of $192,000 of corporate overhead associated with information technology, finance, accounting, incentive bonus plans and other items allocated by the parent to the Anchor Coin subsidiary. Since the Anchor Coin acquisition is an asset purchase, Herbst Gaming will not be assuming any of the overhead costs of the parent and does not believe there will be material additional corporate overhead costs incurred in connection with the acquired assets.

(5)
Reflects estimated interest expense on the additional notes, net of the amortization of the estimated premium on the additional notes as well as interest income from Anchor Coin that will not recur.

(6)
Reflects the elimination of a one time write down of an asset by Anchor Coin prior to the purchase.

(7)
We are a Subchapter S corporation and do not pay federal income tax. Therefore, the provision for tax is eliminated.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

        We derived the following selected historical consolidated financial data as of and for each of the five years ended December 31, 2002 from our audited consolidated financial statements. We derived the data as of and for the three months ended March 31, 2002 and 2003 from our unaudited condensed consolidated financial statements. The unaudited condensed consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, which are, in our opinion, necessary for a fair presentation of our results of operations for such periods. We acquired Anchor Coin's slot route business and related assets on February 21, 2003 and the results of operations for the three months ended March 31, 2003 include the results of Anchor Coin's operations since the date of acquisition. Anchor Coin's results of operations are not reflected in prior periods. The results of operations for the three months ended March 31, 2003 are not necessarily indicative of the results for the full year. In November 2000, we purchased Jackpot Enterprises, Inc.'s route operations, and in December 2000, we opened Terrible's Hotel & Casino. Therefore, the periods beginning on or after January 1, 2001 are the only periods presented that reflect all of our current operations and may not be comparable to prior years. The following information should be read in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included in this prospectus.

        We have elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code of 1986. Under those provisions, the owners of our company pay income taxes on our taxable income. Accordingly, a provision for income taxes is not included in our financial data.

	Year Ended December 31,					Three Months Ended March 31,
	1998	1999	2000	2001	2002	2002	2003
				(in thousands)		(unaudited)	(unaudited)
Income statement data:
Revenues
Route operations	$63,530	$67,870	$86,109	$170,893	$183,877	$44,890	$53,783
Casino operations	17,063	19,664	25,315	67,831	72,498	18,446	19,521
Other	1,802	1,990	2,376	2,837	2,949	658	724

Total revenues	82,395	89,524	113,800	241,561	259,324	63,994	74,028
Promotional allowances-route	(31)	(68)	(218)	(143)	(305)	(46)	(103)
Promotional allowances-casino	(1,289)	(1,414)	(2,182)	(8,267)	(9,497)	(2,399)	(2,636)

Net revenues	81,075	88,042	111,400	233,151	249,522	61,549	71,289

Costs and expenses
Route operations	54,058	58,995	74,321	141,535	150,781	36,661	42,610
Casino operations	8,958	13,331	17,322	46,686	48,635	12,139	12,121
General and administrative	3,618	3,808	4,782	10,168	10,812	2,751	2,766
Depreciation and amortization	5,261	5,621	5,318	14,198	15,741	3,829	5,217
Pre-opening expenses	—	—	2,361	—	—	—	—

Total costs and expenses	71,895	81,755	104,104	212,587	225,969	55,380	62,714

Income from operations	9,180	6,287	7,296	20,564	23,553	6,169	8,575

Interest income	93	64	82	407	336	94	80
Interest expense, net of capitalized interest	(2,026)	(2,216)	(4,643)	(19,952)	(18,785)	(4,694)	(5,323)
Gain (loss) on sale of assets	179	705	603	41	129	(1)	4
Loss on early retirement of debt(1)	—	—	—	(13,024)	—	—	—

Net income (loss)	$7,426	$4,840	$3,338	$(11,964)	$5,233	$1,568	$3,336

	As of December 31,					As of March 31,
	1998	1999	2000	2001	2002	2002	2003
	(in thousands)
Balance sheet data:
Cash and cash equivalents	$8,564	$11,632	$29,573	$44,750	$55,035	$44,801	$45,530
Total assets	41,415	79,458	171,132	180,183	183,713	178,970	233,042
Total debt(2)	24,022	59,463	133,138	167,319	167,941	167,450	217,065
Stockholders' equity (deficiency)	8,702	8,454	6,972	(6,468)	(1,235)	(4,900)	1,201
	Year Ended December 31,										Three Months Ended March 31,
	1998		1999		2000		2001		2002		2002		2003
	(in thousands, except ratios)
Other data:
Ratio of earnings to fixed charges(3)	4.7	x	1.8	x	1.0	x	1.1	x	1.3	x	1.3	x	1.6	x
Net cash provided by operating activities	$12,495		$12,374		$14,881		$14,945		$19,323		$1,499		$5,151
Net cash used in investing activities	(7,235)		(19,674)		(44,939)		(2,778)		(8,700)		(1,262)		(60,356)
Net cash (provided by) used in financing activities	(5,529)		10,368		47,999		3,010		(338)		(186)		45,700
Capital expenditures	6,766		20,920		10,036		3,226		(8,442)		1,239		2,942
Route EBITDA(4)	9,441		8,807		11,570		29,215		32,791		8,183		11,070
Casino EBITDA(4)	6,816		4,919		5,811		12,878		14,366		3,908		4,769
Consolidated EBITDA(4)	$14,713		$12,677		$15,660		$35,210		$39,759		$10,091		$13,876

(1)
Includes loss on early retirement of debt of $13.0 million recognized in August 2001 related to the write-off of unamortized financing fees and other costs due to the repayment of $143.8 million of our long-term debt. The repayment was due in conjunction with the issuance of $170.0 million senior secured notes in August of 2001.

(2)
Total debt consists of the current and long-term portions of notes payable to related parties and long-term debt for all periods presented.

(3)
For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings before fixed charges and loss on early retirement of debt. Fixed charges consist of interest expensed and capitalized.

(4)
Consolidated EBITDA consists of net income plus depreciation and amortization, interest expense, net of capitalized interest, pre-opening expenses and loss on early retirement of debt. Segment EBITDA for route and casino is calculated before allocation of overhead. EBITDA is presented because it is used as a performance measure to analyze the performance of our business segments (see Note 11 to the financial statements—Business Segments). In addition, EBITDA is presented because we believe it is frequently used by securities analysts, investors and others in the evaluation of companies in our industry and because certain debt covenants under the indenture governing our 10 3/4% senior secured notes due 2008 are tied to EBITDA. However, other companies in our industry may calculate EBITDA differently. EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or as an alternative to net income or as an indicator of operating performance or any other measure of performance derived in accordance with generally accepted accounting principles.

        The following table is a reconciliation of net income (loss) to EBITDA:

	Year Ended December 31,					Three Months Ended March 31,
	1998	1999	2000	2001	2002	2002	2003
				(in thousands)
Net income (loss)	$7,426	$4,840	$3,338	$(11,964)	$5,233	$1,568	$3,336
Adjustments:
Depreciation and amortization	5,261	5,621	5,318	14,198	15,741	3,829	5,217
Pre-opening expenses	—	—	2,361	—	—	—	—
Interest expense, net of capitalized interest	2,026	2,216	4,643	19,952	18,785	4,694	5,323
Loss on early retirement of debt	—	—	—	13,024	—	—	—

Consolidated EBITDA	$14,713	$12,677	$15,660	$35,210	$39,759	$10,091	$13,876

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

        The following discussion and analysis should be read in conjunction with the section "Selected Historical Consolidated Financial Data" and the consolidated financial statements and related notes included elsewhere in this prospectus.

Overview

        We are a gaming company that owns and operates approximately 8,200 slot machines throughout the State of Nevada. Our route operations involved the exclusive installation and operation of approximately 6,600 slot machines as of December 31, 2002 in strategic, high traffic, non-casino locations, such as grocery stores, drug stores, convenience stores, bars and restaurants. We also own and operate Terrible's Hotel & Casino in Las Vegas, as well as four other small casinos.

        We generally enter into two types of route contracts. With chain store customers, such as Albertsons, Vons, Safeway, SavOn, Kmart, Terrible Herbst and Rite Aid, we pay a fixed monthly fee for each location in which we place slot machines. With our street accounts, such as bars, restaurants and non-chain convenience stores, we share in the revenues on a percentage basis with the location owner.

        In February 2003, we acquired Anchor Coin's slot route business and related assets at a purchase price of approximately $61.0 million. Upon the consummation of this acquisition, the number of slot machines used in our operations increased from approximately 7,000 to approximately 8,100. The Anchor Coin transaction provided us with contracts to operate slot machines in certain Smith's Food & Drug grocery stores, and other locations. We funded this acquisition, in part, with the proceeds from the issuance of an additional $47.0 million in principal amount of our senior secured notes.

        On November 20, 2000, we completed the acquisition of the stock of three subsidiaries of Jackpot Enterprises, Inc. This acquisition dramatically impacted all of our operations since November 2000. In addition, in December 2000, we opened Terrible's Hotel & Casino. Therefore, the periods beginning on or after January 1, 2001 are the only periods presented that reflect all of our current operations and may not be comparable to any prior periods.

        In August of 2001, we restructured substantially all of our debt with a $170.0 million offering of senior secured notes.

        We have elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code of 1986. Under those provisions, the owners of our company pay income taxes on our taxable income. Accordingly, a provision for income taxes is not included in our financial data.

Three Months Ended March 31, 2003 Compared to Three Months Ended March 31, 2002

Route Operations

        Route operations accounted for 73% of total revenues during the quarter ended March 31, 2002 compared to 70% during the quarter ended March 31, 2003. Total revenues from route operations were $53.8 million for the quarter ended March 31, 2003, an increase of $8.9 million, or 20%, from $44.9 million for the quarter ended March 31, 2002. The increase in revenues was primarily due to the new locations that we added in connection with the purchase of the slot route assets of Anchor Coin in February 2003 as well as growth in revenues at our base locations.

        Route operating costs were $42.6 million, or 79%, of route revenues for the quarter ended March 31, 2003. This compares to $36.7 million and 82% of route revenues for the same period in 2002. The increase in route operating expenses of $5.9 million was primarily related to the increased rents and space leases associated with the new locations that we added in connection with the purchase of the slot route assets of Anchor Coin in February 2003.

        Route EBITDA (defined as segment revenues less promotional allowances less segment costs with no corporate allocation for overhead) for the quarter ended March 31, 2003 was $11.1 million, an increase of $2.9 million, or 35%, from $8.2 million for the quarter ended March 31, 2002.

Casino Operations

        Casino operations accounted for 26% of total revenues for the quarter ended March 31, 2003 compared to 29% of total revenues for the quarter ended March 31, 2002. Total revenues derived from casino operations were $19.5 million for the quarter ended March 31, 2003, an increase of $1.1 million, or 6%, from $18.4 million for the quarter ended March 31, 2002. This increase was due to an increase in revenues at all casino properties. Casino operating costs were $12.1 million, or 62%, of casino revenues for the quarter ended March 31, 2003, compared to $12.1 million, or 66%, of casino revenues for the quarter ended March 31, 2002. Casino EBITDA (defined as segment revenues less promotional allowances less segment costs with no corporate allocation for overhead) was $4.8 million for the quarter ended March 31, 2003, which was a $0.9 million, or 23%, increase over the results for March 31, 2002, which were $3.9 million.

Other Revenue

        Other revenue consists of non-gaming revenue items, such as ATM fees, pay phone charges, rental income and other miscellaneous items. This accounted for approximately 1% of total revenues, or $0.7 million, for the quarters ended March 31, 2003 and 2002, respectively.

Promotional Allowances

        Promotional allowances were $2.7 million, or 3.6% of total revenues, for the quarter ended March 31, 2003, an increase of $0.3 million, or 12%, from $2.4 million, or 3.8% of total revenues for the quarter ended March 31, 2002.

Other Costs

        General and administrative expenses, or G&A, were $2.8 million for the quarters ended March 31, 2003 and 2002. G&A expenses as a percentage of net revenue were 3.9% of revenue for the quarter ended March 31, 2003 and approximately 4.6% for the quarter ended March 31, 2002.

        Depreciation and amortization expense was $5.2 million for the quarter ended 2003, an increase of $1.4 million, or 37%, from $3.8 million for the first quarter of 2002. The increase was due to the addition of the assets of the Anchor Coin slot route as well as the additional depreciation from the capital expenditures made during 2002.

Income from Operations

        As a result of the factors discussed above, income from operations was $8.6 million for the quarter ended March 31, 2003, an increase of $2.4 million from $6.2 million for the quarter ended March 31, 2002. As a percentage of total revenues, income from operations increased from 9.7% during the first quarter of 2002 to 11.6% during the same period in 2003.

Other Expense

        Other expense was $5.2 million for the quarter ended March 31, 2003, increasing $0.6 million from $4.6 million in 2002. This increase was due primarily to interest paid or expensed as a result of the additional debt associated with the purchase of the Anchor Coin slot route assets in February 2003.

Net Income

        As a result of the items discussed above, net income for the quarter ended March 31, 2003 was $3.3 million, an increase in earnings of $1.7 million, or 106%, from $1.6 million net income for the quarter ended March 31, 2002.

Year 2002 Compared to Year 2001

Route Operations

        Route operations accounted for 71% of total revenues during the years ended December 31, 2001 and 2002, respectively. Total revenues from route operations were $183.9 million for the year ended December 31, 2002, an increase of $13.0 million, or 8%, from $170.9 million for the year ended December 31, 2001. At December 31, 2002, we were operating approximately 5,400 slot machines, approximately the same number of machines as at December 31, 2001. The increase in route revenue was a result of increased per machine revenues due to the replacement and refurbishment of slot machines during 2002.

        Route operating costs were $150.8 million, or 82% of route revenues, for the year ended December 31, 2002. This compares to $141.5 million, or 83% of route revenues, for the same period in 2001. The increase in route operating expenses was primarily related to increased participation costs and space leases.

        Route EBITDA (as defined) for the year ended December 31, 2002 was $32.8 million, an increase of $3.6 million, or 12%, from $29.2 million for the year ended December 31, 2001.

Casino Operations

        Casino operations accounted for 28% of total revenues for the years ended December 31, 2002 and 2001, respectively. Total revenues derived from casino operations were $72.5 million for the year ended December 31, 2002, an increase of $4.7 million, or 7%, from $67.8 million for the year ended December 31, 2001. This increase in revenue was primarily due to increased customer play at Terrible's Hotel & Casino in Las Vegas. Casino operating costs were $48.6 million, or 67%, of casino revenues for the year ended December 31, 2002, compared to $46.7 million, or 69%, of casino revenues for the year ended December 31, 2001. Operating expenses increased primarily in the areas of promotions and management. The increase in expenses drove the increase in revenue. Casino EBITDA (as defined) was $14.4 million for the year ended December 31, 2002, an increase of $1.5 million, or 12%, from $12.9 million from the year ended December 31, 2001. Increases in EBITDA came from the casino properties in Las Vegas and Pahrump.

Other Revenue

        Other revenue consists of revenue items such as ATM fees, pay phone charges, rental income and other miscellaneous items unrelated to route and casino operations. Other revenues were $2.9 million for the year ended December 31, 2002 compared to $2.8 million for the year ended December 31, 2001, an increase of 4%.

Promotional Allowances

        Promotional allowances were $9.8 million, or 4% of total revenues, for the year ended December 31, 2002, an increase of $1.4 million, or 17%, from $8.4 million, or 4% of total revenues for the year ended December 31, 2001. The increase was primarily due to heavier promotional spending at the casinos.

Other Costs

        General and administrative expenses, or G&A, were $10.8 million for the year ended December 31, 2002, an increase of $0.6 million, or 6%, from $10.2 million for the year ended December 31, 2001. The increase was primarily due to costs associated with an increase in insurance expenses and the increase in the license and trademark fees to Terrible Herbst, Inc., a related party. G&A expenses as a percentage of net revenue were 4% of the revenue for the years ended December 31, 2001 and 2002, respectively.

        Depreciation and amortization expense was $15.7 million for the year ended December 31, 2002, an increase of $1.5 million, or 11%, from $14.2 million for the year ended December 31, 2001. The increase was due to the amortization expenses associated with the acquired slot route contracts and depreciation expenses associated with new fixed assets.

Income from Operations

        As a result of the factors discussed above, income from operations was $23.6 million for the year ended December 31, 2002, an increase of $3.0 million from $20.6 million for the year ended December 31, 2001. As a percentage of total revenues, income from operations increased from 8.5% during 2001 to 9% during the same period in 2002.

Other Expenses

        Other expense was $18.3 million for the year ended December 31, 2002, a decrease of $1.2 million from the year ending December 31, 2001. The decrease was primarily due to lower interest expense as a result of the debt restructuring done in August of 2001.

Loss on Early Retirement of Debt

        We incurred a loss on early retirement of debt resulting in a charge to earnings of $13.0 million in August of 2001. This charge was due to the costs associated with the retirement and restructuring of $143.0 million of our long-term debt. This restructuring was done in conjunction with the issuance of $170.0 million 10 3/4% senior secured notes in August of 2001. There were no such charges in 2002.

Net Income (loss)

        Net income for the year ending December 31, 2002 was $5.2 million. This is an improvement of $17.2 million from the net loss recorded in 2001.

        The loss in 2001, discussed above, included the $13.0 million in loss on early retirement of debt. Net income before the loss on early retirement of debt was $1.1 million for the year ended December 31, 2001, indicating an improvement in 2002 of $4.2 million or 393%.

Year 2001 Compared to Year 2000

Route Operations

        Route operations accounted for 76% and 71% of total revenues during the years ended December 31, 2000 and 2001, respectively. Total revenues from route operations were $170.9 million for the year ended December 31, 2001, an increase of $84.8 million, or 98.5%, from $86.1 million for the year ended December 31, 2000. At December 31, 2001, we were operating approximately 5,400 slot machines in the route compared to approximately 5,600 slot machines at December 31, 2000. The increase in route revenue was a result of the acquisition of Jackpot's route operations purchased in November 2000 and the subsequent replacement and refurbishment of existing slot machines during 2001.

        Route operating costs were $141.5 million, or 83%, of route revenues for the year ended December 31, 2001. This compares to $74.3 million and 86% of route revenues for the same period in 2000. The increase in route operating expenses was primarily related to the increase in route operations due to the acquisition of Jackpot's route operations.

        Route EBITDA (as defined) for the year ended December 31, 2001 was $29.2 million, an increase of $17.6 million, or 153%, from $11.6 million for the year ended December 31, 2000.

Casino Operations

        Casino operations accounted for 28% and 22% of total revenues for the years ended December 31, 2001 and 2000, respectively. Total revenues derived from casino operations were $67.8 million for the year ended December 31, 2001, an increase of $42.5 million, or 168%, from $25.3 million for the year ended December 31, 2000. Casino operating costs were $46.7 million, or 69%, of casino revenues for the year ended December 31, 2001, compared to $17.3 million, or 68%, of casino revenues for the year ended December 31, 2000. The opening and ramp up of the new Terrible's Hotel & Casino contributed heavily to the increased revenue and operating costs in the period-to-period comparison. This revenue increase from Terrible's Las Vegas was offset by a 12% or $2.5 million decline in the Pahrump market revenues due to the opening of a new competitor in late March 2001. Casino EBITDA (as defined) was $12.9 million for the year ended December 31, 2001, an increase of $7.1 million, or 122%, from $5.8 million from the year ended December 31, 2000.

Other Revenue

        Other revenue consists of revenue items unrelated to route and casino operations. Other revenues were $2.8 million for the year ended December 31, 2001 compared to $2.4 million for the year ended December 31, 2000, an increase of 17%. The increase in other revenue primarily related to the full year of operations of Terrible's Las Vegas in the year ended December 31, 2001.

Promotional Allowances

        Promotional allowances were $8.4 million, or 3.5% of total revenues, for the year ended December 31, 2001, an increase of $6.1 million, or 244%, from $2.4 million, or 2.1% of total revenues for the year ended December 31, 2000. The increase was primarily due to the opening of Terrible's Hotel & Casino.

Other Costs

        General and administrative expenses, or G&A, were $10.2 million for the year ended December 31, 2001, an increase of $5.3 million, or 108%, from $4.8 million for the year ended December 31, 2000. The increase was due to costs associated with the acquisition of Jackpot's route operations and the opening of Terrible's Hotel & Casino. G&A expenses as a percentage of net revenue were 4% of revenue for the years ended December 31, 2000 and 2001, respectively.

        Depreciation and amortization expense was $14.2 million for the year ended December 31, 2001, an increase of $8.9 million, or 167%, from $5.3 million for the year ended December 31, 2000. The increase was due to the amortization expenses associated with the acquired slot route contracts and depreciation expenses associated with the fixed assets added in the acquisition of Jackpot's route operations and the opening of Terrible's Hotel & Casino in December of 2000.

Income from Operations

        As a result of the factors discussed above, income from operations was $20.6 million for the year ended December 31, 2001, an increase of $13.3 million from $7.3 million for the year ended

December 31, 2000. As a percentage of total revenues, income from operations increased from 6.3% during 2000 to 8.5% during the same period in 2001.

Other Expenses

        Other expense was $19.5 million for the year ended December 31, 2001, increasing $15.5 million from $4.0 million in the same period in 2000. The increase in this expense is primarily due to interest expense of $20.0 million for the year ended December 31, 2001, an increase of $15.3 million from $4.6 million used for interest payments in 2000. Interest expense is related to the debt used to purchase Jackpot's route operations, the construction of Terrible's Hotel & Casino and financing for furniture, fixtures and equipment, or FF&E, at Terrible's Hotel & Casino.

Loss on Early Retirement of Debt

        We incurred a loss on early retirement of debt of $13.0 million in August of 2001. This charge was due to the costs associated with the retirement and restructuring of $143.0 million of our long-term debt. This restructuring was done in conjunction with the issuance of $170.0 million 10 3/4% senior secured notes in August of 2001.

Net Income (loss)

        As a result of the factors discussed above, including the $13.0 million in loss on early retirement of debt for the early debt restructuring costs, net loss for the year ended December 31, 2001 was $12.0 million, a decrease of $15.3 million from net income of $3.3 million for the year ended December 31, 2000. Net income before the loss on early retirement of debt was $1.1 million for the year ended December 31, 2001.

Liquidity and Capital Resources

Cash Flows

        At March 31, 2003, we maintained $45.5 million in cash and equivalents. We expect to fund our operations, debt service and capital needs from operating cash flow and cash on hand. Based upon our anticipated future operations, we believe that cash on hand together with available cash flow will be adequate to meet our anticipated working capital requirements, capital expenditures and scheduled payments of interest on our 10 3/4% senior secured notes for the next twelve months and at least the foreseeable future. No assurances can be given, however that our cash flow will be sufficient for that purpose. There can be no assurance that our estimates of our cash needs are accurate or that new business developments or other unforeseeable events will not occur, resulting in the need to raise additional funds.

Operating Activities

        During the three months ended March 31, 2003, operating activities provided $5.2 million in cash flows on $3.3 million in net income. Net income for the three months ended March 31, 2003 included non-cash expenses (depreciation and amortization) of $5.2 million.

Investing Activities and Capital Expenditures

        For the three months ended March 31, 2003, we had net cash used for investing activities of $60.4 million primarily related to the net cash used to purchase the slot route assets of Anchor Coin.

        Capital expenditures for the remainder of 2003 are anticipated to be approximately $9.0 million. These funds will be primarily used for maintenance capital expenditures and for the purchase of slot machines.

Financing Activities

        Cash flows provided by financing activities were $45.7 million in the first three months of 2003. This was primarily the result of the additional debt of $47.0 million issued for the purchase of the Anchor Coin slot route assets and fees of $2.1 million associated with that transaction, as well as the costs associated with the amendments made to our 10 3/4% senior secured notes maturing in 2008. The acquisition was funded in part by the issuance of $47.0 million of additional 10 3/4% senior secured notes maturing in 2008. The remaining $14.0 million of the purchase price was funded with cash. In conjunction with the issuance of the notes, we capitalized $2.5 million of debt issuance costs that are being amortized over the life of the notes.

        As of March 31, 2003, we maintain a $10.0 million line of credit for working capital purposes. The line has had no activity.

        Our ability to service our debt will be dependent on our future performance, which will be affected by, among other things, prevailing economic conditions and financial, business and other factors certain of which are beyond our control.

Acquisition

        In February 2003, we issued $47.0 million of additional 10 3/4% senior secured notes maturing in 2008 increasing the principal amount of senior secured notes outstanding to $217.0 million under the indenture governing our existing 10 3/4% senior secured notes. The proceeds of this issuance were used in connection with approximately $14.0 million in cash from operations to purchase the route assets of Anchor Coin, a subsidiary of International Game Technology, for approximately $61.0 million.

Contractual Obligations and Commitments

        The following table summarizes our contractual obligations and commitments as of March 31, 2003 (unaudited):

	Payments Due by Period
	Total	Less than 1 Year	1-3 Years	4-5 Years	After 5 Years
	(in thousands)
Contractual Obligations:
Long-term debt	$217,065	$116	$150	$36	$216,763
Operating leases	301,615	67,132	109,040	78,407	47,036

Total Contractual Cash Obligations	$518,680	$67,248	$109,190	$78,443	$263,799

Critical Accounting Policies

        The preparation of our financial statements requires our management to adopt accounting policies and make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We prepare our consolidated financial statements in conformity with accounting principles generally accepted in the United States of America. Our business and industry is highly regulated. The majority of our revenue is counted in the form of cash, chips and tokens and therefore, is not subject to any significant or complex estimation procedures.

        We have determined that the following accounting policy and related estimates are critical to the preparation of our consolidated financial statements:

Long-Lived Assets

        We have a significant investment in long-lived property and equipment and lease acquisition costs. Significant accounting policies that affect the reported amounts for these assets include the determination of the assets' estimated useful life, evaluation of the asset's recoverability and the likelihood of technological obsolescence. We estimate useful lives for its property and equipment based on historical experience and estimates of products' commercial lives. Significant incremental costs associated with the acquisition of location leases are capitalized and amortized using the straight-line method over the term of the related leases, including expected renewals, which range from 1 to 20 years. Should the actual useful life of an asset differ from the estimated useful life, future operating results could be positively or negatively affected. We review useful lives, obsolescence, and assess commercial viability of these assets periodically.

        We assess the recoverability of long-lived assets when circumstances indicate that the carrying amount of an asset may not be fully recoverable. If undiscounted expected cash flows to be generated by a long-lived asset or asset group are less than its carrying amount, we record an impairment to write down the long-lived asset or asset group to its estimated fair value. Fair value is determined based on undiscounted expected future cash flows. An adverse change to the estimate of these undiscounted future cash flows could necessitate an impairment charge that would adversely affect operating results.

Recently Issued and Adopted Accounting Standards

        On June 29, 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets that amend APB Opinion No. 16, Business Combinations, and supercede APB Opinion No. 17, Intangible Assets. These statements (1) require that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 and prohibit the pooling-of-interest method and (2) change the accounting for goodwill and other intangible assets on January 1, 2002. The new method of accounting for goodwill and other intangible assets applies to all existing and future unamortized goodwill and other intangible assets balances at the time of adoption. We adopted SFAS No. 142 on January 1, 2002, and the adoption did not have a material impact on our consolidated financial statements.

        In August 2001, the FASB issued SFAS No. 144 Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 supersedes FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, and the accounting and reporting provisions of APB Opinion No. 30, Reporting the Results of Operations, and amends ARB No. 51, Consolidated Financial Statements. SFAS No. 144 requires one accounting model to be used for long-lived assets to be disposed of by sale and broadens the presentation of discontinued operations to include more disposal transactions. The requirements of SFAS No. 144 are effective for fiscal years beginning after December 15, 2001. We adopted SFAS No. 144 on January 1, 2002, and the adoption did not have a material impact on our consolidated financial statements.

        In April 2002, the FASB issued Statement of Financial Standard ("SFAS") No. 145, Rescission of FASB Statements 4, 44, and 64, Amendment of FASB Statement 13, and Technical Corrections. SFAS No. 145 rescinds SFAS No. 4, Reporting Gains and Losses from Extinguishment of Debt. Under SFAS No. 4, all gains and losses from extinguishment of debt were required to be aggregated, if material, and classified as an extraordinary item, net of related income tax effect, on the statement of income. SFAS No. 145 requires all gains and losses from extinguishment of debt to be classified as extraordinary only if they meet the criteria of Accounting Principles Board Opinion 30. This statement is effective for our

2003 fiscal year and early adoption is permitted. As a result of adopting this statement in the first quarter of 2003, we reclassified prior period losses on early retirement of debt as an item in other income (expense), rather than classified as an extraordinary item shown net of the applicable tax benefit, and the adoption did not have a significant impact on its financial position or results of operations.

        In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. The provisions of this statement are effective for exit or disposal activities that are initiated after December 31, 2002. We believe that this statement will not have a significant impact on its results of operations or financial position.

        In November 2002, the FASB issued Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of SFAS Nos. 5, 57 and 107 and a rescission of FASB Interpretation No. 34 ("Interpretation 45"). Interpretation 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The provisions of this Interpretation 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, and the disclosure requirements are generally effective for financial statements of interim or annual periods ending after December 15, 2002. We believe that Interpretation 45 will not have a significant impact on its results of operations or financial position.

        In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities ("Interpretation 46"). Interpretation 46 addresses consolidation by business enterprises where equity investors do not bear the residual economic risks and rewards. These entities are commonly referred to as "special purpose entities." The provisions of Interpretation 46 are required to be applied prospectively for all variable interest entities created after January 31, 2003. We believe that Interpretation 46 will not have a significant impact on its results of operations or financial position.

BUSINESS

General

        We are a gaming company that owns and operates through subsidiaries approximately 8,200 slot machines throughout the State of Nevada. Our business is divided into two segments—slot route operations and casino operations.

        Our route operations involve the exclusive installation and operation of slot machines at strategic, high traffic, non-casino locations such as grocery stores, drug stores, convenience stores, bars and restaurants. Our slot machines include video poker, Keno, slot and other games. We are one of the largest slot route operators in Nevada with approximately 6,600 slot machines in approximately 620 locations.

        Our casino operations consist of owning and operating five casinos in Nevada including Terrible's Hotel & Casino, located one mile from the Las Vegas Strip, Terrible's Lakeside Casino & RV Park and Terrible's Town Casino in Pahrump, Terrible's Casino & Bowl in Henderson, and Terrible's Searchlight Casino located in Searchlight.

        Herbst Gaming, Inc. was incorporated in Nevada on January 21, 1997. In connection with the offering of $170,000,000 in principal amount of its 10 3/4% senior secured notes due 2008, Herbst Gaming, Inc. became the holding company of all gaming interests formerly owned by Edward, Timothy and Troy Herbst, who are brothers as well as the owners of all of the stock of Herbst Gaming, Inc. On August 23, 2001, Herbst Gaming, Inc. commenced business operations when the Herbst brothers entered into contribution agreements pursuant to which they contributed all of the outstanding stock of E-T-T, Inc. and Market Gaming, Inc., as well as all of the membership interests in E-T-T Enterprises L.L.C. and 80% of the membership interests in Flamingo Paradise Gaming, LLC to Herbst Gaming. In addition, E-T-T, Inc., which owned a 20% membership interest in Flamingo Paradise Gaming, LLC, entered into an assignment of membership interest pursuant to which E-T-T, Inc. assigned its 20% membership interest in Flamingo Paradise Gaming, LLC to Herbst Gaming. As a result of the contributions, Herbst Gaming, Inc. became a holding company of subsidiaries that conduct slot route or casino operations.

        Our principal executive offices are located at 3440 West Russell Road, Las Vegas, Nevada 89118 and our telephone number is (702) 889-7695.

        Herbst Gaming has elected to be taxed as a Subchapter S corporation.

Recent Developments

        Consent Solicitation.    On January 23, 2003, we consummated a consent solicitation to amend provisions of our indenture governing our 10 3/4% senior secured notes and related collateral documents relating to (1) the incurrence of debt and liens, and the taking of other actions, in connection with the then pending acquisition of Anchor Coin's slot route business and related assets and (2) the amount of indebtedness that we or our restricted subsidiaries may incur for working capital and other general corporate purposes. Accordingly, holders of our notes consented to (i) the incurrence of debt for the purchase of Anchor Coin's slot route business prior to consummation of the acquisition and (ii) increasing the amount that we may incur for working capital purposes to $30.0 million.

        Issuance of Notes.    On January 24, 2003, we completed the sale of an additional $47.0 million in aggregate principal amount of our existing 10 3/4% senior secured notes due September 1, 2008. The net proceeds of the notes were used to purchase a portion of the slot route assets of Anchor Coin, a subsidiary of International Game Technology. Pursuant to the registration rights agreement that we entered into in connection with the offering of the 10 3/4% senior secured notes, we agreed to complete an exchange offer whereby the holders of the 10 3/4% senior secured notes would be able to exchange their unregistered notes for substantially identical notes that would be registered under the Securities Act of 1933.

        Anchor Coin Acquisition.    Following issuance of the additional 10 3/4% senior secured notes due 2008, we completed our purchase of all of the slot route business and related assets of Anchor Coin at a purchase price of approximately $61.0 million on February 21, 2003. As a result of the acquisition, the number of slot machines operated by us in the State of Nevada increased by 1,100 to approximately 8,100 slot machines. The Anchor Coin transaction provided us with contracts to operate slot machines in 88 additional locations, including 28 Smith's Food & Drug grocery stores.

        Prior to closing the Anchor Coin transaction, The Kroger Co., through two of its subsidiaries, acquired 18 grocery stores in the Las Vegas area from Raley's Inc. Smith's Food & Drug Centers, one of Kroger's subsidiaries, acquired 7 of the 18 grocery stores, the other Kroger subsidiary acquired 8 stores to be operated under the trade name "Food 4 Less" and 3 stores were not reopened. Anchor Coin claimed the exclusive right to operate slot machines in the remaining 15 grocery stores pursuant to its space lease agreement with Smith's, while another route operator that had a similar agreement with Raley's claimed it had the right to continue to operate slot machines in the grocery stores.

        On January 16, 2003, Kroger, Anchor Coin and the other slot route operator entered into a settlement agreement that permits us to operate the 7 grocery stores acquired by Smith's beginning on July 1, 2003. In exchange, we will transfer our rights to any Food 4 Less stores that we operate as of June 30, 2003 to the other slot route operator. In addition, Kroger and the other slot route operator consented to the assignment of all rights and obligations of Anchor Coin under the settlement agreement to us as of the date that we acquire the slot route business and other related assets, including the space lease arrangements with Smith's.

Narrative Description of Business

        Our business focuses on attracting and fostering repeat business from local gaming patrons in both our route and casino operations. Local patrons are typically sophisticated gaming customers who seek convenient locations, high payouts and a pleasant atmosphere.

Route Operations

        Our route operations involve the exclusive installation and operation of slot machines in chain store and street account locations. We define chain stores as grocery stores, drug stores, merchandise stores and convenience stores, with more than five locations. Our chain store contracts are primarily with large, national retailers, such as Albertsons, Vons, Safeway, SavOn, Kmart and Rite Aid, as well as Terrible Herbst. Street accounts include local bars, restaurants and non-chain convenience stores. Nevada law limits slot route operations to certain types of non-casino locations including bars, taverns, saloons, convenience stores, grocery stores, drug stores and airports. Most locations are limited to offering no more than 15 slot machines.

        We generally enter into two types of route contracts—one is a space lease arrangement and the other is a revenue-sharing arrangement. Under space lease arrangements, which we principally enter into with chain stores, we pay a fixed monthly fee for each location in which we place slot machines. Under revenue-sharing arrangements, which we typically enter into with street accounts, we pay the location owner a percentage of the revenues generated by our slot machines located at that particular street account. In order to enter into a revenue-sharing arrangement, the location owner must hold a gaming license. Both space lease and revenue-sharing arrangements typically involve long-term contracts that provide us with the exclusive right to install our slot machines at particular locations. In the case of chain stores, our contracts give us the exclusive right to install slot machines at stores opened in the future.

        In November 2000, we significantly increased the size of our route operations through the acquisition of Jackpot Enterprises, Inc.'s route operations. This acquisition increased the number of slot machines in our route operations from approximately 2,200 to 5,400.

        We believe our route patrons choose to play slot machines near their homes. We attract these players by installing state-of-the-art slot machines with popular games, by offering a high level of customer service and providing an attractive, comfortable atmosphere at the route locations.

Casino Operations

        Our casino operations consist of owning and operating five casinos in Nevada.

Terrible's Hotel & Casino

        Terrible's Hotel & Casino in Las Vegas, our largest casino, opened on December 6, 2000. Terrible's features 769 slot and video poker machines, eight tables, a race and sports book and 185-seat bingo hall. Terrible's offers a buffet, 24-hour café, and a McDonald's. There are 373 rooms with standard amenities as well as a pool and spa. Terrible's is conveniently located approximately one mile east of the Las Vegas Strip, which we believe appeals to locals who wish to avoid the congestion of the Strip. Terrible's favorable location has made it popular with Strip casino employees. The next major locals casino east of us is approximately six miles away on Boulder Highway. Although we are not a tourist destination, we receive a certain amount of tourist traffic through our casino due to our location near the airport, the Strip and the Las Vegas Convention Center.

Other Casinos

  •
  Terrible's Town Casino in Pahrump, featuring 323 slot machines, six table games, a race and sports book, a 145-seat bingo facility and a restaurant;

  •
  Terrible's Lakeside Casino and RV Park in Pahrump, featuring 241 slot machines, a sports book that is open seasonally, a 232-seat bingo facility, a restaurant and 159 spaces for recreational vehicles adjacent to a seven-acre lake;

  •
  Terrible's Casino & Bowl in Henderson, featuring 96 slot machines and a 16-lane bowling alley; and

  •
  Terrible's Searchlight Casino in Searchlight, featuring 74 slot machines.

Financial Information

        The primary source of our revenue and income is from our route and casino operations, although we view the restaurants, bars and services to be important adjuncts to our casino operations. The following table sets forth the contribution to total net revenues on a dollar and percentage basis of our major activities for the years ended December 31, 2002, 2001 and 2000 and the three months ended March 31, 2003 and 2002. We acquired Anchor Coin's slot route business and related assets on February 21, 2003 and the results of operations for the three months ended March 31, 2003 include the results of Anchor Coin's operations since the date of acquisition. Anchor Coin's results of operations are not reflected in prior periods.

	Years Ended December 31,						Three Months Ended March 31,
	2002		2001		2000		2003 (unaudited)		2002 (unaudited)
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(in thousands, except percentages)
Revenues:
Route operations(1)	$183,877	73.7%	$170,893	73.3%	$86,109	77.3%	$53,783	75.4%	$44,890	72.9%
Casino operations(1)	72,498	29.0	67,831	29.1	25,315	22.7	19,521	27.4	18,446	30.0
Other	2,949	1.2	2,837	1.2	2,376	2.1	724	1.0	658	1.1

Total revenues(2)	259,324	103.9	241,561	103.6	113,800	102.1	74,028	103.8	63,994	104.0
Less promotional allowances(1)	9,802	3.9	8,410	3.6	2,400	2.1	2,739	3.8	2,445	4.0

Total net revenues	$249,522	100.0%	$233,151	100.0%	$111,400	100.0%	$71,289	100.0%	$61,549	100.0%

(1)
Calendar year 2001 reflects the first full year of operations of (i) the slot route operations purchased from Jackpot Enterprises, Inc. in November 2000 and (ii) the opening of Terrible's Hotel & Casino in December 2000. As a result, the results of operations for subsequent periods may not be comparable to the results of operations incurred in earlier years. Route and casino revenues are the net difference between gaming wins and losses. Promotional allowances consist primarily of food and beverages furnished gratuitously to customers. The retail value of such services is included in the respective revenue classifications and is then deducted as promotional allowances. See Note 1 of Notes to Consolidated Financial Statements in Item 8 "Financial Statements and Supplementary Data".

(2)
Does not include interest income.

        See "Financial Statements" for additional financial information about us.

Marketing

        We target our marketing to locals because we believe that a vast majority of our gaming patrons are local residents. Our marketing efforts seek to capitalize on the strong recognition and high level of quality and value associated with the Terrible Herbst trade name and its cowboy logo, which is used in over 65 gasoline stations and convenience stores throughout California, Arizona and Nevada. For this reason, we have licensed the Terrible Herbst trade name from Terrible Herbst, Inc., a related party, for a period of ten years.

        We have implemented a unique players club that rewards customers with points for playing at our route and casino locations as well as for purchases made at Terrible Herbst gas stations and convenience stores in the Las Vegas area. Points may be redeemed for cash as well as free or discounted rooms, food or other goods or services provided at any such location.

Competition

        Our slot route operations are subject to substantial direct competition for our revenue-sharing and fixed space lease locations from two large route operators and numerous small operators, located principally in Las Vegas, Nevada. The principal method of competition for slot route operators includes the economic terms of the revenue-sharing or space lease arrangement, the services provided and the reputation of the route operator. Price competition for revenue-sharing or space lease arrangements is intense and we believe that price competition among slot route operators will continue. We are one of the largest route operators with approximately 6,600 slot machines situated in locations outside of our casinos.

        With respect to our casino operations in Las Vegas, Terrible's Hotel & Casino competes for local gaming customers with other locals-oriented casino-hotels in Las Vegas. We do not believe that we are in direct competition with many of the resort-casino properties on the Las Vegas Strip, which focus primarily on attracting tourist players. Rather, we believe that our competitors in our casino operations are the other local casinos located near us. We compete with these properties on the basis of the desirability of location, payout rates, personalized approach, casino promotions, comfort and value of restaurants and hotel rooms and the variety and value of entertainment. The construction of new casinos or the expansion of existing casinos near our casinos could have a negative impact on our casino operations.

        Our casino operations in Pahrump, Henderson, and Searchlight, Nevada face competition from other casinos located in the vicinity of these properties.

Seasonality

        We do not believe that our business as a whole is seasonal to any significant degree.

Environmental Laws

        Compliance with federal, state and local laws enacted for the protection of the environment to date had no material effect upon our capital expenditures, earnings or competitive position and we do not anticipate any material adverse effects in the future based on the nature of our operations.

Employees

        As of March 31, 2003 we employed approximately 2,100 employees. None of our employees is covered by a collective bargaining agreement. We believe that our relationship with our employees is good.

Properties

        We believe that our properties are generally in good condition, are well maintained and are generally suitable and adequate to carry on our business. We also believe that our gaming properties are operated at satisfactory levels of utilization and each property is monitored to make sure that the needs of our business and customers are met. All of our properties are subject to deeds of trust securing the 10 3/4% senior secured notes.

        Our principal properties consist of the following:

        Company Headquarters and Warehouse.    We lease a four-acre site in Las Vegas and own the 50,000 square foot building where our executive offices and operational headquarters are located. This facility houses our executive and administrative offices and is used for sub-assembly and warehouse space for our slot route operations. The lease between the Herbst Family Limited Partnership II, a Nevada limited partnership, and us ends on June 30, 2016, with options to renew the lease for five additional successive terms of ten years each.

        Office Space and Convenience Store.    We lease a 3-acre site and a 50,000 square foot building where our employment center and purchasing department are located. The lease between the Herbst Grandchildren's Trust, a trust governed under the laws of the State of Nevada and a related party, and us ends on November 27, 2012, with options to renew the lease for five additional successive terms of ten years each.

        Terrible's Searchlight Casino.    We lease the land on which Terrible's Searchlight Casino is located in Searchlight, Nevada. The lease ends on June 30, 2022, with options to renew the lease for five additional successive terms of ten years each.

        Terrible's Hotel & Casino.    We own the 10-acre site in Las Vegas on which Terrible's Hotel & Casino is located, consisting of a 45,000 square foot casino with 373 guest rooms.

        Terrible's Town Casino.    Terrible's Town Casino in Pahrump, Nevada, which is approximately 60 miles from Las Vegas, comprises an approximate 30,000 square foot building on approximately three acres. We lease the land from the Herbst Family Limited Partnership I, a Nevada limited partnership and a related party. The lease expires on June 30, 2006. We also have an option to further extend the lease for four additional successive terms of five years each.

        Terrible's Lakeside Casino & RV Park.    We own the land in Pahrump, Nevada on which Terrible's Lakeside Casino & RV Park, an approximate 8,000 square foot casino on 30 acres, is located.

        Terrible's Town Casino & Bowl.    We lease the land and building on which our Terrible's Town Casino & Bowl is located in Henderson, Nevada. The lease ends on February 9, 2014, with options to renew the lease for five additional successive terms of ten years each. We own a 0.8-acre lot adjacent to Terrible's Town Casino & Bowl that we are holding for possible future development.

Legal Proceedings

        We are from time to time parties to various legal proceedings arising out of our businesses. We believe, however, that there are no proceedings pending or threatened against us which, if determined adversely, would have a material adverse effect on our business, financial condition, results of operation or liquidity.

REGULATION AND LICENSING

        The ownership and operation of casino gaming facilities and slot routes in Nevada are subject to the Nevada Gaming Control Act and the regulations promulgated thereunder, or the Nevada Act, and various local regulations.

        Our gaming operations are subject to the licensing and regulatory control of the Nevada Gaming Commission, the Nevada State Gaming Control Board, the Clark County Liquor and Gaming Licensing Board, and the Cities of Las Vegas, Reno, Henderson and other local regulatory authorities, or the Nevada Gaming Authorities.

        The laws, regulations and supervisory procedures of the Nevada Gaming Authorities are based upon declarations of public policy which are concerned with, among other things:

  •
  the prevention of unsavory or unsuitable persons from having a direct or indirect involvement with gaming at any time or in any capacity;

  •
  the establishment and maintenance of responsible accounting practices and procedures;

  •
  the maintenance of effective controls over the financial practices of licensees, including the establishment of minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues, providing reliable record keeping and requiring the filing of periodic reports with the Nevada Gaming Authorities;

  •
  the prevention of cheating and fraudulent practices; and

  •
  providing a source of state and local revenues through taxation and licensing fees.

Changes in these laws, regulations and procedures could have an adverse effect on our gaming operations.

        Corporations and other entities that operate casinos or slot routes in Nevada are required to be licensed by the Nevada Gaming Authorities. A gaming license for such activities requires the periodic payment of fees and taxes and is not transferable. Herbst Gaming is registered by the Nevada Gaming Commission as a publicly traded corporation (a "registered corporation"). As a registered corporation, we are required periodically to submit detailed financial and operating reports to the Nevada Gaming

Commission and furnish any other information that the Nevada Gaming Commission may require. Herbst Gaming has been found suitable by the Nevada Gaming Commission to own the stock of E-T-T, Inc., which is licensed by the Nevada Gaming Commission as a casino and slot route operator, Market Gaming, Inc., which is also licensed as a slot route operator, and Flamingo Paradise Gaming, LLC, which is licensed as a casino operator. E-T-T, Inc., is also registered by the Nevada Gaming Commission as an intermediary holding company (the "Intermediary Company") and has been found suitable to own the stock of Corral Country Coin, Inc., Cardivan Company, and Corral Coin, Inc., all of which are licensed by the Nevada Gaming Authorities as slot route operators (all of the foregoing, including Market Gaming, Inc., and Flamingo Paradise Gaming, LLC, are referred to as the "Gaming Subsidiaries"). No person may become a stockholder of, or receive any percentage of the profits from, the Intermediary Company or any of the Gaming Subsidiaries without first obtaining licenses and approvals from the Nevada Gaming Authorities. Herbst Gaming, the Intermediary Company, and all of the Gaming Subsidiaries have obtained from the Nevada Gaming Authorities the various registrations, approvals, permits and licenses required in order to engage in gaming activities in Nevada.

        The Nevada Gaming Authorities may investigate any individual who has a material relationship to, or material involvement with, Herbst Gaming, the Intermediary Company or the Gaming Subsidiaries in order to determine whether such individual is suitable or should be licensed as a business associate of a gaming licensee. Officers, directors and certain key employees of Herbst Gaming, the Intermediate Company, and the Gaming Subsidiaries must file applications with the Nevada Gaming Authorities and are required to be licensed by the Nevada Gaming Authorities. The Nevada Gaming Authorities may deny an application for licensing for any cause that they deem reasonable. A finding of suitability is comparable to licensing, and both require submission of detailed personal and financial information followed by a thorough investigation. Changes in licensed positions must be reported to the Nevada Gaming Authorities, and, in addition to their authority to deny an application for a finding of suitability or licensure, the Nevada Gaming Authorities have jurisdiction to disapprove a change in a corporate position.

        If the Nevada Gaming Authorities were to find an officer, director or key employee unsuitable for licensing or unsuitable to continue having a relationship with us, we would have to sever all relationships with that person. In addition, the Nevada Gaming Commission may require us to terminate the employment of any person who refuses to file appropriate applications. Determinations of suitability or of questions pertaining to licensing are not subject to judicial review in Nevada.

        Herbst Gaming, the Intermediate Company, and the Gaming Subsidiaries are required to submit detailed financial and operating reports to the Nevada Gaming Commission. Substantially all material loans, leases, sales of securities and similar financing transactions by Herbst Gaming, the Intermediate Company and the Gaming Subsidiaries must be reported to the Nevada Gaming Commission.

        If it were determined that Herbst Gaming, the Intermediate Company or the Gaming Subsidiaries violated the Nevada gaming laws, our gaming licenses and registrations with the Nevada Gaming Commission could be limited, conditioned, suspended or revoked, subject to compliance with certain statutory and regulatory procedures. In addition, Herbst Gaming, the Intermediate Company, the Gaming Subsidiaries and the persons involved could be subject to substantial fines for each separate violation of the Nevada laws at the discretion of the Nevada Gaming Commission. Further, the Nevada Gaming Commission could appoint a supervisor to operate our gaming properties and, under certain circumstances, earnings generated during the supervisor's appointment (except for the reasonable rental value of our gaming properties) could be forfeited to the State of Nevada. Limitation, conditioning or suspension of any gaming license or the appointment of a supervisor could (and revocation of any gaming license would) materially adversely affect our operations.

        Any beneficial holder of Herbst Gaming's voting securities, regardless of the number of shares owned, may be required to file an application, be investigated, and have his suitability as a beneficial holder of Herbst Gaming's voting securities determined if the Nevada Gaming Commission has reason to believe that such ownership would otherwise be inconsistent with the declared policies of the State of Nevada. The applicant must pay all costs of investigation incurred by the Nevada Gaming Authorities in conducting such investigation.

        Although we do not intend to register or sell any equity securities in connection with this registration statement, Nevada law requires any person who acquires more than 5% of a registered corporation's voting securities to report the acquisition to the Nevada Gaming Commission. Nevada law requires that beneficial owners of more than 10% of a registered corporation's voting securities apply to the Nevada Gaming Commission for a finding of suitability within 30 days after the Chairman of the Nevada State Gaming Control Board mails the written notice requiring the filing for a finding of suitability. Under certain circumstances, an "institutional investor," as defined in the regulations of the Nevada Gaming Commission, which acquires more than 10%, but not more than 15%, of our voting securities may apply to the Nevada Gaming Commission for a waiver of such finding of suitability if that institutional investor holds the voting securities for investment purposes only. An institutional investor will not be deemed to hold voting securities for investment purposes unless the voting securities were acquired and are held in the ordinary course of business as an institutional investor and not for the purpose of causing, directly or indirectly, the election of a majority of the members of our board of directors, any change in our corporate charter, bylaws, management, policies or operations, or any of our gaming affiliates, or any other action which the Nevada Gaming Commission finds to be inconsistent with holding our voting securities for investment purposes only. Activities which are not deemed to be inconsistent with holding voting securities for investment purposes only include:

  •
  voting on all matters voted on by stockholders;

  •
  making financial and other inquiries of management of the type normally made by securities analysts for informational purposes and not to cause a change in its management, policies or operations; and

  •
  other activities as the Nevada Gaming Commission may determine to be consistent with such investment intent.

If the beneficial holder of voting securities who must be found suitable is a corporation, partnership or trust, it must submit detailed business and financial information including a list of beneficial owners. The applicant is required to pay all costs of investigation.

        Any person who fails or refuses to apply for a finding of suitability or a license within 30 days after being ordered to do so by the Nevada Gaming Commission or the Chairman of the Nevada State Gaming Control Board, may be found unsuitable. The same restrictions apply to a record owner if the record owner, after request, fails to identify the beneficial owner. Any stockholder found unsuitable and who holds, directly or indirectly, any beneficial ownership of the common stock of a registered corporation beyond the period of time as may be prescribed by the Nevada Gaming Commission may be guilty of a criminal offense. Herbst Gaming, the Intermediary Company or the Gaming Subsidiaries may become subject to disciplinary action if, after receipt of notice that a person is unsuitable to be a stockholder or to have any other relationship with Herbst Gaming, the Intermediate Company or the Gaming Subsidiaries, Herbst Gaming:

  •
  pays that person any dividend or interest upon voting securities;

  •
  allows that person to exercise, directly or indirectly, any voting right conferred through securities held by that person;

  •
  pays remuneration in any form to that person for services rendered or otherwise; or

  •
  fails to pursue all lawful efforts to require the unsuitable person to relinquish his voting securities for cash at fair market value.

Additionally, the Clark County Liquor and Gaming Licensing Board has taken the position that it has the authority to approve all persons owning or controlling the stock of any corporation controlling a gaming license.

        We may be required to disclose to the Nevada State Gaming Control Board and the Nevada Gaming Commission the identities of all holders of the notes. The Nevada Gaming Commission may, in its discretion, require the holder of any debt security of a registered corporation to file applications, be investigated and be found suitable to own the debt security of a registered corporation. If the Nevada Gaming Commission determines that a person is unsuitable to own a debt security, then pursuant to Nevada law, the registered corporation can be sanctioned, including the loss of its approvals, if without the prior approval of the Nevada Gaming Commission, it:

  •
  pays to the unsuitable person any dividend, interest, or any distribution whatsoever;

  •
  recognizes any voting right by the unsuitable person in connection with debt securities;

  •
  pays the unsuitable person remuneration in any form; or

  •
  makes any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation or similar transaction.

        Herbst Gaming is required to maintain a current ledger in Nevada, which may be examined by the Nevada Gaming Authorities at any time. If any securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial holder to the Nevada Gaming Authorities. A failure to make such disclosure may be grounds for finding the record holder unsuitable. We are also required to render maximum assistance in determining the identity of the beneficial owner. The Nevada Gaming Commission has the power to require our securities to bear a legend indicating that the securities are subject to the Nevada Act. However, to date, the Nevada Gaming Commission has not imposed such a requirement on Herbst Gaming.

        Herbst Gaming may not make a public offering of securities without the prior approval of the Nevada Gaming Commission if the securities or proceeds from the securities are intended to be used to construct, acquire or finance gaming facilities in Nevada, or to retire or extend obligations incurred for the purposes of constructing, acquiring or financing gaming facilities. Furthermore, any approval, if granted, does not constitute a finding, recommendation or approval by the Nevada Gaming Commission or the Nevada State Gaming Control Board as to the accuracy or adequacy of the prospectus or the investment merits of the securities offered. Any representation to the contrary is unlawful.

        Changes in the control of Herbst Gaming through merger, consolidation, stock or asset acquisitions, management or consulting agreements, or any act or conduct by a person whereby that person obtains control (including foreclosure on the pledged shares), may not occur without the prior approval of the Nevada Gaming Commission. Entities seeking to acquire control or ownership of a registered corporation must satisfy the Nevada State Gaming Control Board and Nevada Gaming Commission in a variety of stringent standards prior to assuming control of such registered corporation. The Nevada Gaming Commission may also require the stockholders, officers, directors and other persons having a material relationship or involvement with the entity proposing to acquire control, to be investigated and licensed as part of the approval process relating to the transaction.

        License fees and taxes, computed in various ways depending on the type of gaming or activity involved, are payable to the State of Nevada and to the counties and cities in which the Nevada licensee's respective operations are conducted. Depending upon the particular fee or tax involved, these fees and taxes are payable either monthly, quarterly or annually and are based upon either:

  •
  a percentage of the gross revenues received;

  •
  the number of gaming devices operated; or

  •
  the number of table games operated.

        Any person who is licensed, required to be licensed, registered, required to be registered, or is under common control with such persons, or Licensees, and who is or who proposes to become involved in a gaming venture outside of Nevada, is required to deposit with the Nevada State Gaming Control Board, and thereafter maintain, a revolving fund in the amount of $10,000 to pay the expenses of investigation by the Nevada State Gaming Control Board of the Licensees' participation in foreign gaming. The revolving fund is subject to increase or decrease in the discretion of the Nevada Gaming Commission. Thereafter, Licensees are also required to comply with certain reporting requirements imposed by the Nevada gaming laws. Licensees are also subject to disciplinary action by the Nevada Gaming Commission if they knowingly violate any laws of the foreign jurisdiction pertaining to a foreign gaming operation, fail to conduct the foreign gaming operation in accordance with the standards of honesty and integrity required of Nevada gaming operations, engage in activities or enter into associations that are harmful to the State of Nevada or its ability to collect gaming taxes and fees, or employ, contract with or associate with a person in the foreign operation who has been denied a license or a finding of suitability in Nevada on the ground of personal unsuitability.

MANAGEMENT

Directors and Executive Officers

        Our directors and executive officers are as follows:

Name	Age	Position Held Since	Position
Edward J. Herbst(1)	42	1997	Chairman of the Board, Chief Executive Officer and President
Timothy P. Herbst(1)	40	1997	Executive Vice President and Director
Troy D. Herbst(1)	36	1997	Executive Vice President, Secretary, Treasurer and Director
John N. Brewer	46	2001	Director
John D. Gaughan	37	2001	Director
Mary E. Higgins	45	2000	Chief Financial Officer

(1)
Edward, Timothy and Troy Herbst are brothers. Timothy and Troy Herbst are members of our executive committee and Troy Herbst is a member of our audit committee, but they are not involved in day-to-day operations.

        Edward J. Herbst has served as the Chief Executive Officer, President and Chairman of the Board of Directors of our company and its predecessors since their inception in 1987. Edward oversees all aspects of our business, including gaming route operations, casino operations, new business initiatives and the solicitation of new contracts. Edward also serves as a Vice President of Terrible Herbst, Inc. and sits as a member of US Bank of Nevada's advisory board of directors.

        Timothy P. Herbst has served as Executive Vice President and a Director of our company and its predecessors since their inception in 1987. Timothy is a member of our Executive Committee. He also serves as a Vice President of Terrible Herbst, Inc. and sits on the Board of Directors of Nevada First Bank.

        Troy D. Herbst has served as Executive Vice President, Secretary, Treasurer and a Director of our company and its predecessors since their inception in 1987. Troy is a member of our Executive and Audit Committees. He also serves as a Vice President of Terrible Herbst, Inc.

        John N. Brewer has served as a Director of our company since December 2001. Mr. Brewer is also a member of our Audit Committee. Mr. Brewer is a partner with the law firm of Kummer Kaempfer Bonner & Renshaw in Las Vegas, Nevada, where he has practiced principally in corporate and securities law since its inception in 1994.

        John D. Gaughan has served as a Director of our company since December 2001. Since 1988, Mr. Gaughan has been the President and Chief Executive Officer of Las Vegas Dissemination, Inc., a company that provides horse and dog racing information to licensed racebooks in Nevada and selected Indian gaming locations.

        Mary E. Higgins has been the Chief Financial Officer of our company since May 2000. Prior to joining our company, from March 1997 to June 2000, Ms. Higgins was the Chief Financial Officer of Camco, Inc., a Las Vegas based specialty finance company. From August 1987 to October 1996, Ms. Higgins was the Commercial Lending Division Manager of Southern Nevada for Wells Fargo Bank in Las Vegas. Ms. Higgins serves at the discretion of the Board of Directors.

Executive Compensation

        The following tables set forth compensation for the fiscal year ended December 31, 2002 received by our Chief Executive Officer and other executive officers whose aggregate cash compensation exceeded $100,000:

SUMMARY COMPENSATION TABLE

Annual Compensation
All Other Compensation ($)—Owner Tax Distribution(2)
Name and Principal Position	Fiscal Year	Salary($)	Bonus($)	Other Annual Compensation($)
Edward J. Herbst(1) Chairman of the Board, Chief Executive Officer and President	2002 2001 2000	465,000 229,962 105,261	— — —	1,412 792,080 682,076	— 1,021,044 1,168,258
Timothy P. Herbst, Executive Vice President	2002 2001 2000	150,000 118,508 105,460	— — —	1,300 792,080 666,083	— 910,589 1,178,254
Troy D. Herbst, Executive Vice President, Secretary and Treasurer	2002 2001 2000	150,000 118,508 105,338	— — —	1,296 792,080 678,080	— 910,589 1,180,254
Mary E. Higgins(1)(3) Chief Financial Officer	2002 2001 2000	250,000 250,000 92,578	3,000 3,000 100,000	— — —	— — —

(1)
We have entered into employment agreements with Edward J. Herbst and Mary E. Higgins.

(2)
We are a Subchapter S corporation and taxes on our income are paid by the owners.

(3)
Ms. Higgins began her employment in May 2000, and therefore, the amounts reflected above for 2000 represent only the period from the commencement of her employment through the end of the year.

Employment Agreements

        On August 1, 2001, we entered into employment agreements with Edward J. Herbst, our Chairman, Chief Executive Officer and President, and Mary E. Higgins, our Chief Financial Officer, in which we agreed to pay them annual base compensation of $465,000 and $250,000, respectively. These agreements commence on August 1, 2001 and terminate on July 31, 2006. These agreements automatically renew for successive one-year periods unless sooner terminated or unless either party to the respective agreements notifies the other in writing at least 60 days prior to the date the respective agreement is scheduled to expire. Each employment agreement provides that if the executive's employment is terminated for Cause (as defined in the employment agreement), such executive will receive no severance of any kind. If the executive voluntarily terminates employment, the executive will receive no severance payment of any kind. In the event that we choose to terminate the executive's employment for any reason other than Cause, the executive will receive a severance payment equal to one year's salary. The employment agreements with these executives also contain a covenant to protect confidential information.

Executive Compensation and Bonus Plan

        The board of directors has adopted the Executive Compensation and Bonus Plan for our executive officers who are also stockholders. Any payments to be made under this plan must be approved by our independent directors. The plan establishes the annual compensation payable to Timothy and Troy Herbst, commencing in 2001, at $150,000 per annum. For calendar years 2001 and 2002, the maximum aggregate amount of cash bonuses that may be awarded to all of the participants under the plan is $150,000 and $450,000, respectively. Commencing with calendar year 2003 and each succeeding calendar year, the maximum aggregate amount of annual compensation and cash bonuses increases by 5%. For calendar years 2001 and 2002, no bonus will be awarded unless EBITDA (as defined) as described in the plan is greater than $36.5 million and $40.0 million, respectively. Commencing with calendar year 2003, the independent directors will establish the financial targets that we need to meet prior to our making a cash bonus to a participant.

Committees of our Board of Directors

        The board of directors has an Audit Committee and an Executive Committee. The Audit Committee's functions are as follows:

  •
  to review reports of our certified public accountants;

  •
  to review our financial practices, internal controls and policies with officers and key employees;

  •
  to review such matters with our auditors to determine scope of compliance with any deficiencies;

  •
  to consider selection of independent public accountants;

  •
  to review related party transactions; and

  •
  to make periodic reports on such matters to the board of directors.

        At least one independent director will serve on the Audit Committee.

        The Executive Committee's function are to review and make recommendations to our board of directors with respect to the salaries and bonuses of our executive officers and key employees.

Compensation of Directors

        Our directors do not receive any compensation for serving on our board of directors or attending meetings thereof, except that our independent directors receive, commencing with calendar year 2003, compensation in the amount of $1,000 per meeting attended.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding the beneficial ownership of our capital stock as of March 31, 2003 for (i) each stockholder who is known by us to own beneficially more than 5% of our common stock, (ii) each director and executive officer, and (iii) all of our directors and executive officers as a group.

Name and Address(1)	Number of Shares of Common Stock Beneficially Owned	Percentage of Outstanding Shares
Edward J. Herbst	100	33 1/3%
Timothy P. Herbst	100	33 1/3%
Troy D. Herbst	100	33 1/3%
John N. Brewer	—	—
John D. Gaughan	—	—
Mary E. Higgins	—	—
All executive officers and directors as a group (6 persons)	300	100.0%

(1)
The address of each such person is c/o Herbst Gaming, Inc., 3440 West Russell Road, Las Vegas, Nevada 89118.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        We believe that all of the transactions mentioned below are on terms at least as favorable to us as would have been obtained from an unrelated third party.

        General.    Edward Herbst, Timothy Herbst and Troy Herbst are brothers and are the officers and directors of Herbst Gaming, Inc. and its wholly-owned subsidiaries. In addition, they are officers and directors of Terrible Herbst, Inc. There is no cross ownership between Herbst Gaming, Inc. and Terrible Herbst, Inc. Terrible Herbst, Inc. is owned solely by Jerry and Maryanna Herbst, the parents of the Herbst brothers. Sean Higgins, our general counsel is also the general counsel of Terrible Herbst, Inc.

        Slot route contract with Terrible Herbst, Inc.    We rent space for certain slot machine route operations in convenience stores owned by Terrible Herbst, Inc., a corporation in which our owners are officers and which is owned by the father of our owners. Rent expense of $2,344,000, $3,653,000 and $4,132,800 was incurred under this agreement for the years ended December 31, 2000, 2001 and 2002, respectively, for the exclusive placement of slot machines in the Terrible Herbst convenience store locations. This contract expires in 2010 but may be extended at our option for two additional terms of five years.

        Other arrangements with Terrible Herbst, Inc.    We have also entered into a servicing arrangement with Terrible Herbst, Inc. pursuant to which we provide accounting and administrative services related to the collection of daily deposits from the Terrible Herbst, Inc. convenience stores. We also provide personnel to Terrible Herbst, Inc. to count, maintain and safeguard large amounts of coin and currency. Terrible Herbst, Inc. reimburses our expenses in providing these services. Under this servicing arrangement, we were paid approximately $155,000, $214,000 and $205,800 for services rendered for the years ended December 31, 2000, 2001 and 2002, respectively.

        We have entered into a nonexclusive trademark and license agreement with Terrible Herbst, Inc. for the use of the Terrible Herbst brand name and its cowboy logo for 25 years, including renewal periods. The annual royalty fee was previously $600,000. The agreement was amended in 2001 and the annual royalty fee was increased from $600,000 to $1,200,000. Pursuant to this trademark and license agreement, we paid approximately $600,000 to Terrible's during 2000, $800,000 in 2001 and $1,200,000 in 2002.

        Lease agreements.    Pursuant to a lease agreement that expires in 2067, including renewal periods, we lease the real property on which our corporate headquarters is located from The Herbst Family Limited Partnership II, or Herbst FLP II. The general partners of the Herbst FLP II are Jerry and Maryanna Herbst. In each of 2000, 2001 and 2002, we paid $172,992 under this lease.

        Pursuant to a lease agreement that expires in 2026, including renewal periods, we lease the real property on which Terrible's Town in Pahrump is located from the Herbst Family Limited Partnership. In each of 2000, 2001 and 2002, we paid $120,000, $135,000 and $150,000, respectively, under this lease.

        We lease land and office space in certain of our facilities to Terrible Herbst, Inc. under noncancelable lease agreements ranging from 10 to 20 years. Monthly rental income is $63,500. Rental income from these leases was $612,000, $623,000 and $662,000 for 2000, 2001 and 2002, respectively.

        We lease the real property on which Terrible's Searchlight Casino in Searchlight is located from Terrible Herbst, Inc. for $15,000 per month, pursuant to a lease agreement entered into on June 30, 2002 that expires in 2022, with options to renew the lease for five additional successive terms of ten years each. Terrible Herbst, Inc. leases that real property from an unrelated third party, pursuant to a lease agreement entered into on June 30, 2002 that expires in 2042, including renewal periods. Amounts paid under this lease were $90,000 in 2002.

        We lease a warehouse located in Las Vegas, Nevada for our employment center and purchasing departments from the Herbst's Grandchildren's Trust. The lease began in November 2002 and requires payments of $43,525 through November 2012. Rent expense was $43,525 was incurred under this lease arrangement for the year ended December 31, 2002.

        Related-party transactions.    Edward Herbst, an owner, owes us approximately $437,000 represented by certain notes receivable at December 31, 2002. The notes bear interest at rates from five to six percent and are due in 2003. Interest income related to the notes receivable was $26,000, $27,000 and $26,000 for 2000, 2001 and 2002, respectively.

        Mr. Higgins is our General Counsel, the General Counsel of Terrible Herbst, Inc. and the brother of Mary E. Higgins, our Chief Financial Officer. Mr. Higgins received a salary for services rendered to us in 2000, 2001 and 2002 of $99,500, $192,617 and $260,674, respectively.

        In 1999, HIGCO, Inc., a company owned and operated by Mr. Higgins and two of his brothers, G. Michael Higgins and Kevin J. Higgins agreed to purchase from us for $200,000 a liquor license related to owning and operating a tavern located in Henderson, Nevada. Mr. Higgins is the president and a member of the board of directors of HIGCO. The terms of the purchase between us and HIGCO require HIGCO to repay the debt at 9% interest per annum. The balance of that note at December 31, 2001 was $135,000 and $116,000 at December 31, 2002. In addition, we have entered into a slot route contract to install, operate and service slot machines at the tavern. Pursuant to the revenue-sharing contract, HIGCO paid us $66,948, $114,442 and $105,559 in gaming fees in 2000, 2001 and 2002, respectively. The slot route contract for the tavern expires on May 19, 2005. The tavern was sold on December 31, 2002 to an unrelated party and HIGCO repaid the note in full in January 2003.

        John N. Brewer.    John N. Brewer, a member of our board of directors, is a partner with Kummer Kaempfer Bonner & Renshaw. We retain Kummer Kaempfer Bonner & Renshaw as outside legal counsel, and Kummer Kaempfer Bonner & Renshaw has received fees for legal services in the last fiscal year.

        John D. Gaughan.    John D. Gaughan, a member of our board of directors, is the President and Chief Executive Officer of Las Vegas Dissemination, Inc. Las Vegas Dissemination, Inc. provides services related to the race and sports books at Terrible's Hotel & Casino and Terrible's Town, and Las Vegas Dissemination, Inc. has received fees for services in the amount of $108,842, $220,555 and $239,111 for 2000, 2001 and 2002, respectively.

        Indemnification of Directors and Officers.    Section 78.7502 of the Nevada Revised Statutes, Article VIII of our articles of incorporation and Article IX of our by-laws contain provisions for indemnification of our officers, directors, employees and agents. Our articles require us to indemnify such persons to the full extent permitted by Nevada law. Each person will be indemnified in any proceeding if he acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, our best interests. Indemnification would cover expenses, including attorneys' fees, judgments, fines and amounts paid in settlement.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the registrants pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

DESCRIPTION OF OTHER INDEBTEDNESS

        On September 6, 2002, we entered into a credit agreement that provides for a revolving line of credit in the principal aggregate amount of $10.0 million for working capital and general corporate purposes. The line of credit is secured by the furniture, fixtures and equipment of Terrible's Hotel & Casino and guarantees given by our subsidiaries. The line of credit matures on September 30, 2003, with a possibility of being renewed for a one-year term. Outstanding indebtedness under the line of credit bears interest at LIBOR plus 3.5%. Until the line of credit is terminated, we have agreed to maintain a cash flow leverage ratio of no greater than 5.75 to 1.00, a fixed charge coverage ratio of no less than 1.25 to 1.00, a cash balance of no less than $20.0 million and certain other maintenance covenants. We have not drawn on the line of credit.

DESCRIPTION OF SERIES B NOTES

        You can find the definitions of certain terms used in this description under the caption "Certain Definitions." In this description, "Herbst Gaming" refers only to Herbst Gaming, Inc. and not to any of its subsidiaries.

        Herbst Gaming will issue the Series B notes under an indenture dated August 24, 2001 among itself, the Subsidiary Guarantors and The Bank of New York, as trustee, in a private transaction that is not subject to the registration requirements of the Securities Act. References to the "notes" include both the Series B notes and any Series A notes that remain outstanding following completion of the exchange offer. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Collateral Documents referred to under the caption "Security" define the terms of the agreements that will secure the notes and the guarantees.

        The Series B notes offered hereby are additional notes issued under an indenture executed by Herbst Gaming on August 24, 2001. On that date, Herbst Gaming issued and sold $170.0 million of 10 3/4% Senior Secured Notes due 2008. The additional notes will also be secured pari passu with, and vote on any matter submitted to noteholders with, our previously issued 10 3/4% Senior Secured Notes due 2008. After the exchange of the additional notes, if any, for publicly registered exchange notes as described below under "—Registration Rights; Liquidated Damages," the Series B notes offered hereby will trade as a single class of notes with, our previously issued 10 3/4% Senior Secured Notes due 2008. As used in this section, the term "notes" means the notes offered hereby and the previously issued notes, unless otherwise indicated or the context otherwise requires. The following description is a summary of the material provisions of the indenture, the Registration Rights Agreement and the Collateral Documents, all of which have been filed as exhibits to this registration statement. This summary does not restate any of those agreements in their entirety. This summary is qualified in its entirety by reference to the indenture, the Registration Rights Agreement and the Collateral Documents. We urge you to read the indenture, the Registration Rights Agreement and the Collateral Documents because they, and not this description, define your rights as Holders of the notes. Certain defined terms used in this description but not defined below under the caption "Certain Definitions" have the meanings assigned to them in the indenture.

Brief Description of the Notes and the Guarantees

The notes:

  •
  are general obligations of Herbst Gaming;

  •
  are secured by a first priority security interest in substantially all of Herbst Gaming's existing and future assets, other than certain licenses which may not be pledged under applicable law;

  •
  are pari passu in right of payment with all of Herbst Gaming's existing and future senior indebtedness;

  •
  are senior in right of payment to any of Herbst Gaming's existing and future secured indebtedness; and

  •
  are unconditionally guaranteed by the Subsidiary Guarantors, as described below.

The guarantees:

        The notes are guaranteed by all of Herbst Gaming's subsidiaries existing on the date of the indenture and will be guaranteed by all of Herbst Gaming's future Restricted Subsidiaries. Each guarantee:

  •
  is a general obligation of the Subsidiary Guarantor;

  •
  is secured by a first priority security interest in substantially all of the Subsidiary Guarantors' existing and future assets, other than furniture, fixtures and equipment located at Terrible's Hotel & Casino in Las Vegas, Nevada, and certain licenses which may not be pledged under applicable law;

  •
  is pari passu in right of payment with all of the Subsidiary Guarantors' existing and future senior indebtedness; and

  •
  is senior in right of payment to any of the Subsidiary Guarantor's existing and future secured indebtedness.

        The operations of Herbst Gaming are conducted through its subsidiaries and, therefore, Herbst Gaming depends on the cash flow of its subsidiaries to meet its obligations, including its obligations under the notes. As of December 31, 2002, after giving pro forma effect to the offering of Series B notes and the application of the proceeds of the offering of Series B notes as if each had occurred on such date, Herbst Gaming and its subsidiaries would have had approximately $217.0 million of Indebtedness.

        As of the date of the exchange offer, all of our subsidiaries will be Restricted Subsidiaries. However, under the circumstances described below under the caption "Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries," Herbst Gaming is permitted to designate certain of its subsidiaries as Unrestricted Subsidiaries. Herbst Gaming's Unrestricted Subsidiaries are not subject to many of the restrictive covenants in the indenture. Herbst Gaming's Unrestricted Subsidiaries do not guarantee the notes.

Principal, Maturity and Interest

        Herbst Gaming will issue Series B notes in an aggregate principal amount of up to $47.0 million. Herbst Gaming may issue additional notes (the "Additional Notes") from time to time after this exchange offer if the Fixed Charge Coverage Ratio for Herbst Gaming's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which the Additional Notes are issued would have been at least 2.0 to 1, determined on a pro forma basis (including pro forma application of the net proceeds therefrom) as if the Additional Notes had been issued at the beginning of such four-quarter period. The notes and any Additional Notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture. Herbst Gaming will issue notes in denominations of $1,000 and integral multiples of $1,000. The notes will mature on September 1, 2008.

        Interest on the Series B notes will accrue at the rate of 10 3/4% per annum and will be payable semi-annually in arrears on each March 1 and September 1 with the next interest payment being

September 1, 2003. Herbst Gaming will make each interest payment to the Holders of record on the immediately preceding February 15 and August 15. Interest on the notes will accrue from the date of issuance of the Series A notes or, if interest has already been paid on the Series A notes, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

        If a Holder of at least $2.5 million in aggregate principal amount of notes has given wire transfer instructions to Herbst Gaming, Herbst Gaming will pay all principal, interest, premium and Liquidated Damages, if any, on that Holder's notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar within the City and State of New York, unless Herbst Gaming elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders.

Paying Agent and Registrar for the Notes

        The trustee will initially act as paying agent and registrar. Herbst Gaming may change the paying agent or registrar without prior notice to the Holders, and Herbst Gaming or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

        A Holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and Herbst Gaming may require a Holder to pay any taxes and fees required by law or permitted by the indenture. Herbst Gaming is not required to transfer or exchange any note selected for redemption. Also, Herbst Gaming is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

        The registered Holder of a note will be treated as the owner of it for all purposes.

Guarantees

        The Subsidiary Guarantors will jointly and severally guarantee Herbst Gaming's obligations under the notes. The obligations of each Subsidiary Guarantor under its Guarantee will be limited as necessary to prevent that Guarantee from constituting a fraudulent conveyance under applicable law. See "Risk Factors—Federal and state statutes allow courts, under specific circumstances, to void guarantees or subordinate claims in respect of the notes and require holders to return payments received from subsidiary guarantors."

        The Guarantee of a Subsidiary Guarantor will be released:

  (1)
  in connection with any sale or other disposition of all or substantially all of the assets of that Subsidiary Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of Herbst Gaming, if the Subsidiary Guarantor applies the Net Proceeds of that sale or other disposition in accordance with the "Asset Sale" provisions of the indenture;

  (2)
  in connection with any sale of all of the Capital Stock of a Subsidiary Guarantor to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of Herbst Gaming, if Herbst Gaming or the Subsidiary Guarantor that receives the Net Proceeds of that sale applies such Net Proceeds in accordance with the "Asset Sale" provisions of the indenture; or

  (3)
  if Herbst Gaming properly designates any Restricted Subsidiary that is a Subsidiary Guarantor as an Unrestricted Subsidiary.

See "—Repurchase at the Option of Holders—Asset Sales."

Security

        The notes and the Guarantees will be secured by a first priority security interest in substantially all of Herbst Gaming's and the Subsidiary Guarantors' assets, whether now owned or hereafter acquired, including, without limitation, and subject to the liens permitted by the Collateral Documents:

  (1)
  a pledge of the Capital Stock of Herbst Gaming and each of the Subsidiary Guarantors;

  (2)
  a mortgage or leasehold mortgage, as appropriate, on all of the Casino Properties and the real property on which Herbst Gaming's headquarters is located, including all additions and improvements and component parts related thereto and issues and profits therefrom;

  (3)
  a security interest in all existing furniture, fixtures and equipment owned or leased by Herbst Gaming and the Subsidiary Guarantors, other than that located at Terrible's Hotel & Casino in Las Vegas, Nevada;

  (4)
  security interest in all general intangibles, inventory and other personal property not contemplated by clause (3), above, other than accounts receivable, Herbst Gaming's and the Subsidiary Guarantors' gaming licenses or any other licenses or permits that may not be assigned pursuant to applicable law;

  (5)
  a collateral assignment of certain contracts; and

  (6)
  a pledge of all Intercompany Notes payable to Herbst Gaming or any of its Subsidiaries.

        The notes and the Guarantees will be secured by our route contracts only through a pledge of the Capital Stock of each of Herbst Gaming's Subsidiaries that are parties to those contracts and not by a direct collateral assignment of any of those contracts.

        If an Event of Default occurs, the trustee may, in addition to any rights and remedies available to it under the indenture and the Collateral Documents, take such action as it deems advisable to protect and enforce its rights in the Collateral, including the institution of sale or foreclosure proceedings.

        So long as no Default or Event of Default shall have occurred and be continuing, and subject to certain terms and conditions in the indenture and the Collateral Documents and Nevada gaming law, Herbst Gaming and the Subsidiary Guarantors will be entitled to receive the benefit of all cash dividends, interest and other payments made upon or with respect to the Collateral pledged by them and to exercise any voting and other consensual rights pertaining to the Collateral pledged by them. Upon the occurrence and during the continuance of a Default or Event of Default:

  (1)
  all rights of Herbst Gaming and the Subsidiary Guarantors to receive all cash dividends, interest and other payments made upon or with respect to the Collateral will cease and such cash dividends, interest and other payments will be paid to the trustee;

  (2)
  all rights of Herbst Gaming and the Subsidiary Guarantors to exercise such voting or other consensual rights shall cease, and all such rights shall become vested in the trustee which, to the extent permitted by law, will have the sole right to exercise such rights; and

  (3)
  the trustee may sell the Collateral or any part thereof in accordance with the terms of the Collateral Documents.

        Under the terms of the indenture and the Collateral Documents, the trustee will determine the circumstances and manner in which the Collateral shall be disposed of, including, but not limited to, the determination of whether to release all or any portion of the Collateral from the Liens created by the Collateral Documents and whether to foreclose on the Collateral following a Default or Event of Default. Moreover, upon the full and final payment and performance of all Obligations of Herbst Gaming and the Subsidiary Guarantors under the indenture and the notes, the Collateral Documents will terminate and the Collateral will be released.

  Certain Gaming Law Limitations

        The trustee's ability to foreclose upon the pledged shares and other gaming collateral comprising our gaming businesses is limited by relevant gaming laws. Regulations of the Nevada Gaming Commission provide that no person may acquire an interest in a gaming licensee or enforce a security interest in the stock of a corporation which is the holder of a gaming license or which owns stock in such a corporation without the prior approval of the Nevada Gaming Commission. As such, neither the trustee nor any Holder is permitted to operate or manage any gaming business or assets unless such person has been licensed under applicable law for such purpose.

        Nevada law requires that all persons who propose to own shares of licensed corporations or of registered holding corporations must be found suitable as a stockholder of such corporations by the Nevada Gaming Commission and other relevant gaming authorities before acquiring ownership of such interests. Consequently, it would be necessary for the trustee to file an application with the Nevada Gaming Authorities requesting approval to enforce the security interest in the pledged shares and obtain such approval before it may take any steps to enforce the security interest. Additionally, the trustee must file applications with the Nevada Gaming Authorities requesting approval to enforce a security interest in gaming assets before it may take steps to enforce the security interest. Moreover, it would be necessary for a prospective purchaser of the pledged shares or of the assets comprising our gaming businesses to file the necessary applications, be investigated, and be found suitable by the Nevada gaming authorities before acquiring the gaming assets or the pledged shares through the foreclosure sale. Under Nevada law, the applicant for such approvals must file all applications required by the Nevada gaming authorities, be investigated, provide all information requested by the investigating agency and pay all fees and costs charged by the gaming authorities for such investigations. Although the regulations of the Nevada Gaming Commission provide that the Nevada Gaming Commission may, in its discretion, grant a temporary or permanent waiver of these requirements with respect to foreclosure on pledged shares, no action to enforce the security interest in the pledged shares may be taken nor may the ownership of the shares be transferred until these procedures are complied with so long as the corporations hold gaming licenses or are registered with the Nevada Gaming Commission as a holding company which owns any interest in a licensed corporation. These requirements may therefore limit the number of potential bidders who would participate in any foreclosure sale and may delay the sale of the pledged shares or other gaming assets, either of which could have an adverse effect on the proceeds received from such sales.

  Certain Bankruptcy Limitations

        The right of the trustee to repossess and dispose of the Collateral upon the occurrence of an Event of Default is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against Herbst Gaming or a Subsidiary Guarantor prior to the trustee having repossessed and disposed of the Collateral. Under bankruptcy law, a secured creditor such as the trustee is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, bankruptcy law permits the debtor to continue to retain and to use collateral (and the proceeds, products, offspring, rents or profits of such collateral) even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to circumstances, but it is intended in general to protect the value of the secured creditor's interest in the collateral and may include, if approved by the court, cash payments or the granting of additional security for any diminution in the value of the collateral as a result of the stay of repossession or the disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. The court has broad discretionary powers in all these matters, including the valuation of collateral. In addition, because the enforcement of the Lien of the trustee in cash, deposit accounts and cash equivalents may be limited in a bankruptcy proceeding, the Holders of the notes may not have any consent rights with respect to the use of those funds by Herbst Gaming or any of its Subsidiaries during the pendency of the proceeding. In view of these considerations, it is impossible to predict how long payments under the notes could be delayed following commencement of a bankruptcy case, whether or when the trustee could repossess or dispose of the Collateral or whether or to what extent Holders of the notes would be compensated for any delay in payment or loss of value of the Collateral.

Optional Redemption

        At any time prior to September 1, 2004, Herbst Gaming may redeem up to 35% of the aggregate principal amount of notes issued under the indenture at a redemption price of 110.75% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date, with the net cash proceeds of an Initial Public Offering by Herbst Gaming; provided that:

  (1)
  at least 65% of the aggregate principal amount of notes issued under the indenture remains outstanding immediately after the occurrence of such redemption (excluding notes held by Herbst Gaming and its Subsidiaries); and

  (2)
  the redemption must occur within 45 days of the date of the closing of such Initial Public Offering.

        Except pursuant to the preceding paragraph, the notes will not be redeemable at Herbst Gaming's option prior to September 1, 2005.

        On or after September 1, 2005, Herbst Gaming may redeem all or a part of the notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, thereon, to the applicable redemption date, if redeemed during the twelve-month period beginning on September 1 of the years indicated below:

Year	Percentage
2005	105.375%
2006	102.688%
2007 and thereafter	100.000%

        Herbst Gaming's offer to repurchase all or a part of the notes, if triggered, will comply with Rule 14e-1 and will be held open for no less than 20 business days.

Mandatory Disposition Pursuant to Gaming Laws

        If any Gaming Authority requires that a Holder or Beneficial Owner of notes be licensed, qualified or found suitable under any applicable Gaming Law and such Holder or Beneficial Owner:

  (1)
  fails to apply for a license, qualification or a finding of suitability within 30 days (or such shorter period as may be required by the applicable Gaming Authority) after being requested to do so by the Gaming Authority; or

  (2)
  is denied such license or qualification or not found suitable;

        Herbst Gaming shall have the right, at its option:

  (1)
  to require any such Holder or Beneficial Owner to dispose of its notes within 30 days (or such earlier date as may be required by the applicable Gaming Authority) of the occurrence of the event described in clause (1) or (2) above, or

  (2)
  to redeem the notes of such Holder or Beneficial Owner, in accordance with Rule 14e-1, at a redemption price equal to the least of:

  (a)
  the principal amount thereof, together with accrued and unpaid interest and Liquidated Damages, if any, to the earlier of the date of redemption or the date of the denial of license or qualification or of the finding of unsuitability by such Gaming Authority;

  (b)
  the price at which such Holder or Beneficial Owner acquired the notes, together with accrued and unpaid interest and Liquidated Damages, if any, to the earlier of the date of redemption or the date of the denial of license or qualification or of the finding of unsuitability by such Gaming Authority; and

  (c)
  such other lesser amount as may be required by any Gaming Authority.

        Immediately upon a determination by a Gaming Authority that a Holder or Beneficial Owner of the notes will not be licensed, qualified or found suitable, the Holder or Beneficial Owner will, to the extent required by applicable law, have no further right:

  (1)
  to exercise, directly or indirectly, through any trustee or nominee or any other person or entity, any right conferred by the notes; or

  (2)
  to receive any interest, dividend, economic interests or any other distributions or payments with respect to the notes or any remuneration in any form with respect to the notes from Herbst Gaming, the Subsidiary Guarantors or the trustee.

        Herbst Gaming shall notify the trustee in writing of any such redemption as soon as practicable. The Holder or Beneficial Owner that is required to apply for a license, qualification or a finding of suitability must pay all fees and costs of applying for and obtaining the license, qualification or finding of suitability and of any investigation by the applicable Gaming Authorities.

Mandatory Redemption

        Herbst Gaming is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

  Change of Control

        If a Change of Control occurs, each Holder will have the right to require Herbst Gaming to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that Holder's notes pursuant to an offer on the terms set forth in the indenture (a "Change of Control Offer"). In the Change of Control Offer, Herbst Gaming will offer payment (a "Change of Control Payment") in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Liquidated Damages, if any, thereon, to the date of purchase. Within 30 days following any Change of Control, Herbst Gaming will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offer to repurchase notes on the date (the "Change of Control Payment Date") specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. Herbst Gaming will comply with the requirements of Rules 13e-4 and 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, Herbst Gaming will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such conflict.

        On the Change of Control Payment Date, Herbst Gaming will, to the extent lawful:

  (1)
  accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer;

  (2)
  deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all notes or portions thereof so tendered; and

  (3)
  deliver or cause to be delivered to the trustee the notes so accepted together with an Officers' Certificate stating the aggregate principal amount of notes or portions thereof being purchased by Herbst Gaming.

        The paying agent will promptly mail to each Holder of notes so tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount of $1,000 or an integral multiple of $1,000. Herbst Gaming will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

        The provisions described above that require Herbst Gaming to make a Change of Control Offer following a Change of Control will be applicable regardless of whether any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the Holders to require that Herbst Gaming repurchase or redeem notes in the event of a takeover, recapitalization or similar transaction.

        Herbst Gaming will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Herbst Gaming and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

        The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of Herbst Gaming and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require Herbst Gaming to repurchase such notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Herbst Gaming and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

  Asset Sales

        Herbst Gaming will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

  (1)
  Herbst Gaming (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of,

  (2)
  such fair market value is determined by Herbst Gaming's Board of Directors and evidenced by a resolution of that Board of Directors set forth in an Officers' Certificate delivered to the trustee; and

  (3)
  at least 80% of the consideration therefor received by Herbst Gaming or such Restricted Subsidiary is in the form of cash. For purposes of this provision and not for purposes of the definition of "Net Proceeds" (except to the extent set forth in that definition with respect to the conversion of non-cash proceeds to cash), each of the following shall be deemed to be cash:

  (a)
  any liabilities (as shown on Herbst Gaming's or such Restricted Subsidiary's most recent balance sheet) of Herbst Gaming or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms secured to the notes or any Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases Herbst Gaming or such Restricted Subsidiary from further liability; and

  (b)
  any securities, notes or other obligations received by Herbst Gaming or any such Restricted Subsidiary from such transferee that are contemporaneously (subject to ordinary settlement periods) converted by Herbst Gaming or such Restricted Subsidiary into cash (to the extent of the cash received in that conversion).

        Within 360 days after the receipt of any Net Proceeds from an Asset Sale, Herbst Gaming or the applicable Restricted Subsidiary may apply such Net Proceeds to:

  (1)
  to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business;

  (2)
  to make a capital expenditure; or

  (3)
  to acquire other long-term assets that are used or useful in a Permitted Business;

provided, however, that with respect to any assets that are acquired or constructed or Voting Stock that is acquired with such Net Proceeds, other than Net Proceeds from the sale of Separate Collateral, Herbst Gaming or the applicable Restricted Subsidiary, as the case may be, promptly grants to the trustee, on behalf of the Holders of notes, a first priority perfected security interest on any such assets or Voting Stock on the terms set forth in the indenture and the Collateral Documents. Pending the final application of any such Net Proceeds, Herbst Gaming or the applicable Restricted Subsidiary may temporarily reduce revolving credit borrowings or invest such Net Proceeds in Cash Equivalents which will be held in an account in which the trustee shall have a first priority perfected security interest, subject to Permitted Liens, for the benefit of the Holders of notes in accordance with the indenture and the Collateral Documents.

        Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $5.0 million, Herbst Gaming will make an offer (an "Asset Sale Offer") to all Holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid Interest and Liquidated Damages, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Herbst Gaming may use such Excess Proceeds for any purpose not otherwise prohibited by the indenture and the Collateral Documents. If the aggregate principal amount of notes and such other Indebtedness tendered pursuant to such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee shall select the notes and such other Indebtedness to be purchased on a pro rata basis based on the principal amount of notes and such other Indebtedness tendered. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

        Herbst Gaming will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sales provisions of the indenture, Herbst Gaming will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such conflict.

  Events of Loss

        Within 360 days after any Event of Loss with respect to any Casino Property with a fair market value (or replacement cost, if greater) in excess of $5.0 million, Herbst Gaming or the affected Restricted Subsidiary of Herbst Gaming, as the case may be, may apply the Net Loss Proceeds from such Event of Loss to the rebuilding, repair, replacement or construction of improvements to the property affected by such Event of Loss (the "Subject Property"), with no concurrent obligation to make any purchase of any notes; provided, however, that:

  (1)
  Herbst Gaming delivers to the trustee within 150 days of such Event of Loss a written opinion from a reputable contractor that the Subject Property can be rebuilt, repaired, replaced or constructed in, and operating in, substantially the same condition as it existed prior to the Event of Loss within 24 months of the Event of Loss; and

  (2)
  an Officers' Certificate certifying that Herbst Gaming has available from Net Loss Proceeds or other sources sufficient funds to complete the rebuilding, repair, replacement or construction described in clause (1) above.

        Any Net Loss Proceeds that are not reinvested or not permitted to be reinvested as provided in the first sentence of this covenant will be deemed "Excess Loss Proceeds." When the aggregate amount of Excess Loss Proceeds exceeds $5.0 million, Herbst Gaming will make an offer (an "Event of Loss Offer") to all Holders of notes and holders of other Indebtedness that is pari passu with the notes and containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of Events of Loss to purchase the maximum principal amount of notes and such other Indebtedness that may be purchased out of the Excess Loss Proceeds. The offer price in any Event of Loss Offer will be equal to 100% of principal amount plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, and will be payable in cash. If any Excess Loss Proceeds remain after consummation of an Event of Loss Offer, Herbst Gaming may use such Excess Loss Proceeds for any purpose not otherwise prohibited by the indenture and the Collateral Documents. If the aggregate principal amount of notes tendered pursuant to an Event of Loss Offer exceeds the Excess Loss Proceeds, the trustee will select the notes and such other Indebtedness to be purchased on a pro rata basis based on the principal amount of notes and such other Indebtedness tendered. Upon completion of any such Event of Loss Offer, the amount of Excess Loss Proceeds shall be reset at zero.

        In the event of an Event of Loss pursuant to clause (3) of the definition of "Event of Loss" with respect to any property or assets that have a fair market value (or replacement cost, if greater) in excess of $5.0 million, Herbst Gaming or the affected Restricted Subsidiary, as the case may be, will be required to receive consideration (1) at least equal to the fair market value (evidenced by a resolution of Herbst Gaming's Board of Directors set forth in an Officers' Certificate delivered to the trustee) of the property or assets subject to the Event of Loss and (2) with respect to any "Event of Loss" of any portion of the hotel, casino or parking structure and other property comprising the Casino Properties, at least 75% of which is in the form of Cash Equivalents.

Selection and Notice

        If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

  (1)
  if the notes are listed, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

  (2)
  if the notes are not so listed, on a pro rata basis, by lot or by such method as the trustee shall deem fair and appropriate.

        No notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address. Notices of redemption may not be conditional.

        If any note is to be redeemed in part only, the notice of redemption that relates to that note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the Holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Certain Covenants

  Restricted Payments

        Herbst Gaming will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

  (1)
  declare or pay any dividend or make any other payment or distribution on account of Herbst Gaming's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Herbst Gaming or any of its Restricted Subsidiaries) or to the direct or indirect holders of Herbst Gaming's or any of its Restricted Subsidiaries' Equity Interests in any capacity (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Herbst Gaming or dividends or distributions payable to Herbst Gaming or a Restricted Subsidiary of Herbst Gaming);

  (2)
  purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Herbst Gaming) any Equity Interests of Herbst Gaming or any direct or indirect parent of Herbst Gaming;

  (3)
  make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinate to the notes or the Guarantees, except a payment of interest or principal at the Stated Maturity thereof; or

  (4)
  make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as "Restricted Payments");

unless, at the time of and after giving effect to such Restricted Payment:

  (1)
  no Default or Event of Default shall have occurred and be continuing or would occur as a consequence of such Restricted Payment;

  (2)
  Herbst Gaming would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock"; and

  (3)
  such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Herbst Gaming and its Restricted Subsidiaries after the date of the indenture (excluding Restricted Payments permitted by clauses (2), (3), (5) or (6) of the next succeeding paragraph), is less than the sum, without duplication, of:

  (a)
  50% of the Consolidated Net Income of Herbst Gaming for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the indenture to the end of Herbst Gaming's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

  (b)
  100% of the aggregate net cash proceeds received by Herbst Gaming since the date of the indenture as a contribution to its common equity capital or from the issue and sale of Equity Interests of Herbst Gaming (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Herbst Gaming that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of Herbst Gaming); plus

  (c)
  to the extent that any Restricted Investment that was made after the date of the indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment; plus

  (d)
  100% of any dividends received by Herbst Gaming or any Restricted Subsidiary after the date of the indenture from an Unrestricted Subsidiary of Herbst Gaming to the extent that such dividends constitute a cash return of capital invested by Herbst Gaming or any Restricted Subsidiary in such Unrestricted Subsidiary and such dividends were not otherwise included in Consolidated Net Income of Herbst Gaming for such period and 50% of any other dividends received by Herbst Gaming or any Restricted Subsidiary after the date of the indenture from an Unrestricted Subsidiary of Herbst Gaming, to the extent such dividends were not otherwise included in Consolidated Net Income of Herbst Gaming for such period; plus

  (e)
  to the extent that any Unrestricted Subsidiary of Herbst Gaming is redesignated as a Restricted Subsidiary after the date of the indenture, the lesser of (i) the fair market value of Herbst Gaming's Investment in such Subsidiary as of the date of such redesignation or (ii) such fair market value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary.

        So long as no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

  (1)
  the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such payment would have complied with the provisions of the indenture;

  (2)
  the redemption, repurchase, retirement, defeasance or other acquisition of any Secured Indebtedness of Herbst Gaming or any of its Restricted Subsidiaries or of any Equity Interests of Herbst Gaming in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Herbst Gaming) of, Equity Interests of Herbst Gaming (other than Disqualified Stock); provided, however, that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3)(b) of the preceding paragraph;

  (3)
  the defeasance, redemption, repurchase or other acquisition of Secured Indebtedness of Herbst Gaming or any of its Restricted Subsidiaries with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

  (4)
  the redemption or repurchase of any Equity Interests or Indebtedness of Herbst Gaming or any of its Subsidiaries to the extent required by any Gaming Authority or, if determined in the good faith judgment of the Board of Directors of Herbst Gaming as evidenced by a resolution of the Board of Directors that has been delivered to the trustee, to prevent the loss or to secure the grant or establishment of any gaming license or other right to conduct lawful gaming operations;

  (5)
  with respect to any period after June 30, 2001, so long as Herbst Gaming qualifies as a subchapter "S" corporation within the meaning of Section 1361 of the Code and no Default or Event of Default has occurred and is continuing under the indenture, distributions to shareholders of Herbst Gaming in an amount not to exceed the Tax Amount for such period; and

  (6)
  payments under the Employment Agreement and payments of salary and bonus pursuant to Sections 3 and 4 of the Executive Compensation and Bonus Plan.

        The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the assets or securities proposed to be transferred or issued to or by Herbst Gaming or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant shall be determined by Herbst Gaming's Board of Directors whose resolution with respect thereto shall be delivered to the trustee. Herbst Gaming's Board of Directors' determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $5.0 million. Not later than the date of making any Restricted Payment, Herbst Gaming shall deliver to the trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this "Restricted Payments" covenant were computed, together with a copy of any fairness opinion or appraisal required by the indenture.

  Incurrence of Indebtedness and Issuance of Preferred Stock

        Herbst Gaming will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), and Herbst Gaming will not issue any Disqualified Stock and will not permit any of its Subsidiaries to issue any shares of preferred stock; provided, however, that Herbst Gaming may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Subsidiary Guarantors may incur Indebtedness or issue preferred stock, if the Fixed Charge Coverage Ratio for Herbst Gaming's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including pro forma application of the net proceeds therefrom) as if the additional Indebtedness had been incurred or the preferred stock or Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

        The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

  (1)
  the incurrence by Herbst Gaming and its Restricted Subsidiaries of (a) Indebtedness represented by the notes and the related Guarantees to be issued on the date of the indenture and the notes and the related Guarantees to be issued in exchange for the notes pursuant to the Registration Rights Agreement and (b) their respective obligations arising under the Collateral Documents to the extent such obligations would represent Indebtedness;

  (2)
  the incurrence by Herbst Gaming or any of its Restricted Subsidiaries of Indebtedness represented by Purchase Money Indebtedness and Capital Lease Obligations incurred in connection with the purchase or capital lease of video gaming machines, slot machines or other gaming equipment in an aggregate principal amount or accreted value, as applicable, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (2), not to exceed $10.0 million at any time outstanding;

  (3)
  the incurrence by Herbst Gaming or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness or Indebtedness held by Affiliates of Herbst Gaming) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (1), (2) or (8) of this paragraph;

  (4)
  the incurrence by Herbst Gaming or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Herbst Gaming and any of its Restricted Subsidiaries as provided in the covenant entitled "Advances to Restricted Subsidiaries"; provided, however, that:

  (a)
  such Indebtedness must be expressly secured to the prior payment in full in cash of all Obligations with respect to the notes, in the case of Herbst Gaming, or the Guarantee, in the case of a Restricted Subsidiary; and

  (b)
  (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Herbst Gaming or a Restricted Subsidiary of Herbst Gaming and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Herbst Gaming or a Restricted Subsidiary of Herbst Gaming shall be deemed, in each case, to constitute an incurrence of such Indebtedness by Herbst Gaming or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (4);

  (5)
  the incurrence by Herbst Gaming or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of this indenture to be outstanding;

  (6)
  the Guarantee by Herbst Gaming or any of its Restricted Subsidiaries of Indebtedness of Herbst Gaming or any of its Restricted Subsidiaries that was permitted to be incurred by another provision of this covenant;

  (7)
  the incurrence by Herbst Gaming or any of its Restricted Subsidiaries of Indebtedness in respect of performance, surety or appeal bonds in the ordinary course of business;

  (8)
  the incurrence by Herbst Gaming or any of its Restricted Subsidiaries of Indebtedness, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (8), in an aggregate principal amount not to exceed $30.0 million at any one time outstanding for working capital and other general corporate purposes; and

  (9)
  the incurrence by Herbst Gaming's Unrestricted Subsidiaries of Non-Recourse Debt; provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of Herbst Gaming that was not permitted by this clause (9).

        Herbst Gaming will not incur any Indebtedness (including Permitted Debt) that is contractually secured in right of payment to any other Indebtedness of Herbst Gaming unless such Indebtedness is also contractually secured in right of payment to the notes on substantially identical terms; provided, however, that no Indebtedness of Herbst Gaming shall be deemed to be contractually secured in right of payment to any other Indebtedness of Herbst Gaming solely by virtue of being unsecured.

        For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (9) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Herbst Gaming will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant.

  Liens

        Herbst Gaming will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired, or any proceeds, income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens.

  Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

        Herbst Gaming will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

  (1)
  pay dividends or make any other distributions on its Capital Stock to Herbst Gaming or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Herbst Gaming or any of its Restricted Subsidiaries;

  (2)
  make loans or advances to Herbst Gaming or any of its Restricted Subsidiaries; or

  (3)
  transfer any of its properties or assets to Herbst Gaming or any of its Restricted Subsidiaries.

        However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

  (1)
  the indenture, the notes, the Guarantees and the Collateral Documents;

  (2)
  applicable law;

  (3)
  any instrument governing Indebtedness or Capital Stock of a Person acquired by Herbst Gaming or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

  (4)
  customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

  (5)
  any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

  (6)
  Permitted Refinancing Indebtedness; provided, however, that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

  (7)
  purchase money obligations or capital lease obligations for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (3) of the preceding paragraph;

  (8)
  Liens securing Indebtedness that limit the right of the debtor to dispose of the assets subject to such Lien;

  (9)
  provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business; and

  (10)
  restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

  Merger, Consolidation or Sale of Assets

        Neither Herbst Gaming nor any of its Restricted Subsidiaries may, directly or indirectly, (1) consolidate or merge with or into another Person (whether or not Herbst Gaming or the Restricted Subsidiary is the surviving entity) or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Herbst Gaming and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

  (1)
  either (a) Herbst Gaming or the Restricted Subsidiary, as applicable, is the surviving entity or (b) the Person formed by or surviving any such consolidation or merger (if other than Herbst Gaming or the Restricted Subsidiary) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

  (2)
  the Person formed by or surviving any such consolidation or merger (if other than Herbst Gaming or the Restricted Subsidiary) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of Herbst Gaming or the Restricted Subsidiary, as applicable, under the notes, the indenture, the Registration Rights Agreement, the Guarantee, if any, and the Collateral Documents pursuant to agreements reasonably satisfactory to the trustee;

  (3)
  immediately after such transaction no Default or Event of Default exists;

  (4)
  such transaction would not result in the loss or suspension or material impairment of any of Herbst Gaming's or any of its Restricted Subsidiaries' Gaming Licenses, unless a comparable replacement Gaming License is effective prior to or simultaneously with such loss, suspension or material impairment;

  (5)
  in the case of a consolidation or merger of Herbst Gaming, Herbst Gaming or the Person formed by or surviving any such consolidation or merger (if other than Herbst Gaming) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made will, or, in the case of a consolidation or merger of a Restricted Subsidiary or the sale, assignment, transfer, conveyance or other disposition of the property or assets of the Restricted Subsidiary, Herbst Gaming will, in each case, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, (a) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph and the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock" or (b) have a Fixed Charge Coverage Ratio that is no less than the Fixed Charge Coverage Ratio of Herbst Gaming immediately prior to such transaction; and

  (6)
  such transaction would not require any Holder or Beneficial Owner of notes to obtain a Gaming License or be qualified or found suitable under the law of any applicable gaming jurisdiction; provided that such Holder or Beneficial Owner would not have been required to obtain a Gaming License or be qualified or found suitable under the laws of any applicable gaming jurisdiction in the absence of such transaction.

        In addition, neither Herbst Gaming nor any of its Restricted Subsidiaries may, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. This "Merger, Consolidation or Sale of Assets" covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among Herbst Gaming and any of its Restricted Subsidiaries.

        Notwithstanding the foregoing, Herbst Gaming and any of its Restricted Subsidiaries may reorganize pursuant to a Permitted C-Corp. Reorganization.

  Transactions with Affiliates

        Herbst Gaming will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

  (1)
  such Affiliate Transaction is on terms that are no less favorable to Herbst Gaming or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Herbst Gaming or such Restricted Subsidiary with an unrelated Person; and

  (2)
  Herbst Gaming delivers to the trustee:

  (a)
  with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved unanimously by the Board of Directors; provided that at the time of any such approval the Board of Directors must have at least two Independent Directors; and

  (b)
  with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to the Holders of notes of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

        The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

  (1)
  the Employment Agreement and the Executive Compensation and Bonus Plan;

  (2)
  Existing Transactions;

  (3)
  transactions between or among Herbst Gaming and/or its Restricted Subsidiaries;

  (4)
  transactions with a Person that is an Affiliate of Herbst Gaming solely because Herbst Gaming owns an Equity Interest in such Person;

  (5)
  payment of reasonable directors fees to Persons who are not otherwise Affiliates of Herbst Gaming; and

  (6)
  Restricted Payments that are permitted by the covenant entitled "Restricted Payments."

  Independent Directors

        Herbst Gaming's Board of Directors will within 60 days after the date of the indenture select two nominees for Independent Director. Herbst Gaming will, at all times after such nominees are selected, have at least two Independent Directors, other than during (1) one or more periods not in any one case to exceed 90 consecutive days due to the Independent Director's death, disability, resignation or retirement and (2) any period during which a nominee is undergoing review by applicable Gaming Authorities.

  Sale and Leaseback Transactions

        Herbst Gaming will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided, however, that Herbst Gaming or any of its Restricted Subsidiaries may enter into a sale and leaseback transaction if:

  (1)
  Herbst Gaming or that Restricted Subsidiary, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under of the first paragraph of the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock" and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant entitled "Liens";

  (2)
  the gross cash proceeds of the sale and leaseback transaction are at least equal to the fair market value, as determined in good faith by the Board of Directors and set forth in an Officers' Certificate delivered to the trustee, of the property that is the subject of such sale and leaseback transaction; and

  (3)
  the transfer of assets in such sale and leaseback transaction is permitted by, and Herbst Gaming applies the proceeds of such transaction in compliance with, the covenant entitled "Repurchase at the Option of Holders—Asset Sales."

  Additional Guarantees

        If Herbst Gaming or any of its Restricted Subsidiaries acquires or creates a Restricted Subsidiary after the date of the indenture, then that newly acquired or created Restricted Subsidiary shall become a Subsidiary Guarantor and execute a supplemental indenture and an assumption agreement with respect to all Collateral Documents securing the Guarantee and deliver an Opinion of Counsel to the trustee within ten Business Days of the date on which it was acquired or created. Any Restricted Subsidiary that becomes a Subsidiary Guarantor shall remain a Subsidiary Guarantor unless designated an Unrestricted Subsidiary by Herbst Gaming in accordance with the indenture or is otherwise released from its obligations as a Subsidiary Guarantor as provided in the indenture.

  Designation of Restricted and Unrestricted Subsidiaries

        Herbst Gaming's Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default; provided that in no event shall the business currently comprised of the Slot Route Operations or Terrible's Hotel and Casino be transferred to or held by an Unrestricted Subsidiary. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by Herbst Gaming and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be an Investment made as of the time of such designation and will either reduce the amount available for Restricted Payments under the first paragraph of the covenant entitled "—Restricted Payments" or reduce the amount available for future Investments under one or more clauses of the definition of Permitted Investments, as Herbst Gaming shall determine. That designation will only be permitted if such Investment would be permitted at that time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

  Limitation on Issuances and Sales of Equity Interests in Restricted Subsidiaries

        All of Herbst Gaming's Restricted Subsidiaries shall be wholly owned by Herbst Gaming, by one or more of its Restricted Subsidiaries or by Herbst Gaming and one or more of its Restricted Subsidiaries.

        Herbst Gaming will not, and will not permit any of its Restricted Subsidiaries to, transfer, convey, sell, lease or otherwise dispose of any Equity Interests in any Restricted Subsidiary of Herbst Gaming to any Person (other than Herbst Gaming or a Restricted Subsidiary of Herbst Gaming), unless:

  (1)
  such transfer, conveyance, sale, lease or other disposition is of all the Equity Interests in such Restricted Subsidiary; and

  (2)
  the Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant entitled "Repurchase at the Option of Holders—Asset Sales."

        In addition, Herbst Gaming will not permit any of its Restricted Subsidiaries to issue any of its Equity Interests to any Person, other than to Herbst Gaming or one or more of its Restricted Subsidiaries.

  Line of Business

        Herbst Gaming will not, and will not permit any Subsidiary to, engage in any business or investment activities, other than a Permitted Business. Neither Herbst Gaming nor any of its Subsidiaries may conduct a Permitted Business in any gaming jurisdiction in which Herbst Gaming or such Subsidiary is not licensed on the date of the indenture if the Holders of the notes would be required to be licensed as a result thereof; provided, however, that the provisions described in this sentence will not prohibit Herbst Gaming or any of its Subsidiaries from conducting a Permitted Business in any jurisdiction that does not require the licensing or qualification of all the Holders, but reserves the discretionary right to require the licensing or qualification of any Holders.

  Advances to Restricted Subsidiaries

        All advances, other than equity contributions, to Restricted Subsidiaries made by Herbst Gaming after the date of the indenture will be evidenced by Intercompany Notes in favor of Herbst Gaming. These Intercompany Notes will be pledged pursuant to the Collateral Documents as Collateral to secure the notes. Each intercompany note will be payable upon demand, will bear interest at the then current fair market interest rate and will be secured in right of payment to the obligations of the applicable Restricted Subsidiary under its Guarantee. A form of intercompany note will be attached as an exhibit to the indenture.

  Insurance

        Herbst Gaming will, and will cause its Restricted Subsidiaries to, maintain insurance with carriers against such risks and in such amounts as is customarily carried by similar businesses with such deductibles, retentions, self insured amounts and coinsurance provisions as are customarily carried by similar businesses of similar size, including, without limitation, property and casualty. Customary insurance coverage will be deemed to include, without limitation, the following:

  (1)
  business interruption insurance at all times; and

  (2)
  property insurance protecting the property against losses or damages as is customarily covered by an "all-risk" policy or a property policy covering "special" causes of loss for a business of similar type and size; provided, however, that such insurance will provide coverage of not less than the lesser of (a) 120% of the outstanding principal amount of the notes plus accrued and unpaid interest and (b) 100% of actual replacement value (as determined at each policy renewal based on the F.W. Dodge Building Index or some other recognized means) of any improvements customarily insured consistent with industry standards and, in each case, with a deductible no greater than 2% of the insured value of the Casino Properties or such greater amount as is available on commercially reasonable terms (other than earthquake or flood insurance, for which the deductible may be up to 10% of such replacement value).

        All insurance required by this covenant (except worker's compensation) will name Herbst Gaming and the trustee as additional insureds or loss payees, as the case may be, with losses in excess of $1.0 million payable jointly to Herbst Gaming and the trustee (unless a Default or Event of Default has occurred and is then continuing, in which case all losses are payable solely to the trustee), with no recourse against the trustee for the payment of premiums, deductibles, commissions or club calls, and for at least 30 days notice of cancellation. All such insurance policies will be issued by carriers having an A.M. Best & Company, Inc. rating of A or higher and a financial size category of not less than X, or if such carrier is not rated by A.M. Best & Company, Inc., having the financial stability and size deemed appropriate by an opinion from a reputable insurance broker.

  Additional Collateral; Acquisition of Assets or Property

        Other than with respect to the Separate Collateral, concurrently with the acquisition by Herbst Gaming or any Restricted Subsidiary of any assets or property with a fair market value (as determined by the Board of Director of Herbst Gaming) in excess of $2.0 million individually or $10.0 million in the aggregate, to the extent not prohibited by Gaming Authorities or applicable Gaming Laws, Herbst Gaming shall, or shall cause the applicable Restricted Subsidiary to:

  (1)
  in the case of personal property, execute and deliver to the trustee such Uniform Commercial Code financing statements or take such other actions as shall be necessary or (in the opinion of the trustee) desirable to perfect and protect the trustee's security interest in such assets or property;

  (2)
  in the case of real property, execute and deliver to the trustee:

  (a)
  a deed of trust or a leasehold deed of trust, as appropriate, substantially in the form of the deeds of trust or leasehold deed of trust, as appropriate, executed in connection with the Liens on the Casino Properties (with such modifications as are necessary to comply with applicable law) (under which such Restricted Subsidiary shall grant a security interest to the trustee in such real property and any related fixtures); and

  (b)
  title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property; and

  (3)
  promptly deliver to the trustee such opinions of counsel, if any, as the trustee may reasonably require with respect to the foregoing (including opinions as to enforceability and perfection of security interests).

  Further Assurances

        Herbst Gaming will, and will cause each of its Restricted Subsidiaries to, execute and deliver such additional instruments, certificates or documents, and take all such actions as may be reasonably required from time to time in order to:

  (1)
  carry out more effectively the purposes of the Collateral Documents;

  (2)
  create, grant, perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens created, or intended to be created, by the Collateral Documents; and

  (3)
  ensure the protection and enforcement of any of the rights granted or intended to be granted to the trustee under any other instrument executed in connection therewith.

        Upon the exercise by the trustee or any Holder of any power, right, privilege or remedy under the indenture or any of the Collateral Documents which requires any consent, approval, recording,

qualification or authorization of any governmental authority (including any Gaming Authority), Herbst Gaming will, and will cause each of its Restricted Subsidiaries to, execute and deliver all applications, certifications, instruments and other documents and papers that may be required from Herbst Gaming or any of its Restricted Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

  Limitation on Status as Investment Company

        Neither Herbst Gaming nor any of its Restricted Subsidiaries will become required to register as an "investment company" (as that term is defined in the Investment Company Act of 1940, as amended), or otherwise become subject to regulation under the Investment Company Act of 1940.

  No Payments for Consent

        Herbst Gaming will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture, the notes, any Guarantee or any Collateral Document unless such consideration is offered to be paid and is paid to all Holders of notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

  Reports

        Whether or not required by the Commission, so long as any notes are outstanding, Herbst Gaming will furnish to the Holders of notes, within the time periods specified in the Commission's rules and regulations:

  (1)
  all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if Herbst Gaming was required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by Herbst Gaming's certified independent accountants; and

  (2)
  all current reports that would be required to be filed with the Commission on Form 8-K if Herbst Gaming was required to file such reports.

        If Herbst Gaming has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the consolidated quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management's Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of Herbst Gaming and its Restricted Subsidiaries separate from the financial condition and results of operations of Herbst Gaming's Unrestricted Subsidiaries as required by the rules and regulations of the Commission.

        In addition, following the consummation of the exchange offer contemplated by the Registration Rights Agreement, whether or not required by the Commission, Herbst Gaming will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, Herbst Gaming has agreed that, for so long as any notes remain outstanding, it will furnish to the Holders of notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

        Delivery of reports, information and other documents to the trustee is for informational purposes only and the trustee's receipt of such reports, information and other documents will not constitute constructive notice of any information contained therein, including Herbst Gaming's compliance with any of the covenants under the indenture.

Events of Default and Remedies

        Each of the following is an Event of Default under the indenture:

  (1)
  default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the notes;

  (2)
  default in payment when due of the principal of, or premium, if any, on the notes;

  (3)
  failure by Herbst Gaming or any of its Restricted Subsidiaries to comply with the provisions described under the captions "—Repurchase at the Option of Holders—Change of Control," "—Repurchase at the Option of Holders—Asset Sales," "—Repurchase at the Option of Holders—Events of Loss," or "—Certain Covenants—Merger, Consolidation or Sale of Assets";

  (4)
  default or breach of any covenant, condition or agreement contained in the Collateral Documents by Herbst Gaming or its Restricted Subsidiaries;

  (5)
  failure by Herbst Gaming or any of its Restricted Subsidiaries for 60 days after notice thereof to comply with any other covenant, representation, warranty or other agreement in the indenture not set forth in clause (3) above;

  (6)
  default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Herbst Gaming or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Herbst Gaming or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the date of the indenture, if that default:

  (a)
  is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default"); or

  (b)
  results in the acceleration of such Indebtedness prior to its express maturity;

    and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more;

  (7)
  failure by Herbst Gaming or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $5.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

  (8)
  any of the Collateral Documents shall cease, for any reason (other than pursuant to the terms thereof), to be in full force and effect, or Herbst Gaming shall so assert, or any security interest created, or purported to be created, by any of the Collateral Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby;

  (9)
  except as permitted by the indenture, any Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Subsidiary Guarantor, or any Person acting on behalf of any such Subsidiary Guarantor, shall deny or disaffirm its obligations under its Guarantee;

  (10)
  any representation or warranty made by Herbst Gaming or any of its Restricted Subsidiaries in any Collateral Document or that is contained in any certificate, document or financial or other statement furnished by any of them at any time under or in connection with any such Collateral Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made;

  (11)
  (a) at any time that Gaming Licenses utilized in connection with the route operations of Herbst Gaming and its Restricted Subsidiaries have been revoked, terminated, suspended or otherwise cease to be effective, resulting in the concurrent cessation or suspension of operation for a period of more than 90 days at route locations that, in the aggregate, represented in excess of 20% of Herbst Gaming's net gaming revenues for its most recently completed four fiscal quarters for which internal financial statements are available or (b) the revocation, termination, suspension or other cessation of effectiveness of any Gaming License which results in the cessation or suspension of gaming operations at Terrible's Hotel & Casino for more than 90 consecutive days, in either case, other than as a result of an Asset Sale permitted under the indenture or any voluntary relinquishment that is, in the judgment of the Board of Directors of Herbst Gaming, both desirable in the conduct of the business of Herbst Gaming and its Restricted Subsidiaries, taken as a whole, and not disadvantageous in any material respect to the Holders;

  (12)
  certain events of bankruptcy or insolvency with respect to Herbst Gaming or any of its Restricted Subsidiaries; and

  (13)
  a court of competent jurisdiction enters an order or decree under any bankruptcy law regarding involuntary bankruptcy or liquidation of Herbst Gaming or any of its significant subsidiaries and the order or decree remains unstayed and in effect for 60 consecutive days.

        In the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to Herbst Gaming, any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the Holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

        Holders of notes may not enforce the indenture or the notes, except as provided in the indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from Holders of notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest or Liquidated Damages) if it determines that withholding notice is in their interest.

        The Holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the Holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture, except (1) as otherwise set forth in the third paragraph under the caption "Amendment, Supplement and Waiver" and (2) a continuing Default or Event of Default in the payment of interest or Liquidated Damages on, or the principal of, the notes.

        In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of Herbst Gaming with the intention of avoiding payment of the premium that Herbst Gaming would have had to pay if Herbst Gaming then had elected to redeem the notes pursuant to the optional redemption provisions of the indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes. If an Event of Default occurs prior to September 1, 2005, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of Herbst Gaming with the intention of avoiding the prohibition on redemption of the notes prior to September 1, 2005, then the premium specified in the indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the notes.

        Herbst Gaming is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, Herbst Gaming is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees, Partners and Stockholders

        No director, officer, employee, partner, incorporator or stockholder of Herbst Gaming or any of its Restricted Subsidiaries, as such, shall have any liability for any obligations of Herbst Gaming or any of its Restricted Subsidiaries under the notes, the indenture, the Guarantees, the Collateral Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes and the Guarantees. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

        Herbst Gaming may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of Herbst Gaming's Restricted Subsidiaries discharged with respect to their Guarantees ("Legal Defeasance") except for:

  (1)
  the rights of Holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and Liquidated Damages, if any, on such notes when such payments are due from the trust referred to below;

  (2)
  Herbst Gaming's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

  (3)
  the rights, powers, trusts, duties and immunities of the trustee, and Herbst Gaming's and the Restricted Subsidiaries' obligations in connection therewith; and

  (4)
  the Legal Defeasance provisions of the indenture.

        In addition, Herbst Gaming may, at its option and at any time, elect to have the obligations of Herbst Gaming and its Restricted Subsidiaries released with respect to certain covenants that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including nonpayment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the notes. In addition, the Liens securing the Collateral will be released upon Covenant Defeasance or Legal Defeasance.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

  (1)
  Herbst Gaming must irrevocably deposit with the trustee, in trust, for the benefit of the Holders of notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, and interest, and premium and Liquidated Damages, if any, on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and Herbst Gaming must specify whether the notes are being defeased to maturity or to a particular redemption date;

  (2)
  in the case of Legal Defeasance, Herbst Gaming shall have delivered to the trustee an Opinion of Counsel reasonably acceptable to the trustee confirming that (a) Herbst Gaming has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

  (3)
  in the case of Covenant Defeasance, Herbst Gaming shall have delivered to the trustee an Opinion of Counsel reasonably acceptable to the trustee confirming that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

  (4)
  no Default or Event of Default shall have occurred and be continuing either: (a) on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or (b) insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

  (5)
  such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which either of Herbst Gaming any of its Restricted Subsidiaries is a party or by which Herbst Gaming or any of its Restricted Subsidiaries is bound;

  (6)
  Herbst Gaming must deliver to the trustee an Officers' Certificate stating that the deposit was not made by Herbst Gaming with the intent of preferring the Holders of notes over the other creditors of either of Herbst Gaming with the intent of defeating, hindering, delaying or defrauding creditors of either of Herbst Gaming or others; and

  (7)
  Herbst Gaming must deliver to the trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

        Except as provided in the next three succeeding paragraphs, the indenture, the notes, the Guarantees or the Collateral Documents may be amended or supplemented by Herbst Gaming, Herbst Gaming's Restricted Subsidiaries and the trustee with the consent of the Holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the indenture, the notes, the Guarantees or the Collateral Documents may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

        Without the consent of each Holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting Holder):

  (1)
  reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

  (2)
  reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption "—Repurchase at the Option of Holders");

  (3)
  reduce the rate of or change the time for payment of interest on any note;

  (4)
  waive a Default or Event of Default in the payment of principal of, or interest or premium, or Liquidated Damages, if any, on the notes (except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

  (5)
  make any note payable in money other than that stated in the notes;

  (6)
  make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders of notes to receive payments of principal of, or interest or premium or Liquidated Damages, if any, on the notes;

  (7)
  waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption "—Repurchase at the Option of Holders");

  (8)
  release any Subsidiary Guarantor from any of its obligations under its Guarantee or the indenture, except in accordance with the terms of the indenture;

  (9)
  release all or substantially all of the Collateral from the Lien of the indenture or the Collateral Documents (except in accordance with the provisions thereof); or

  (10)
  make any change in the preceding amendment and waiver provisions.

        Any amendment to, or waiver of, the provisions of any of the Collateral Documents relating to the covenant entitled "Liens" or the security provisions of the indenture will require the consent of the Holders of at least 66?% in principal amount of the notes then outstanding.

        Notwithstanding the preceding, without the consent of any Holder of notes, Herbst Gaming, Herbst Gaming's Restricted Subsidiaries and the trustee may amend or supplement the indenture, the notes, the Guarantees or the Collateral Documents:

  (1)
  to cure any ambiguity, defect or inconsistency;

  (2)
  to provide for uncertificated notes in addition to or in place of certificated notes;

  (3)
  to provide for the assumption of Herbst Gaming's obligations to Holders of notes in the case of a merger or consolidation or sale of all or substantially all of Herbst Gaming's assets;

  (4)
  to make any change that would provide any additional rights or benefits to the Holders of notes or that does not adversely affect the legal rights under the indenture of any such Holder;

  (5)
  to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act; or

  (6)
  to enter into additional or supplemental Collateral Documents.

Satisfaction and Discharge

        The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

  (1)
  either:

  (a)
  all notes that have been authenticated (except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has theretofore been deposited in trust and thereafter repaid to Herbst Gaming) have been delivered to the trustee for cancellation; or

  (b)
  all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year and Herbst Gaming or any Subsidiary

      Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the Holders of notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, interest and premium and Liquidated Damages, if any and accrued interest, to the date of maturity or redemption;

  (2)
  no Default or Event of Default shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Herbst Gaming or any Subsidiary Guarantor is a party or by which Herbst Gaming or any Subsidiary Guarantor is bound;

  (3)
  Herbst Gaming or any Subsidiary Guarantor has paid or caused to be paid all sums payable by them under the indenture; and

  (4)
  Herbst Gaming has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

        In addition, Herbst Gaming must deliver an Officers' Certificate and an Opinion of Counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

        If the trustee becomes a creditor of Herbst Gaming or any of its Restricted Subsidiaries, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions. However, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

        The Holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default shall occur and be continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder of notes, unless such Holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense. In addition, the trustee will provide a list of the Holders or Beneficial Owners of notes to any Gaming Authority upon request.

Book-Entry, Delivery and Form

        Except as set forth below, the Series B notes will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess of $1,000. Series B notes will be issued at the closing of the exchange offer only upon tender of Series A notes in accordance with the procedures set forth in this prospectus and the letter of transmittal.

        The Series B notes initially will be represented by one or more notes in registered, global form without interest coupons (collectively, the "Global Notes"). The Global Notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

        Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See "—Exchange of Global Notes for Certificated Notes." Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes is certificated form.

        So long as the Global Note Holder is the registered owner of the notes, the Global Note Holder will be considered the sole Holder under the indenture of any notes evidenced by the Global Notes. Beneficial Owners of notes evidenced by the Global Notes will not be considered the owners or Holders of the notes under the indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the trustee thereunder. Neither Herbst Gaming nor the trustee will have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC relating to the notes.

Depository Procedures

        The following description of the operations and procedures of DTC are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. Herbst Gaming takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

        DTC has advised Herbst Gaming that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

        DTC has also advised Herbst Gaming that, pursuant to procedures established by it, ownership of these interests in the Global Notes will get shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

        Investors in the Global Notes who are Participants in DTC's system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations which are Participants in such system. All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

        Except as described below, owners of interest in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or "Holders" thereof under the indenture for any purpose.

        Payments in respect of the principal of, and interest and premium and Liquidated Damages, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the indenture. Under the terms of the indenture, DTC, Herbst Gaming and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither Herbst Gaming, the trustee nor any agent of Herbst Gaming or the trustee has or will have any responsibility or liability for:

  (1)
  any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

  (2)
  any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

        DTC has advised Herbst Gaming that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the Beneficial Owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or Herbst Gaming. Neither Herbst Gaming nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the Beneficial Owners of the notes, and Herbst Gaming and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

        Transfers between Participants in DTC will be effected in accordance with DTC's procuders, and will be settled in same-day funds.

        DTC has advised Herbst Gaming that it will take any action permitted to be taken by a Holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

        Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among Participants in DTC, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither Herbst Gaming nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC or their Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

        A Global Note is exchangeable for definitive notes in registered certificated form ("Certificated Notes") if:

  (1)
  DTC (a) notifies Herbst Gaming that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act, and, in either case, Herbst Gaming fails to appoint a successor depositary;

  (2)
  Herbst Gaming, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

  (3)
  there has occurred and is continuing a Default or Event of Default with respect to the notes.

        In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend unless that legend is not required by applicable law.

Same Day Settlement and Payment

        Herbst Gaming will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and Liquidated Damages, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. Herbst Gaming will make all payments of principal, interest and premium and Liquidated Damages, if any, with respect to Certificated Notes, by mailing a check to each such Holder's registered address. The notes represented by the Global Notes are expected to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds.

Registration Rights; Liquidated Damages

        The following description is a summary of the material provisions of the Registration Rights Agreement. It does not restate that agreement in its entirety. We urge you to read the Registration Rights Agreement in its entirety, which is attached as Exhibit 4.9 to this registration statement, because it, and not this description, defines your registration rights as Holders of notes.

        Herbst Gaming, the Subsidiary Guarantors, and the initial purchasers entered into the Registration Rights Agreement on the closing date of the offering of the Series A notes. Pursuant to the Registration Rights Agreement, Herbst Gaming and the Subsidiary Guarantors have agreed to file with the Commission the Exchange Offer Registration Statement on the appropriate form under the Securities Act with respect to the Series B Notes. Upon the effectiveness of the Exchange Offer Registration Statement, Herbst Gaming and the Subsidiary Guarantors will offer to the Holders of Transfer Restricted Securities pursuant to the Exchange Offer who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for Series B Notes.

        If:

  (1)
  Herbst Gaming and the Subsidiary Guarantors are not permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy; or

  (2)
  any Holder of Transfer Restricted Securities notifies Herbst Gaming prior to the 20th day following consummation of the Exchange Offer that:

  (a)
  it is prohibited by law or Commission policy from participating in the Exchange Offer;

  (b)
  that it may not resell the Series B Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales; or

  (c)
  that it is a broker-dealer and owns notes acquired directly from Herbst Gaming or an affiliate of Herbst Gaming,

  Herbst Gaming and the Subsidiary Guarantors will file with the Commission a shelf registration statement to cover resales of the notes by the Holders thereof who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement.

        Herbst Gaming and the Subsidiary Guarantors will use their best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission.

        For purposes of the preceding, "Transfer Restricted Securities" means each note until the earliest of:

  (1)
  the date on which such note has been exchanged by a Person other than a broker-dealer for a Series B Note in the Exchange Offer;

  (2)
  following the exchange by a broker-dealer in the Exchange Offer of a note for a Series B Note, the date on which such Series B Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement;

  (3)
  the date on which such note has been effectively registered under the Securities Act and disposed of in accordance with the shelf registration statement; and

  (4)
  the date on which such note is distributed to the public pursuant to Rule 144 under the Securities Act.

        The Registration Rights Agreement provides:

  (1)
  Herbst Gaming and the Subsidiary Guarantors will file an Exchange Offer Registration Statement with the Commission on or prior to 45 days after the closing of the offering of the Series A notes;

  (2)
  Herbst Gaming and the Subsidiary Guarantors will use their best efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or prior to 120 days after the closing of the offering of the Series A notes;

  (3)
  unless the Exchange Offer would not be permitted by applicable law or Commission policy, Herbst Gaming and the Subsidiary Guarantors will

  (a)
  commence the Exchange Offer; and

  (b)
  complete the Exchange Offer within 150 days after the date of the indenture, or longer, if required by the federal securities laws; and

  (4)
  if obligated to file the shelf registration statement, Herbst Gaming will use its best efforts to file the shelf registration statement with the Commission on or prior to 30 days after such filing obligation arises and to cause the shelf registration to be declared effective by the Commission on or prior to 90 days after such obligation arises.

        If:

  (1)
  Herbst Gaming and the Subsidiary Guarantors fail to file any of the registration statements required by the Registration Rights Agreement on or before the date specified for such filing;

  (2)
  any of such registration statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date");

  (3)
  Herbst Gaming fails to consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement; or

  (4)
  the Exchange Offer Registration Statement or the shelf registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (1) through (4) above, a "Registration Default");

  then Herbst Gaming will pay Liquidated Damages to each Holder, with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to $.05 per week per $1,000 principal amount of notes held by such Holder.

        The amount of the Liquidated Damages will increase by an additional $.05 per week per $1,000 principal amount of notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages for all Registration Defaults of $.50 per week per $1,000 principal amount of notes.

        All accrued Liquidated Damages will be paid by Herbst Gaming and the Subsidiary Guarantors on each interest payment date to the Global Note Holder by wire transfer of immediately available funds or by federal funds check and to Holders of Certificated Notes by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified.

        Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

        Holders of notes will be required to make certain representations to Herbst Gaming (as described in the Registration Rights Agreement) in order to participate in the Exchange Offer and will be required to deliver certain information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time periods set forth in the Registration Rights Agreement in order to have their notes included in the shelf registration statement and benefit from the provisions regarding Liquidated Damages set forth above. By acquiring Transfer Restricted Securities, a Holder of notes will be deemed to have agreed to indemnify Herbst Gaming and the Subsidiary Guarantors against certain losses arising out of information furnished by such holder in writing for inclusion in any shelf registration statement. Holders of notes will also be required to suspend their use of the prospectus included in the shelf registration statement under certain circumstances upon receipt of written notice to that effect from Herbst Gaming.

Certain Definitions

        Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

        "Acquired Debt" means, with respect to any specified Person:

  (1)
  Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

  (2)
  Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, shall mean the possession, directly or indirectly, of the, power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided, however, that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control. Terrible Herbst, Inc. and any person directly or indirectly controlling or controlled by or under direct or indirect common control with Terrible Herbst, Inc. will be deemed to be Affiliates of Herbst Gaming; provided that the proviso in the preceding sentence will not apply to the definition of control as applied to Terrible Herbst, Inc. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" shall have correlative meanings.

        "Applicable Tax Percentage" means the highest aggregate effective marginal rate of federal, state and local income taxes to which any stockholder of a Person that qualifies as an "S" corporation within the meaning of Section 1361 of the Code would be subject in the relevant year of determination, taking into account only such stockholder's share of income and deductions attributable to its interest in such Person.

        "Asset Sale" means:

  (1)
  the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, conveyance or other disposition of all or substantially all of the assets of Herbst Gaming and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption "Repurchase at the Option of Holders—Change of Control" and the provisions described above under the caption "Certain Covenants—Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

  (2)
  the issuance of Equity Interests by any of Herbst Gaming's Restricted Subsidiaries or the sale of Equity Interests by Herbst Gaming in any of its Subsidiaries.

        Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

  (1)
  any single transaction or series of related transactions that involves assets having a fair market value of less than $1.0 million;

  (2)
  a transfer of assets between or among Herbst Gaming and its Restricted Subsidiaries;

  (3)
  an issuance of Equity Interests by a Restricted Subsidiary to Herbst Gaming or to another Restricted Subsidiary;

  (4)
  the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

  (5)
  the sale or other disposition of cash or Cash Equivalents; and

  (6)
  a Restricted Payment or Permitted Investment that is permitted by the covenant entitled "Certain Covenants—Restricted Payments."

        "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

        "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" shall be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms "Beneficially Owns" and "Beneficially Owned" shall have a corresponding meaning.

        "Board of Directors" means:

  (1)
  with respect to a corporation, the Board of Directors of the corporation;

  (2)
  with respect to a partnership, the Board of Directors of the managing general partner of the partnership; and

  (3)
  with respect to any other Person, the board or committee of such Person serving a similar function.

        "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

        "Capital Stock" means:

  (1)
  in the case of a corporation, corporate stock;

  (2)
  in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

  (3)
  in the case of a partnership or limited-liability company, partnership or membership interests (whether general or limited); and

  (4)
  any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

        "Cash Equivalents" means:

  (1)
  United States dollars;

  (2)
  securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six months from the date of acquisition;

  (3)
  certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of "B" or better;

  (4)
  repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

  (5)
  commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Rating Services and in each case maturing within six months after the date of acquisition; and

  (6)
  money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

        "Casino Properties" means the real property comprising the Terrible's Hotel & Casino, located at 4100 Paradise Road, Las Vegas, Nevada, Terrible's Town Casino, located at 771 S. Nevada Highway, Pahrump, Nevada, Terrible's Lakeside Casino and RV Park, located at 5870 S. Homestead, Pahrump, Nevada, and Terrible's Town Casino & Bowl, located at 642 S. Boulder Highway, Henderson, Nevada.

        "Change of Control" means the occurrence of any of the following:

  (1)
  the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Herbst Gaming and its Restricted Subsidiaries taken as a whole to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act), other than a Principal or any Related Party;

  (2)
  the liquidation or dissolution of, or the adoption of a plan relating to the liquidation or dissolution of Herbst Gaming;

  (3)
  prior to an Initial Public Offering, the Principals and their Related Parties cease to collectively Beneficially Own more than 50% of the Voting Stock of Herbst Gaming, measured by voting power rather than number of shares;

  (4)
  after an Initial Public Offering, the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than the Principals and their Related Parties, becomes the Beneficial Owner, directly or indirectly, of more than 35% of the Voting Stock of Herbst Gaming, measured by voting power rather than number of shares; or

  (5)
  the first day on which a majority of the members of the Board of Directors of Herbst Gaming are not Continuing Directors.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Collateral" means all Casino Properties, all shares of capital stock of Herbst Gaming and its Subsidiaries and all other real and personal property of Herbst Gaming and its Restricted Subsidiaries, other than accounts receivable, and furniture, fixtures and equipment located in Terrible's Hotel &

Casino and any licenses of Herbst Gaming or any of its Subsidiaries which may not be pledged pursuant to applicable law.

        "Collateral Documents" means, collectively, all agreements, deeds of trust instruments, documents, pledges or filings executed in connection with granting, or that otherwise evidence, the Lien of the trustee in the Collateral.

        "Consolidated Cash Flow" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

  (1)
  an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

  (2)
  provision for taxes based on income or profits or the Tax Amount of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes or Tax Amount was included in computing such Consolidated Net Income; plus

  (3)
  consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

  (4)
  depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

  (5)
  any charges, premiums or expenses incurred as a direct result of the redemption of the Mezzanine Notes to the extent that such amounts were deducted in computing Consolidated Net Income and determined in accordance with GAAP; plus

  (6)
  any pre-opening expenses relating to Terrible's Hotel & Casino to the extent that such pre-opening expenses were deducted in computing Consolidated Net Income and determined in accordance with GAAP; minus

  (7)
  non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

        "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, however, that:

  (1)
  the Net Income of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary thereof;

  (2)
  the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

  (3)
  the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded;

  (4)
  the cumulative effect of a change in accounting principles shall be excluded; and

  (5)
  the Net Income of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the specified Person or one of its Restricted Subsidiaries.

        "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of Herbst Gaming who (i) was a member of such Board of Directors on the date of the indenture or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

        "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

        "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require Herbst Gaming to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that Herbst Gaming may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant entitled "—Certain Covenants—Restricted Payments."

        "Eligible Institution" means a domestic commercial banking institution that has combined capital and surplus of not less than $500 million or its equivalent in foreign currency, whose debt is rated "A" or higher according to S&P or Moody's at the time any investment or rollover therein is made.

        "Employment Agreement" means the Employment Agreement dated as of August 1, 2001, between Edward Herbst and Herbst Gaming, as in effect on the date of the indenture.

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

        "Event of Loss" means, with respect to any asset, any (1) loss, destruction or damage of such asset, (2) condemnation, seizure or taking by exercise of the power of eminent domain or otherwise of such property or asset, or confiscation of such asset or the requisition of the use of such asset or (3) settlement in lieu of clause (2) above.

        "Executive Compensation and Bonus Plan" means the Executive Compensation and Bonus Plan of Herbst Gaming, as in effect on the date of the indenture.

        "Existing Transactions" means:

  (1)
  the Trademark Agreement and any payments made by Herbst Gaming thereunder;

  (2)
  the License Agreement, dated as of December 20, 1999, between E-T-T, Inc. and Terrible Herbst, Inc. as in effect on the date of the indenture;

  (3)
  the Lease Agreement, dated July 1, 1996, between The Herbst Family Limited Partnership and E-T-T, Inc., as in effect on the date of the indenture;

  (4)
  the Lease Agreement, dated July 1, 1997, between The Herbst Family Limited Partnership II and E-T-T Enterprises L.L.C., as in effect on the date of the indenture; and

  (5)
  the servicing arrangement between Herbst Gaming and Terrible Herbst, Inc., pursuant to which Herbst Gaming provides accounting and administrative services relating to the collection of deposits from Terrible Herbst, Inc. convenience stores in a manner consistent with the practice of the servicing arrangement as of the date of the indenture.

        "Fixed Charges" means, with respect to any specified Person for any period, the sum, without duplication, of:

  (1)
  the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus

  (2)
  the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

  (3)
  any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

  (4)
  the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of Herbst Gaming (other than Disqualified Stock) or to Herbst Gaming or a Restricted Subsidiary of Herbst Gaming, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person (or, in the case of a Person that is a subchapter "S" corporation under the Code, the combined federal, state and local income tax rate that was or would have been utilized to calculate the Tax Amount of such Person), expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

        "Fixed Charge Coverage Ratio" means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred equity subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred equity, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period; provided that the Fixed Charges of such Person attributable to interest on any Indebtedness under a revolving credit facility computed on a pro forma basis will be computed based on the average daily balance of such Indebtedness during the four-quarter reference period. Using the interest rate in effect at the end of such period.

        In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

  (1)
  acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act, but without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

  (2)
  the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded; and

  (3)
  the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

        "Gaming Authority" means any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of the United States federal government, any foreign government, any state, province or city or other political subdivision or otherwise, whether now or hereafter in existence, or any officer or official thereof, including, without limitation, the Nevada State Gaming Control Board and the Nevada Gaming Commission, with authority to regulate any gaming operation (or proposed gaming operation) owned, managed or operated by Herbst Gaming or any of its Subsidiaries.

        "Gaming Law" means any gaming law or regulation of any jurisdiction or jurisdictions to which Herbst Gaming or any of the its Subsidiaries is, or may at any time after the date of the indenture, be subject.

        "Gaming License" means any license, permit, franchise or other authorization from any Gaming Authority necessary on the date of the indenture or at any time thereafter to own, lease, or operate the assets of or otherwise conduct the business of Herbst Gaming or any of its Restricted Subsidiaries.

        "Government Securities" means securities that are:

  (1)
  direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

  (2)
  obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America;

which, in either case, are not callable or redeemable at the option of the issuer thereof, and also includes a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act of 1933, as amended), as custodian with respect to any such Government Security or a specific payment of principal of or interest on any such Government Security held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Security or the specific payment of principal of or interest on the Government Security evidenced by such depository receipt.

        "Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

        "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under:

  (1)
  interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

  (2)
  other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

        "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent, in respect of:

  (1)
  borrowed money;

  (2)
  obligations evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

  (3)
  banker's acceptances;

  (4)
  Capital Lease Obligations;

  (5)
  the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

  (6)
  any Hedging Obligations;

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any assets of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

        The amount of any Indebtedness outstanding as of any date shall be:

  (1)
  the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

  (2)
  the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

        "Independent Director" means a member of Herbst Gaming's Board of Directors that (1) is not a legal or Beneficial Owner, directly or indirectly, of any Equity Interests of Herbst Gaming or any of its Affiliates and does not have any other material, direct or indirect, financial interest in Herbst Gaming or any of its Affiliates, (2) is not a director, officer, employee, manager, contractor or partner of Herbst Gaming or any of its Affiliates (other than in respect of his or her service as an Independent Director of Herbst Gaming), (3) is not a customer, supplier or creditor of Herbst Gaming or any of its Affiliates, (4) does not control, directly or indirectly, Herbst Gaming, any of its Affiliates or any Person described in clauses (1), (2) or (3) above and (5) is not a parent, sibling or child of any Person described in clauses (1), (2), (3) or (4) above.

        "Initial Public Offering" means a firmly underwritten initial public offering of Herbst Gaming's common stock that is registered under the Securities Act and results in net cash proceeds to Herbst Gaming of at least $20.0 million.

        "Intercompany Notes" means the intercompany notes issued by Restricted Subsidiaries of Herbst Gaming in favor of Herbst Gaming or any of its Restricted Subsidiaries to evidence advances by Herbst Gaming or any of its Restricted Subsidiaries.

        "Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Herbst Gaming or any Restricted Subsidiary of Herbst Gaming sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Herbst Gaming such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of Herbst Gaming, Herbst Gaming shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant entitled "Certain Covenants—Restricted Payments." The acquisition by Herbst Gaming or any Restricted Subsidiary of Herbst Gaming of a Person that holds an Investment in a third Person shall be deemed to be an Investment by Herbst Gaming or such Restricted Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant entitled "Certain Covenants—Restricted Payments."

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

        "Net Income" means, with respect to any Person for any period:

  (1)
  the net income (loss) of such Person for such period, determined in accordance with GAAP and before any reduction in respect of preferred equity dividends or distributions, excluding, however:

  (a)
  any gain (but not loss), together with any related provision for taxes or Tax Distributions on such gain (but not loss), realized in connection with (i) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions), other than with respect to Herbst Gaming any gains realized in connection with the termination of a Street Route Contract; or (ii) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

  (b)
  any extraordinary gain (but not loss), together with any related provision for taxes or Tax Distributions on such extraordinary gain (but not loss); less

  (2)
  in the case of any Person that is a subchapter "S" corporation under the Code, the Tax Amount of such Person for such period; less

  (3)
  in the case of Herbst Gaming, any amounts paid pursuant to the Employment Agreement or Sections 3 or 4 of the Executive Compensation and Bonus Plan, to the extent such amounts were not deducted in computing net income of Herbst Gaming.

        "Net Loss Proceeds" means the aggregate cash proceeds received by Herbst Gaming or any of its Restricted Subsidiaries in respect of any Event of Loss, including, without limitation, insurance proceeds, proceeds from condemnation awards or damages awarded by any judgment, net of the direct costs in recovery of such proceeds (including, without limitation, legal, accounting, appraisal and insurance adjuster fees and any relocation expenses incurred as a result thereof), amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Event of Loss, and any taxes or Tax Distributions attributable to such Event of Loss paid or payable as a result thereof.

        "Net Proceeds" means the aggregate cash proceeds received by Herbst Gaming or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, sales commissions, relocation expenses incurred as a result thereof and taxes or Tax Distributions paid or payable as a result thereof, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

        "Non-Recourse Debt" means Indebtedness:

  (1)
  as to which neither Herbst Gaming nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a subsidiary guarantor or otherwise or (c) constitutes the lender;

  (2)
  no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the notes) of Herbst Gaming or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

  (3)
  as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Herbst Gaming or any of its Restricted Subsidiaries.

        "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

        "Permitted Business" means the gaming business and other businesses necessary for, incident to, connected with, arising out of, that is a reasonable extension of or developed or operated to permit, facilitate or enhance the conduct or pursuit of the gaming business (including purchasing real estate in connection with any such business and developing and operating lodging facilities, restaurants, sports or entertainment facilities, transportation services or other related activities or enterprises and any additions or improvements thereto) and potential opportunities in the gaming business.

        "Permitted C-Corp. Reorganization" means a transaction resulting in Herbst Gaming or any of its Restricted Subsidiaries becoming a subchapter "C" corporation under the Code; provided that, in connection with such transaction:

  (1)
  the entity resulting from such transaction is organized and existing under the laws of any state of the United States or the District of Columbia;

  (2)
  the entity resulting from such transaction assumes in writing all of the obligations of Herbst Gaming or any of its Restricted Subsidiaries under the indenture, the notes, the Guarantee and the Collateral Documents and all other documents and instruments to which Herbst Gaming or the Restricted Subsidiary is a party (other than any documents and instruments that, individually or in the aggregate, are not material to Herbst Gaming or the Restricted Subsidiary);

  (3)
  the trustee is given not less than 15 days' advance written notice of such transaction and evidence satisfactory to the trustee (including, without limitation, title insurance and a satisfactory Opinion of Counsel) regarding the maintenance of the perfection and priority of liens granted, or intended to be granted, in favor of the trustee in the Collateral following such transaction;

  (4)
  such transaction would not cause or result in an Event of Default;

  (5)
  such transaction would not result in the loss or suspension or material impairment of any Gaming Licenses, unless a comparable Gaming License is effective prior to or simultaneously with such loss, suspension or material impairment;

  (6)
  such transaction would not require any Holder or Beneficial Owner of the notes to obtain a Gaming License or be qualified or found suitable under the laws of any applicable gaming jurisdiction; provided that such Holder or Beneficial Owner would not have been required to obtain a Gaming License or be qualified or found suitable under the laws of any applicable gaming jurisdiction in the absence of such transaction;

  (7)
  Herbst Gaming or the Restricted Subsidiary shall have delivered to the trustee an Opinion of Counsel in the United States reasonably acceptable to the trustee confirming that neither Herbst Gaming nor any of the Holders will recognize income, gain or loss for U.S. federal or state income tax purposes as a result of such transaction; and

  (8)
  Herbst Gaming shall have delivered to the trustee a certificate of the chief financial officer of Herbst Gaming confirming that the conditions in clauses (1) through (7) have been satisfied.

        "Permitted Investments" means:

  (1)
  any Investment in Herbst Gaming or in a Restricted Subsidiary of Herbst Gaming;

  (2)
  any Investment in Cash Equivalents;

  (3)
  any Investment by Herbst Gaming or any Restricted Subsidiary of Herbst Gaming in a Person, if as a result of such Investment:

  (a)
  such Person becomes a Restricted Subsidiary of Herbst Gaming; or

  (b)
  such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Herbst Gaming or a Restricted Subsidiary of Herbst Gaming;

  (4)
  any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant entitled "Repurchase at the Option of Holders—Asset Sales";

  (5)
  any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Herbst Gaming;

  (6)
  Hedging Obligations;

  (7)
  any Investment made in settlement of gambling debts incurred by patrons of any casino owned or operated by Herbst Gaming or any of its Restricted Subsidiaries which settlements have been entered into in the ordinary course of business;

  (8)
  Investments in any Person with which Herbst Gaming has a Street Route Contract; provided such Investment is made in the ordinary course of business consistent with past practices; and

  (9)
  Investments not otherwise permitted by the foregoing clauses (1) through (8) in an aggregate outstanding amount of not more than $1.0 million.

        "Permitted Liens" means:

  (1)
  Liens on the assets of Herbst Gaming and its Restricted Subsidiaries created by the indenture and the Collateral Documents securing the notes and the Guarantees;

  (2)
  Liens in favor of Herbst Gaming or any of its Restricted Subsidiaries;

  (3)
  Liens on property of a Person existing at the time such Person is merged into or consolidated with Herbst Gaming or any of its Restricted Subsidiaries provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Herbst Gaming or any Restricted Subsidiary;

  (4)
  Liens on property existing at the time of acquisition thereof by Herbst Gaming or any of its Restricted Subsidiaries; provided, however, that such Liens were in existence prior to the contemplation of such acquisition;

  (5)
  Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

  (6)
  Liens existing on the date of the indenture;

  (7)
  Liens to secure Indebtedness permitted by clause (2) of the second paragraph of the covenant entitled "Incurrence of Indebtedness and Issuances of Preferred Equity" covering only the assets acquired with such Indebtedness;

  (8)
  Liens on the Separate Collateral to secure Indebtedness permitted by clause (8) of the second paragraph of the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock";

  (9)
  Liens on the accounts receivable of Herbst Gaming or its Restricted Subsidiaries incurred in the ordinary course of its business;

  (10)
  Liens for taxes, assessments or governmental charges or claims that are not yet due and payable or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

  (11)
  easements, rights-of-way, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect (i) with the use or value of such property as a whole, or (ii) with the business or assets of Herbst Gaming or any Subsidiary; and

  (12)
  Liens on assets of Unrestricted Subsidiaries that secure Non-recourse Debt of Unrestricted Subsidiaries.

        "Permitted Refinancing Indebtedness" means any Indebtedness of Herbst Gaming or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of Herbst Gaming or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided, however, that:

  (1)
  the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest thereon and the amount of all expenses and premiums incurred in connection therewith);

  (2)
  such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

  (3)
  if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is secured in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is secured in right of payment to, the notes on terms at least as favorable to the Holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

  (4)
  such Indebtedness is incurred either by Herbst Gaming or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

        "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited-liability company or government or other entity.

        "Principals" means Edward J. Herbst, Timothy P. Herbst and Troy D. Herbst.

        "Purchase Money Indebtedness" means Indebtedness of Herbst Gaming or any of its Restricted Subsidiaries incurred for the purpose of financing all or any part of the purchase price or cost of installation, construction or improvement of any property.

        "Related Party" means:

  (1)
  any spouse, sibling or child of any Principal; or

  (2)
  any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause (1).

        "Restricted Investment" means an Investment other than a Permitted Investment.

        "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

        "Separate Collateral" means the furniture, fixture and equipment from time to time located in, and used in connection with the operations of, Terrible's Hotel & Casino.

        "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

        "Slot Route Operations" means the operations of Herbst Gaming and its subsidiaries consisting of (i) the Gaming Devices License Agreement, dated as of August 31, 1998, by and between Market Gaming, Inc. and Safeway, Inc., (ii) the Gaming Devices License Agreement, dated as of August 31, 1998, by and between Market Gaming, Inc. and The Vons Company, Inc., (iii) the License Agreement dated as of September 16, 1998, by and between Cardivan Company and Albertson's, Inc., as modified by the Settlement Agreement, dated November 18, 1999, by and among Cardivan Company, Corral United, Inc., Jackpot Enterprises, Inc. and Albertsons, Inc., (iv) the Agreement, dated as of May 1, 1998, by and between Cardivan Company and KMART Corporation (v) the License Agreement, dated as of August 12, 1998, by and between Cardivan Company and Waremart, Inc. and (vi) the License Agreement, dated as of December 20, 1999, by and between E-T-T, Inc. and Terrible Herbst, Inc., each as may be amended, supplemented or modified after the date of the indenture.

        "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

        "Street Route Contract" means any contract entered into by Herbst Gaming or any of its Restricted Subsidiaries with any Person that provides for the installation and operation of slot machines, video poker machines or other electronic gaming devices at premises owned or operated by such Person other than Herbst Gaming or any of its Subsidiaries; provided such Person and its Affiliates own or operate less than five locations at which gaming devices will be installed and operated by Herbst Gaming and its Restricted Subsidiaries.

        "Subsidiary" means, with respect to any specified Person:

  (1)
  any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

  (2)
  any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

        "Subsidiary Guarantor" means each of:

  (1)
  Cardivan Company, a Nevada corporation;

  (2)
  Corral Coin, Inc., a Nevada corporation;

  (3)
  Corral Country Coin, Inc., a Nevada corporation;

  (4)
  E-T-T, Inc., a Nevada corporation;

  (5)
  E-T-T Enterprises L.L.C., a Nevada limited-liability company;

  (6)
  Flamingo Paradise Gaming, LLC, a Nevada limited-liability company;

  (7)
  Market Gaming, Inc., a Nevada corporation;

  (8)
  any Restricted Subsidiary of Herbst Gaming that executes a Guarantee in accordance with the provisions of the indenture; and

  (9)
  their respective successors and assigns.

        "Tax Amount" means, with respect to any Person for any period, an amount equal to (1) the product of (a) the Taxable Income of such Person and (b) the Applicable Tax Percentage, less (2) to the extent not previously taken into account, any income tax benefit attributable to such Person which could be utilized by its shareholders, in the current or any prior year, or portion thereof, from and after the date of the indenture (including any tax losses or tax credits), computed at the Applicable Tax Percentage of the year that such benefit is taken into account for purposes of this computation; provided, however, that the computation of Tax Amount shall also take into account (a) the deductibility of state and local taxes for federal income tax purposes, and (b) any difference in the Applicable Tax Percentage resulting from the nature of the Taxable Income (such as capital gain as opposed to ordinary income).

        "Tax Distribution" means a distribution in respect of taxes to the shareholders of Herbst Gaming pursuant to clause (5) of the second paragraph of the covenant described above under the caption "Certain Covenants—Restricted Payments."

        "Taxable Income" means, with respect to any Person for any period, the taxable income (including all separately stated items of income) or loss of such Person (including any such taxable income payable by such Person's shareholders as a result of such Person's election to be taxed as a subchapter "S" corporation pursuant to Section 1361 of the Code) for such period for federal income tax purposes.

        "Terrible's Hotel & Casino" means the Terrible's Hotel & Casino located at 4100 Paradise Road in Las Vegas, Nevada.

        "Trademark Agreement" means the Trademark License Agreement, dated as of December 19, 1999, by and between E-T-T, Inc. and Terrible Herbst, Inc., as in effect on the date of the indenture.

        "Unrestricted Subsidiary" means any Subsidiary of Herbst Gaming that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a resolution, but only to the extent that such Subsidiary:

  (1)
  has no Indebtedness other than Non-Recourse Debt;

  (2)
  is not party to any agreement, contract, arrangement or understanding with Herbst Gaming or any Restricted Subsidiary of Herbst Gaming unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Herbst Gaming or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Herbst Gaming;

  (3)
  is a Person with respect to which neither Herbst Gaming nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results;

  (4)
  has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Herbst Gaming or any of its Restricted Subsidiaries; and

  (5)
  has at least one director on its Board of Directors that is not a director or executive officer of Herbst Gaming or any if its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of Herbst Gaming or any of its Restricted Subsidiaries.

        Any designation of a Subsidiary of Herbst Gaming as an Unrestricted Subsidiary shall be evidenced to the trustee by filing with the trustee a certified copy of the Board resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant entitled "Certain Covenants—Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of Herbst Gaming as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock," Herbst Gaming shall be in default of such covenant. The Board of Directors of Herbst Gaming may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Herbst Gaming of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Indebtedness is permitted under the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, (2) no Default or Event of Default would be in existence following such designation and (3) the provisions of the covenant entitled "Additional Guarantees" have been satisfied with respect to such Subsidiary.

        "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

  (1)
  the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

  (2)
  the then outstanding principal amount of such Indebtedness.

CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS

        The following is a summary of certain United States federal income and estate tax considerations relating to the purchase, ownership and disposition of the notes, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated under the Internal Revenue Code, administrative rulings and judicial decisions as of the date of this prospectus. These authorities may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service or an Opinion of Counsel with respect to the statements made or the conclusions reached in the following summary, and there can be no assurance that the Internal Revenue Service will agree with such statements and conclusions.

        This summary assumes that the additional notes are held as capital assets and holders have purchased the additional notes upon their initial issuance at the notes' initial offering price. This summary also does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction. In addition, this discussion does not address all tax considerations that may be applicable to a holder's particular circumstances or to holders that may be subject to special tax rules, including, without limitation:

  •
  holders subject to the alternative minimum tax;

  •
  banks, insurance companies, or other financial institutions;

  •
  tax-exempt organizations;

  •
  dealers in securities or commodities;

  •
  traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

  •
  United States holders (as defined below) holders whose "functional currency" is not the United States dollar;

  •
  persons that will hold the notes as a position in a hedging transaction, "straddle," "conversion transaction" or other risk reduction transaction; or

  •
  persons deemed to sell the additional notes under the constructive sale provisions of the Internal Revenue Code.

        If a partnership holds notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our notes, you should consult your tax advisor regarding the tax consequences of the ownership and disposition of the additional notes.

        This summary of certain United States federal tax considerations is for general information only and is not tax advice. You are urged to consult your tax advisor with respect to the application of United States federal income tax laws to your particular situation as well as any tax consequences arising under the United States federal estate or gift tax rules or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

Exchange of Series A Notes Pursuant to the Exchange Offer

        The exchange of Series A notes for Series B notes pursuant to the exchange offer will not be a taxable event for United States federal income tax purposes. You will not recognize gain or loss upon the receipt of Series B notes. If you are not exempt from United States federal income tax, you will be subject to such tax on the same amount, in the same manner and at the same time as you would have been as a result of holding the Series A notes. If you are a cash-basis holder who is exchanging Series A notes for Series B notes, you will not recognize in income any accrued and unpaid interest on the Series A notes by reason of the exchange. The basis and holding period of the Series B notes will be the same as the basis and holding period of the corresponding Series A notes.

Consequences to United States Holders

        The following is a summary of the United States federal tax consequences that will apply to you if you are a United States holder of the notes. Certain consequences to "non-United States holders" of the notes are described under "—Consequences to Non-United States Holders" below. "United States holder" means a beneficial owner of a note that is:

  •
  a citizen or resident of the United States, as determined for federal income tax purposes;

  •
  a corporation or partnership created or organized in or under the laws of the United States or any political subdivision of the United States;

  •
  an estate the income of which is subject to United States federal income taxation regardless of its source; or

  •
  a trust that (1) is subject to the supervision of a court within the United States and the control of one or more United States persons or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

Payments of Interest

        Stated interest on the notes will generally be taxable to you as ordinary income at the time it is paid or accrues in accordance with your method of accounting for tax purposes.

Amortizable Bond Premium

        In general, if you purchase an additional note for an amount (excluding any amount attributable to the accrued interest described in the preceding paragraph) in excess of the stated principal amount of the additional note, such excess will constitute bond premium. You generally may elect to amortize the premium over the remaining term of the additional note on a constant yield method as an offset to interest when includible in income under your regular accounting method. The additional notes are subject to call provisions at our option at various times, as described in this offering memorandum under "Description of the Notes—Optional Redemption." You will calculate the amount of amortizable bond premium based on the amount payable at the applicable call date, but only if the use of the call date (in lieu of the stated maturity date) results in a smaller amortizable bond premium for the period ending on the call date. If you do not elect to amortize bond premium, that premium will decrease the gain or increase the loss you would otherwise recognize on disposition of the additional note. Your election to amortize premium on a constant yield method will also apply to all debt obligations held or subsequently acquired by you on or after the first day of the first taxable year to which the election applies. You may not revoke the election without the consent of the IRS. You should consult your own tax advisor before making this election.

        The rules governing amortizable bond premium are complicated, and we urge you to consult your own tax advisor concerning the application of these rules as they apply to you.

Sale, Exchange or Other Taxable Disposition of Notes

        You will generally recognize gain or loss upon the sale, exchange or other taxable disposition of a note equal to the difference between the amount realized upon the sale, exchange or other disposition (less an amount attributable to any accrued stated interest not previously included in income, which will be taxable as interest income) and your adjusted tax basis in the note. Your adjusted tax basis in a note will generally equal the amount you paid for the note. Any gain or loss recognized on a disposition of the note will be capital gain or loss. If you are an individual and have held the note for more than one year, such capital gain will generally be subject to tax at a maximum rate of 20%. Your ability to deduct capital losses may be limited.

Liquidated Damages

        We intend to take the position for United States federal income tax purposes that any payments of liquidated damages should be taxable to you as additional interest income when received or accrued, in accordance with your method of tax accounting. This position is based in part on the assumption that as of the date of issuance of the notes, the possibility that liquidated damages will have to be paid is a "remote" or "incidental" contingency within the meaning of applicable Treasury Regulations. Our determination that such possibility is a remote or incidental contingency is binding on you, unless you explicitly disclose that you are taking a different position to the Internal Revenue Service on your tax return for the year during which you acquire the note. However, the Internal Revenue Service may take a contrary position from that described above, which could affect the timing and character of both your income from the notes and our deduction with respect to the payments of liquidated damages.

        If we do fail to register the Series B Notes for sale to the public, you should consult your tax advisors concerning the appropriate tax treatment of the payment of liquidated damages on the notes.

Information Reporting and Backup Withholding

        In general, information reporting requirements will apply to certain payments of principal and interest on the notes and the proceeds of sale of a note unless you are an exempt recipient. A backup withholding tax will apply to such payments if you fail to provide your taxpayer identification number or certification of exempt status or have been notified by the Internal Revenue Service that you are subject to backup withholding.

        Any amounts withheld under the backup withholding rules will generally be allowed as a refund or a credit against your United States federal income tax liability provided the required information is properly furnished to the Internal Revenue Service on a timely basis.

Consequences to Non-United States Holders

        The following is a summary of the United States federal tax consequences that will apply to you if you are a non-United States holder of notes. The term "non-United States holder" means a beneficial owner of a note that is not a United States holder.

        Special rules may apply to certain non-United States holders such as "controlled foreign corporations," "passive foreign investment companies" and "foreign personal holding companies." Such entities should consult their own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them.

Payment of Interest

        The 30% United States federal withholding tax will not apply to any payment to you of interest on a note provided that:

  •
  you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of section 871(h)(3) of the Internal Revenue Code;

  •
  you are not a controlled foreign corporation that is related to us through stock ownership;

  •
  you are not a bank whose receipt of interest on a note is described in section 881(c)(3)(A) of the Internal Revenue Code; and

  •
  (a) you provide your name and address, and certify, under penalties of perjury, that you are not a United States person (which certification may be made on an Internal Revenue Service Form W-8BEN) or (b) a securities clearing organization, bank, or other financial institution that holds customers' securities in the ordinary course of its business holds the note on your behalf and certifies, under penalties of perjury, that it has received Internal Revenue Service Form W-8BEN from you or from another qualifying financial institution intermediary, and provides a copy of the Internal Revenue Service Form W-8BEN. If the notes are held by or through certain foreign intermediaries or certain foreign partnerships, such foreign intermediaries or partnerships must also satisfy the certification requirements of applicable Treasury Regulations.

        If you cannot satisfy the requirements described above, payments of interest will be subject to the 30% United States federal withholding tax, unless you provide us with a properly executed (1) Internal Revenue Service Form W-8BEN claiming an exemption from or reduction in withholding under the benefit of an applicable tax treaty or (2) Internal Revenue Service Form W-8ECI stating that interest paid on the note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

        If you are engaged in a trade or business in the United States and interest on a note is effectively connected with the conduct of that trade or business, you will be required to pay United States federal income tax on that interest on a net income basis (although exempt from the 30% withholding tax provided the certification requirement described above is met) in the same manner as if you were a United States person as defined under the Internal Revenue Code, except as otherwise provided by an applicable tax treaty. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States. For this purpose, interest will be included in the earnings and profits of such foreign corporation.

Sale, Exchange or Other Taxable Disposition of Notes

        Any gain realized upon the sale, exchange or other taxable disposition of a note (except with respect to accrued and unpaid interest, which would be taxable as described above) generally will not be subject to United States federal income tax unless:

  •
  that gain is effectively connected with your conduct of a trade or business in the United States;

  •
  you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

  •
  you are subject to Internal Revenue Code provisions applicable to certain United States expatriates.

        A holder described in the first bullet point above will be required to pay United States federal income tax on the net gain derived from the sale, except as otherwise required by an applicable tax treaty, and if such holder is a foreign corporation, it may also be required to pay a branch profits tax at a 30% rate or a lower rate if so specified by an applicable income tax treaty. A holder described in the second bullet point above will be subject to a 30% United States federal income tax on the gain derived from the sale, which may be offset by United States source capital losses, even though the holder is not considered a resident of the United States.

United States Federal Estate Tax

        The United States federal estate tax will not apply to the notes owned by you at the time of your death, provided that (1) you do not own actually or constructively 10% or more of the total combined voting power of all classes of our voting stock (within the meaning of the Internal Revenue Code and the Treasury Regulations) and (2) interest on the note would not have been, if received at the time of your death, effectively connected with your conduct of a trade or business in the United States.

Information Reporting and Backup Withholding

        The amount of interest paid to you on the note and the amount of tax withheld, if any, will generally be reported to you and the Internal Revenue Service. You will generally not be subject to backup withholding with respect to payments that we make to you provided that you have made appropriate certifications as to your foreign status, or you otherwise establish an exemption.

        You will generally not be subject to backup withholding or information reporting with respect to any payment of the proceeds of the sale of a note effected outside the United States by a foreign office of a foreign "broker" (as defined in applicable Treasury Regulation), provided that such broker:

  •
  derives less than 50% of its gross income for certain periods from the conduct of a trade or business in the United States;

  •
  is not a controlled foreign corporation for United States federal income tax purposes; and

  •
  is not a foreign partnership that, at any time during its taxable year, has 50% or more of its income or capital interests owned by United States persons or is engaged in the conduct of a United States trade or business.

        You will be subject to information reporting, but not backup withholding, with respect to any payment of the proceeds of a sale of a note effected outside the United States by a foreign office of any other broker unless such broker has documentary evidence in its records that you are not a United States person and certain other conditions are met, or you otherwise establish an exemption. You will be subject to backup withholding at a maximum rate of 31% and information reporting with respect to any payment of the proceeds of a sale of a note effected by the United States office of a broker unless you properly certify under penalties of perjury as to your foreign status and certain other conditions are met or you otherwise establish an exemption.

        Currently applicable Treasury Regulations establish reliance standards with regard to the certification requirements described above.

        Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is properly furnished to the Internal Revenue Service on a timely basis.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives Series B notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Series B notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Series B notes received in exchange for private notes where such private notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for at least 180 days after the exchange offer is completed, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

        We will not receive any proceeds from any sale of Series B notes by broker-dealers. Series B notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Series B notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Series B notes. Any broker-dealer that resells Series B notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such Series B notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit of any such resale of Series B notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of 180 days after the exchange offer is completed, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holder of the private notes) other than commissions or concessions of any brokers or dealers and the fees of any advisors or experts retained by holders of Series A notes, and will indemnify the holders of the private notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        Certain legal matters with regard to the validity of the notes will be passed upon for us by Kummer Kaempfer Bonner & Renshaw, Las Vegas, Nevada. John N. Brewer, a partner with the law firm of Kummer Kaempfer Bonner & Renshaw, has been named as and will, pending approval by the Nevada Gaming Commission, be a director of Herbst Gaming, Inc. We retain Kummer Kaempfer Bonner & Renshaw as outside legal counsel, and Kummer Kaempfer Bonner & Renshaw receives fees for legal services rendered.

EXPERTS

        The consolidated financial statements of Herbst Gaming, Inc. and Subsidiaries as of December 31, 2001 and 2002 and for each of the three years in the period ended December 31, 2002, included in this prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The financial statements of Anchor Coin Route Operation, a wholly owned carve-out entity of Anchor Gaming (Predecessor Company), as of June 30, 2001 and for the years ended June 30, 2000 and 2001 and for the six month period ended December 29, 2001, and the financial statements of Anchor Coin Route Operation, a wholly owned carve-out entity of International Game Technology (Successor Company) as of and for the six month period ended June 29, 2002, included in this prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph referring to certain costs allocated to Anchor Coin Route Operation by its parent company), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INDEX TO

FINANCIAL STATEMENTS

Page
HERBST GAMING, INC.
Independent Auditors' Report	114
Consolidated Balance Sheets as of December 31, 2002 and 2001, and March 31, 2003 (unaudited)	115
Consolidated Statements of Operations for the Year Ended December 31, 2002, 2001 and 2000, and for the Three Months Ended March 31, 2002 (unaudited) and 2003 (unaudited)	116
Consolidated Statements of Stockholders' Equity for the Years Ended December 31, 2002, 2001 and 2000, and for the Three Months Ended March 31, 2003 (unaudited)	117
Consolidated Statements of Cash Flows for the Years Ended December 31, 2002, 2001 and 2000, and for the Three Months Ended March 31, 2002 (unaudited) and 2003 (unaudited)	118
Notes to Consolidated Financial Statements	120
ANCHOR COIN ROUTE OPERATIONS
Independent Auditors' Report	133
Balance Sheets as of June 30, 2001, June 29, 2002 and December 28, 2002	134
Statements of Income for the Years Ended June 30, 2002 and 2001, for the Six Month Periods Ended December 29, 2001, June 29, 2002 and December 28, 2002 (unaudited)	135
Statements of Stockholder's Equity for the Years Ended June 30, 2000 and 2001, for the Six Month Periods Ended December 29, 2001, June 29, 2002 and December 28, 2002 (unaudited)	136
Statements of Cash Flows for the Years Ended June 30, 2000 and 2001, for the Six Month Periods Ended December 29, 2001, June 29, 2002 and December 28, 2002 (unaudited)	137
Notes to Financial Statements	138

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of
Herbst Gaming, Inc. and Subsidiaries
Las Vegas, Nevada

We have audited the accompanying consolidated balance sheets of Herbst Gaming, Inc. and Subsidiaries (the "Company") as of December 31, 2001 and 2002, and the related consolidated statements of operations, stockholders' equity (deficiency), and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Herbst Gaming, Inc. and Subsidiaries as of December 31, 2001 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP

Las Vegas, Nevada
March 4, 2003

Herbst Gaming, Inc.

Consolidated Balance Sheets
(in thousands)

	December 31,		March 31,
	2001	2002	2003
			(unaudited)
Assets
Current assets
Cash and cash equivalents	$44,750	$55,035	$45,530
Accounts receivable, net	1,396	1,389	1,108
Notes and loans receivable	276	266	771
Prepaid expenses	2,959	3,520	3,389
Inventory	773	1,143	1,077

Total current assets	50,154	61,353	51,875
Property and equipment, net	104,372	99,932	106,063
Lease acquisition costs, net	17,407	15,140	64,330
Due from related parties	452	546	619
Other assets, net	7,798	6,742	10,155

Total assets	$180,183	$183,713	$233,042

Liabilities and stockholders' deficiency
Current liabilities
Current portion of long-term debt	$74	$127	$116
Accounts payable	5,922	4,695	5,657
Accrued expenses	11,395	10,707	8,030
Due to related parties	974	430	47

Total current liabilities	18,365	15,959	13,850
Long-term debt, less current portion	167,245	167,814	216,949
Other liabilities	1,041	1,175	1,042
Commitments and contingencies (Note 9)
Stockholders' deficiency
Common stock (no par value; 2,500 shares authorized; 300 shares issued and outstanding)	2,368	2,368	2,368
Additional paid-in-capital	1,631	1,631	1,631
Accumulated deficit	(10,467)	(5,234)	(2,798)

Total stockholders' deficiency	(6,468)	(1,235)	1,201

Total liabilities and stockholders' deficiency	$180,183	$183,713	$233,042

See notes to consolidated financial statements.

Herbst Gaming, Inc.

Consolidated Statements of Operations
(in thousands)

	Year Ended December 31,			Three Months Ended March 31,
	2000	2001	2002	2002	2003
				(unaudited)	(unaudited)
Revenues
Route operations	$86,109	$170,893	$183,877	$44,890	$53,783
Casino operations	25,315	67,831	72,498	18,446	19,521
Other—non-gaming	2,376	2,837	2,949	658	724

Total revenues	113,800	241,561	259,324	63,994	74,028
Less promotional allowances	(2,400)	(8,410)	(9,802)	(2,445)	(2,739)

Net revenues	111,400	233,151	249,522	61,549	71,289

Costs and expenses
Route operations	74,321	141,535	150,781	36,661	42,610
Casino operations	17,322	46,686	48,635	12,139	12,121
Depreciation and amortization	5,318	14,198	15,741	3,829	5,217
General and administrative	4,782	10,168	10,812	2,751	2,766
Pre-opening expenses	2,361	—	—	—	—

Total costs and expenses	104,104	212,587	225,969	55,380	62,714

Income from operations	7,296	20,564	23,553	6,169	8,575

Other income (expense)
Interest income	82	407	336	94	80
Interest expense, net of capitalized interest	(4,643)	(19,952)	(18,785)	(4,694)	(5,323)
Gain (loss) on sale of assets	603	41	129	(1)	4
Loss on early retirement of debt	—	(13,024)	—	—	—

Total other expense	(3,958)	(32,528)	(18,320)	(4,601)	(5,239)

Net income (loss)	$3,338	$(11,964)	$5,233	$1,568	$3,336

See notes to consolidated financial statements.

Herbst Gaming, Inc.

Consolidated Statements of Stockholders' Equity (Deficiency)
(in thousands)

Balance	Common Stock	Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Total
Balance, January 1, 2000	$2,368	—	$6,086	$8,454
Net income	—	—	3,338	3,338
Dividends	—	—	(5,551)	(5,551)
Contributed capital	—	$731	—	$731

Balance, December 31, 2000	2,368	731	3,873	6,972
Net loss	—	—	(11,964)	(11,964)
Dividends	—	—	(2,376)	(2,376)
Contributed capital	—	900	—	900

Balance, December 31, 2001	2,368	1,631	(10,467)	(6,468)
Net income	—	—	5,233	5,233

Balance, December 31, 2002	2,368	1,631	(5,234)	(1,235)
Stockholders' distributions (unaudited)	—	—	(900)	(900)
Net income (unaudited)	—	—	3,336	3,336

Balance, March 31, 2003 (unaudited)	$2,368	$1,631	$(2,798)	$1,201

See notes to consolidated financial statements.

Herbst Gaming, Inc.

Consolidated Statements of Cash Flows
(in thousands)

	Year Ended December 31,			Three Months Ended March 31,
	2000	2001	2002	2002	2003
				(unaudited)	(unaudited)
Cash flows from operating activities:
Net income (loss)	$3,338	$(11,964)	$5,233	$1,568	$3,336
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation and amortization	5,318	14,198	15,741	3,829	5,217
Debt discount amortization	288	1,633	424	104	50
Loss (gain) on sale of property and equipment	(603)	(41)	(129)	1	(4)
Other	—	(202)	—	(7)	—
Loss on early retirement of debt	—	13,024	—	—	—
Decrease (increase) in:
Accounts receivable	60	(621)	7	109	281
Prepaid expenses	(140)	2,182	(561)	(54)	338
Inventory	(265)	(120)	(370)	(211)	66
Other current assets	(80)	—	—	—	—
Due from related parties	(106)	21	(94)	(17)	(73)
Increase (decrease) in:
Accounts payable	6,248	(8,597)	170	1,406	(289)
Accrued expenses	1,299	6,157	(688)	(4,932)	(3,255)
Due to related parties	(476)	(1,499)	(544)	(463)	(383)
Other liabilities	—	774	134	166	(133)

Net cash provided by operating activities	14,881	14,945	19,323	1,499	5,151

Cash flows from investing activities:
Net cash paid for acquisition of Jackpot's Slot Route	(35,211)	—	—	—	—
Net cash paid for acquisition of Anchor's Slot Route assets	—	—	—	—	(57,171)
Additions to notes receivable	(255)	(325)	(860)	(65)	(217)
Collection on notes receivable	—	432	870	34	222
Proceeds from sale of property and equipment	555	951	395	70	21
Purchases of property and equipment	(10,036)	(3,226)	(8,442)	(1,239)	(2,942)
Lease acquisition costs	(114)	(610)	(663)	(62)	(269)
Decrease in other assets	122	—	—	—	—

Net cash used in investing activities	(44,939)	(2,778)	(8,700)	(1,262)	(60,356)

Cash flows from financing activities:
Increase in notes payable to related parties	7,994	3,553	—	—	—
Decrease in notes payable to related parties	—	(20,947)	—	—	—
Proceeds from long-term debt	53,088	167,025	—	—	49,115
Reduction of long-term debt	(5,116)	(127,531)	(104)	(21)	(41)
Loan origination fees	(3,147)	(7,838)	(234)	(165)	(2,474)
Prepayment penalty on retired debt	—	(9,776)	—	—	—
Additional paid-in capital	731	900	—	—	—
Dividends/Distributions	(5,551)	(2,376)	—	—	(900)

Net cash provided by (used in) financing activities	47,999	3,010	(338)	(186)	45,700

Net increase (decrease) in cash and cash equivalents	17,941	15,177	10,285	51	(9,505)
Cash and cash equivalents
Beginning of period	11,632	29,573	44,750	44,750	55,035

End of period	$29,573	$44,750	$55,035	$44,801	$45,530

Supplemental cash flow information—
Cash paid during the period for interest	$6,781	$12,983	$18,637	$9,497	$9,475
Supplemental schedule of non-cash investing and financing activities—
Purchase of assets financed through accounts payable	13,293	—	271	1,678	1,497
Purchase of assets through direct financing	15,119	2,445	302	48	—
Real estate development costs financed through additional debt	2,000	—	—	—	—
Acquisition of Jackpot's Slot Route
Fair value of assets and liabilities acquired—
Current assets, other than cash	$4,287
Property and equipment	13,651
Lease acquisition costs	17,566
Other long-term assets	1,057
Accounts payable	(146)
Other liabilities	(1,204)

Cash paid, net of cash acquired	$35,211

Acquisition of assets of Anchor Coin slot route
Fair value of assets and liabilities acquired—
Current assets, other than cash					$717
Property and equipment					5,200
Lease acquisition costs					50,532
Other long-term assets					1,300
Accrued expenses					(578)

Cash paid, net of cash acquired					$57,171

See notes to consolidated financial statements.

Herbst Gaming, Inc.

Notes to Consolidated Financial Statements

1.     Description of Business and Summary of Significant Accounting Policies

        Description of Business and Principles of Consolidation—The accompanying consolidated financial statements of Herbst Gaming, Inc. ("Herbst" or the "Company") include the accounts of Herbst and its subsidiaries; E-T-T, Inc. and Subsidiaries ("E-T-T"), Market Gaming, Inc. ("MGI"), E-T-T Enterprises L.L.C. ("E-T-T Enterprises"), and Flamingo Paradise Gaming, LLC ("FPG"). The financial statements of E-T-T are consolidated and include the following wholly-owned subsidiaries: Cardivan Company, Corral Coin, Inc., and Corral Country Coin, Inc.

        All significant intercompany balances and transactions between Herbst, E-T-T, MGI, E-T-T Enterprises, and FPG have been eliminated in the consolidated financial statements.

        Herbst Gaming, Inc. was incorporated in Nevada on January 21, 1997. In August of 2001, a restructuring occurred, wherein E-T-T, MGI, FPG and E-T-T Enterprises became wholly-owned subsidiaries of Herbst. This restructuring occurred in conjunction with the $170.0 million bond offering that was used to retire the majority of the existing debt of the consolidated entities. Prior to August of 2001, the newly consolidated entities were combined for presentation purposes.

        E-T-T and MGI conduct business in the gaming industry and generate revenue principally from gaming machine route operations and casino operations. Gaming machine route operations involve the installation, operation, and service of gaming machines owned by the Company that are located in licensed, leased, or subleased space in retail stores (supermarkets, convenience stores, etc.), bars, and restaurants throughout the State of Nevada. The Company operates Terrible's Town Casino & Bowl (Henderson) in Henderson, Nevada, Terrible's Searchlight Casino in Searchlight, Nevada, and Terrible's Town Casino and Terrible's Lakeside Casino & RV Park, both of which are located in Pahrump, Nevada, a community 60 miles west of Las Vegas.

        E-T-T Enterprises develops and leases real estate to E-T-T.

        FPG owns and operates Terrible's Hotel & Casino in Las Vegas, Nevada, which began operations in December 2000.

        The gaming industry in the State of Nevada is subject to extensive state and local government regulation. The Company's gaming operations are subject to the licensing and regulatory control of the Nevada Gaming Commission, the Nevada Gaming Control Board, and local jurisdictions.

        Interim Financial Statements—The accompanying financial statements for the three months ended March 31, 2002 and 2003, are unaudited but, in the opinion of management, include all adjustments (consisting only of normal, recurring adjustments) necessary for a fair presentation of the financial results of the interim periods. The results of operations for the three months ended March 31, 2003 are not necessarily indicative of the results to be expected for the year ending December 31, 2003. These accompanying unaudited interim condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements included in the Company's Form 10-K for the year ended December 31, 2002.

        Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Significant estimates incorporated into the Company's consolidated financial statements include the estimated useful lives for depreciable and amortizable assets, the estimated allowance for doubtful accounts receivable and the estimated cash flows in assessing the recoverability of long-lived assets. Actual results could differ from those estimates.

        Cash and Cash Equivalents—Cash and cash equivalents include highly liquid investments with an original maturity at the date of purchase of three months or less. The carrying value of these investments approximates their fair value due to their short maturities.

        Fair Value of Financial Instruments—The carrying value of the Company's cash, trade, notes and loans receivable, and trade payables approximates fair value primarily because of the short maturities of these instruments. The fair value of the Company's long-term debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities. Based on the borrowing rates currently available to the Company for debt with similar terms and average maturities, the estimated fair value of long-term debt outstanding is approximately $177,650,000 as of December 31, 2002.

        Accounts Receivable—Receivables consist primarily of amounts due from customers as a result of normal business operations. The Company periodically performs credit evaluations of its customers. The Company reviews accounts receivable balances in order to determine an allowance for potential credit losses. At December 31, 2001 and 2002, an allowance for potential credit losses was $1,027,557 and $1,224,000, respectively.

        Notes and Loans Receivable—In order to secure various route locations, the Company has provided certain incentives to the location operators in the form of loans. The loans, made for build-outs, tenant improvements, and initial operating expenses, are generally secured by the personal guarantees of the operators and the locations' assets. The majority of the loans are non-interest bearing and are expected to be repaid within one year from the locations' share of net gaming win.

        On a regular basis, the Company evaluates the collectibility of the loans by individually evaluating each location's operating results and cash flows. The carrying value of loans that are determined to be uncollectible is charged to operations at that time. At December 31, 2001 and 2002, an allowance for potential credit losses was not deemed necessary.

        Inventory—Inventories are stated at the lower of cost or market value. Cost is determined using the first-in, first-out method.

        Property and Equipment—Property and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized using the straight-line method over the shorter of the lease term or estimated useful life of the asset. Useful lives are as follows:

Building	40 years
Gaming equipment	5 years
Furniture, fixtures, and equipment	5-10 years
Leasehold improvements	1-20 years

        Real Estate Costs—Costs that clearly relate to the acquisition, development, and construction of real estate projects are capitalized. Interest costs are capitalized while development and construction are in progress. Interest capitalized for the years ended December 31, 2000, 2001 and 2002 was $3,408,000, $0 and $0, respectively.

        Lease Acquisition Costs—Significant incremental costs associated with the acquisition of location leases are capitalized and amortized using the straight-line method over the term of the related leases, including expected renewals, which range from 1 to 20 years. Lease acquisition costs are stated at cost less accumulated amortization of $5,454,000 and $7,528,000 at December 31, 2001 and 2002, respectively.

        Debt Issuance Costs—Debt issuance costs incurred in connection with the issuance of long-term debt are capitalized and amortized to interest expense over the terms of the related debt agreements. Debt issuance costs are included in other assets on the balance sheets (see Note 5).

        Long-Lived Assets—In accordance with the provisions of SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," the Company evaluates the potential impairment of long-lived assets when events or changes in circumstances indicate that the carrying amount of a long-lived asset may not be recoverable. If it is determined that the carrying value of long-lived assets may not be recoverable based upon the relevant facts and circumstances, the Company estimates the future undiscounted cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected undiscounted future cash flows is less than the carrying value of the asset, the Company will recognize an impairment loss for the difference between the carrying value of the asset and its fair value. The Company believes that no material impairment of long-lived assets exists at December 31, 2002.

        Revenue and Promotional Allowances—In accordance with industry practice, the Company recognizes as gaming revenues the net win from route operations, which is the difference between gaming wins and losses. The Company recognizes total net win from gaming devices as revenues from gaming routes that operate under revenue-sharing arrangements. Revenue-sharing payments to route locations are recorded as costs of route operations. Revenues from casino operations are gaming wins less losses. Revenues from casino operations include the retail value of food and beverage, and goods and services provided to customers on a complimentary basis. Such amounts are then deducted as promotional allowances. The estimated cost of providing these promotional allowances is as follows:

	Year Ended December 31,
	2000	2001	2002
	(dollars in thousands)
Room	$34	$658	$597
Food and beverage	1,273	3,785	4,507
Other	515	1,322	2,049

Total	$1,822	$5,765	7,153

These costs are periodically reclassified out of the respective department into the casino department.

        Location Rent Expense—Fixed rental payments (including scheduled increases) are recorded on a straight-line basis over the agreement term, including any optional extension periods that are expected to be exercised. Contingent payments are expensed in the period incurred. Renewal agreements are considered new agreements and are accounted for as described above over the new agreement term.

        Pre-opening Expenses—In accordance with Statement of Position ("SOP") 98-5, "Reporting on the Costs of Start-up Activities," the Company expenses certain costs of start-up activities as incurred. During the year ended December 31, 2000, the Company expensed $2,361,000 in pre-opening costs relating to Terrible's Hotel & Casino in Las Vegas. There were no such costs in 2001 and 2002.

        Income Taxes—Herbst, E-T-T and MGI have elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under those provisions, the owners of each company are liable for income tax on the taxable income of the Company as it affects the owners' individual income tax returns. Therefore, a provision for income taxes has not been included in the accompanying consolidated financial statements. E-T-T Enterprises and FPG are treated as partnerships for federal income tax purposes and, therefore, do not incur income taxes. Instead, their earnings and losses are included in the personal returns of the members and are taxed depending on their personal tax situations. Accordingly, the financial statements do not reflect a provision for income taxes.

        Concentrations of Credit Risk—The Company maintains cash balances at certain financial institutions located in southern Nevada. The balances are insured by the Federal Deposit Insurance Corporation ("FDIC") up to $100,000. At times, cash balances may be in excess of FDIC limits.

        Recently Issued and Adopted Accounting Standards—On June 29, 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets that amend APB Opinion No. 16, Business Combinations, and supercede APB Opinion No. 17, Intangible Assets. These statements (1) require that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 and prohibit the pooling-of-interest method and (2) change the accounting for goodwill and other intangible assets on January 1, 2002. The new method of accounting for goodwill and other intangible assets applies to all existing and future unamortized goodwill and other intangible assets balances at the time of adoption. The Company adopted SFAS No. 142 on January 1, 2002, and the adoption did not have a material impact on our consolidated financial statements.

        In August 2001, the FASB issued SFAS No. 144 Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 supersedes FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, and the accounting and reporting provisions of APB Opinion No. 30, Reporting the Results of Operations, and amends ARB No. 51, Consolidated Financial Statements. SFAS No. 144 requires one accounting model to be used for long-lived assets to be disposed of by sale and broadens the presentation of discontinued operations to include more disposal transactions. The requirements of SFAS No. 144 are effective for fiscal years beginning after December 15, 2001. The Company adopted SFAS No. 144 on January 1, 2002, and the adoption did not have a material impact on our consolidated financial statements.

        In April 2002, the FASB issued Statement of Financial Standard ("SFAS") No. 145, Rescission of FASB Statements 4, 44, and 64, Amendment of FASB Statement 13, and Technical Corrections. SFAS No. 145 rescinds SFAS No. 4, Reporting Gains and Losses from Extinguishment of Debt. Under SFAS No. 4, all gains and losses from extinguishment of debt were required to be aggregated, if material, and classified as an extraordinary item, net of related income tax effect, on the statement of income. SFAS No. 145 requires all gains and losses from extinguishment of debt to be classified as extraordinary only if they meet the criteria of Accounting Principles Board Opinion 30. This statement is effective for the Company's 2003 fiscal year and early adoption is permitted. As a result of adopting this statement in the first quarter of 2003, the Company reclassified prior period losses on early retirement of debt as an item in other income (expense), rather than classified as an extraordinary item shown net of the applicable tax benefit. and the adoption did not have a significant impact on its financial position or results of operations.

        In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. The provisions of this statement are effective for exit or disposal activities that are initiated after December 31, 2002. The Company believes that this statement will not have a significant impact on its results of operations or financial position.

        In November 2002, the FASB issued Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of SFAS Nos. 5, 57 and 107 and a rescission of FASB Interpretation No. 34 ("Interpretation 45"). Interpretation 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The provisions of this Interpretation 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, and the disclosure requirements are generally effective for financial statements of interim or annual periods ending after December 15, 2002. The Company believes that Interpretation 45 will not have a significant impact on its results of operations or financial position.

        In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities ("Interpretation 46"). Interpretation 46 addresses consolidation by business enterprises where equity investors do not bear the residual economic risks and rewards. These entities are commonly referred to as "special purpose entities." The provisions of Interpretation 46 are required to be applied prospectively for all variable interest entities created after January 31, 2003. The Company believes that Interpretation 46 will not have a significant impact on its results of operations or financial position.

2.     Acquisition

        On November 20, 2000, the Company completed its acquisition of Cardivan Company, Corral Coin, Inc., and Corral Country Coin, Inc. (collectively, the "Route") from Jackpot Enterprises, Inc. ("Jackpot"). Jackpot was a leading route operator in Nevada. The acquisition, which was recorded under the purchase method of accounting, included the purchase of all of the outstanding shares of the Route for an initial purchase price of $38,000,000, plus working capital and other purchase price adjustments of $6,455,000, for a total purchase price of $44,455,000. A portion of the purchase price has been allocated to assets acquired and liabilities assumed based on estimated fair market value at the date of acquisition with the remaining balance of $17,566,000 recorded as lease acquisition costs for the route contracts acquired. Such intangible asset is being amortized on a straight-line basis over the remaining lives of the contracts.

        The table below reflects unaudited pro forma consolidated results of the Company and the Route as if the acquisition had taken place at the beginning of the year (dollars in thousands):

Year Ended December 31, 2000
Gross Revenues	$183,507
Net loss	(2,642)

        Included in the pro forma net loss are approximately $5,060,000 of interest expense and $2,050,000 of amortization expense for the year ended 2000. In management's opinion, these unaudited pro forma amounts are not necessarily indicative of what the actual consolidated results of operations might have been if the acquisition had been effective at the beginning of 2000.

3.     Property and Equipment

        Property and equipment consist of the following (dollars in thousands):

	December 31,
	2001	2002
Building	$51,547	$52,847
Gaming equipment	48,664	51,448
Furniture, fixtures, and equipment	15,581	18,031
Leasehold improvements	1,587	1,622
Land	15,925	15,925
Construction in progress	1,636	267

	134,940	140,140
Less accumulated depreciation	(30,568)	(40,208)

	$104,372	$99,932

4.     Lease Acquisition Costs

	As of December 31, 2001		As of December 31, 2002		As of March 31, 2003 (unaudited)
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
	(dollars in thousands)
Lease acquisition costs	$22,861	$5,454	$22,668	$7,528	$73,470	$9,140

        The aggregate amortization expense (unaudited) for the quarters ended March 31, 2002 and 2003 was $716,946 and $1,611,420, respectively.

        The aggregate amortization expense for the years ended December 31, 2000, 2001 and 2002 was $649,000, $2,931,000 and $2,930,000, respectively.

        Estimated amortization expense for the years ending 2003, 2004, 2005, 2006 and 2007 is $8,867,000, $9,343,000, $9,124,000, $8,904,000 and $8,760,000, respectively.

5.     Other Assets

        Other assets consist of the following (dollars in thousands):

	December 31,
	2001	2002
Debt issuance costs, net of accumulated amortization of $383 and $1,563, respectively	$7,566	$6,510
Other assets	232	232

Total	$7,798	$6,742

6.     Accrued Expenses

        Accrued expenses consist of the following (dollars in thousands):

	December 31,
	2001	2002
Accrued Interest	$6,459	$6,183
Progressive Jackpot Liabilities	1,084	1,089
Other Accrueds	3,852	3,435

Total	$11,395	$10,707

7.     Long-Term Debt

        Long-term debt consists of the following (dollars in thousands):

	December 31,
	2001	2002
Senior notes secured by assets of the Company. The notes bear interest at 10 3/4% per annum, payments are due on March 1 and September 1, commencing on March 1, 2002. The notes mature on September 1, 2008	$167,175	$167,598
Notes payable to leasing company secured by vehicles, payable in monthly installments of $4, including interest ranging from 4.9% to 5.3%, due April 2003	144	343

Total debt	167,319	167,941
Less current portion	74	127

Total long-term debt	$167,245	$167,814

        On August 24, 2001 the Company issued (under a private placement) $170.0 million in 10 3/4% senior secured notes due in 2008.

        The proceeds of these notes, approximately $167.0 million, were used to retire outstanding balances on substantially all credit facilities of $123.6 million, related-party debt of $20.2 million, and $12.0 million in accrued interest and other costs associated with the early termination of the retired debt. In addition, the Company used $6.8 million of the proceeds to pay fees associated with the offering of the 10 3/4% senior secured notes and the remaining $4.4 million was paid to the Company in cash. The Company incurred a loss on early retirement of debt of $13.0 million in August of 2001. The fees associated with the issuance of the 10 3/4% senior secured notes are included in other assets at December 31, 2001 and 2002 and are being amortized to interest expense over the life of the indebtedness. There were no such charges in 2002.

        The notes mature on August 24, 2008. Interest is payable in cash at a rate of 10 3/4% per annum on March 1 and September 1, commencing March 1, 2002. The indenture under which the notes were issued contains various limitations and restrictions including (i) change-in-control provisions, (ii) limitations on indebtedness and (iii) limitations on restricted payments such as dividends. The Company is in compliance with these covenants as of December 31, 2002.

        In October 2001, the Company filed a Form S-4 registration statement with the Securities and Exchange Commission ("SEC") for the purpose of effecting the exchange of the notes for identical notes registered for resale under the federal securities laws. This registration statement became effective on December 21, 2001 and the exchange offer was consummated on January 22, 2002.

        In February 2003, the Company issued $47.0 million of additional 10 3/4% senior secured notes maturing in 2008 increasing the principal amount of senior secured notes outstanding to $217.0 million under the indenture governing the Company's existing 10 3/4% senior secured notes (see Note 12).

        Long-term debt at December 31, 2002 is expected to mature as follows (dollars in thousands):

2003	$127
2004	112
2005	61
2006	25
2007	18
Thereafter	167,598

Total	$167,941

8.     Related-Party Transactions

        The Company leases the land underlying its facilities for its Terrible's Town Casino (Pahrump) operations from the Herbst Family Limited Partnership and the E-T-T Corporate facilities from Herbst Family Limited Partnership II. The leases require monthly payments of $26,916 through June 2006 with several 5-year options by the Company to extend. Rent expense of $292,992, $307,992 and $322,992 was incurred under these agreements for the years ended December 31, 2000, 2001 and 2002, respectively.

        The Company rents space for certain slot machine route operations in convenience stores owned by Terrible Herbst, Inc. ("Terrible's"), a corporation in which the Company's owners are officers and which is owned by the father of the owners. Rent expense of $2,344,000, $3,653,000 and $4,132,800 was incurred under this agreement for the years ended December 31, 2000, 2001 and 2002, respectively.

        The Company leases a warehouse located in Las Vegas, Nevada, for its employment center and purchasing departments, from the Herbst's Grandchildren's Trust. The lease began in November 2002 and requires payments of $43,525 through November 2012. Rent expense was $43,525 incurred under this lease arrangement for the year ended December 31, 2002.

        The Company leases the real property on which Terrible's Searchlight Casino in Searchlight is located from Terrible Herbst, Inc. for $15,000 per month, pursuant to a lease agreement entered into on June 30, 2002 that expires in 2022, with options to renew the lease for five additional successive terms of ten years each. Amounts paid under this lease were $90,000 in 2002.

        The Company leases land and office space in certain of its facilities to Terrible's under noncancelable lease agreements ranging from ten to twenty years. Monthly rental income is $63,500. Rental income from these leases was $612,000, $623,000 and $662,000 for the years ended December 31, 2000, 2001 and 2002, respectively.

        Future rental income under related-party agreements is as follows (dollars in thousands):

2003	$642
2004	642
2005	642
2006	652
2007	663
Thereafter	3,967

Total	$7,208

        The Company has entered into a trademark and license agreement with Terrible's in which Terrible's agrees to permit the Company to use the Terrible Herbst brand name and its cowboy logo for 25 years including renewal periods. The agreement was amended in 2001 and the annual royalty fee was increased from $600,000 to $1,200,000. Pursuant to this trademark and license agreement, the Company paid approximately $600,000 to Terrible's during 2000, $800,000 in 2001 and $1,200,000 in 2002.

        Due from related parties at December 31, 2001 and 2002 consists of $432,000 and $437,000, respectively, in notes receivable from an owner. The notes bear interest at rates from 5 to 6 percent and are due in 2003. Interest income related to the notes receivable was $26,000, $27,000 and $26,000 for the years ended December 31, 2000, 2001 and 2002, respectively. Due from related parties also includes receivables of $20,000 and $70,000 from Terrible's and $0 and $39,000 from Terrible's Tavern, LLC at December 31, 2001 and 2002, respectively. Both of these receivables are non-interest bearing.

        Obligations due to related parties at December 31, 2001 and 2002 consisted of balances due to Terrible's for expenditures made on behalf of the Company, accrued rent, and accrued management fees. The balances are non-interest bearing and payable on demand.

        The Company has also entered into a servicing arrangement with Terrible's pursuant to which the Company provides accounting and administrative services related to the collection of daily deposits from Terrible's convenience stores. The Company also provides personnel to Terrible's to count, maintain and safeguard large amounts of coin and currency. Terrible's reimburses the Company's expenses in providing these services. Under this servicing arrangement, the Company recorded approximately $155,000, $214,000 and $205,800 for services rendered for the years ended December 31, 2000, 2001 and 2002, respectively.

        In 1999, HIGCO, Inc. ("HIGCO"), a company owned and operated by Mr. Higgins and two of his brothers, agreed to purchase from us for $200,000 a liquor license related to owning and operating a tavern located in Henderson, Nevada. The terms of the purchase between the Company and HIGCO require HIGCO to repay the debt at 9% interest per annum. The balance of that note at December 31, 2001 was $135,000 and $116,000 at December 31, 2002. In addition, the Company has entered into a slot route contract to install, operate and service slot machines at the tavern. Pursuant to the revenue-sharing contract, HIGCO paid us $66,948, $114,442 and $105,559 in gaming fees in 2000, 2001 and 2002, respectively. The bar was sold on December 31, 2002 to an unrelated party. In January 2003, HIGCO repaid the note in full.

        A member of the Company's board of directors is a partner with Kummer Kaempfer Bonner & Renshaw. The Company retains Kummer Kaempfer Bonner & Renshaw as outside legal counsel, and Kummer Kaempfer Bonner & Renshaw has received fees for legal services in the last fiscal year.

        A member of the Company's board of directors, is the President and Chief Executive Officer of Las Vegas Dissemination, Inc. Las Vegas Dissemination, Inc. and provides services related to the race and sports books at Terrible's Hotel & Casino and Terrible's Town. Las Vegas Dissemination, Inc. has received fees for services in the in the amount of $108,842, $220,555 and $239,111 for 2000, 2001 and 2002, respectively.

9.     Commitments and Contingencies

        The Company leases the facilities for its casino operations. The lease for Terrible's Town Casino (Henderson) requires monthly payments of $27,500 through January 2004. Commencing February 2004, and on each five-year anniversary thereafter, the monthly rent increases by $2,500. The initial lease term expires January 2014, with options for ten additional five-year terms with a $2,500 increase in monthly rent at the beginning of each option period.

        The Company leases the land underlying its facilities for its Terrible's Town Casino (Pahrump) and its Las Vegas warehouse and employment center from related parties (see Note 8).

        In December 1999, the Company executed agreements to lease certain gaming machines for $110,000 per month beginning in July 2000 through October 2004.

        In April of 2001, the Company executed agreements to lease certain gaming machines for $91,776 per month, beginning in July 2001 through July 2004.

        At December 31, 2002, the Company has noncancelable location license agreements for space leases at a group of affiliated stores that expire on various dates from 2005 through 2010, with certain options for renewal. Revenues from gaming machines in these stores accounted for approximately 43 percent of the Company's total revenues for the year ended December 31, 2002.

        Future minimum lease payments under noncancelable operating leases and location license agreements are as follows (dollars in thousands):

2003	$58,401
2004	55,867
2005	42,366
2006	30,653
2007	30,290
Thereafter	30,142

Total	$247,719

        Rent expense related to noncancelable leases with terms exceeding one year was $21,478,000, $56,074,000 and $55,998,000 for the years ended December 31, 2000, 2001 and 2002 respectively.

        The Company is a party to certain claims, legal actions, and complaints arising in the ordinary course of business or asserted by way of defense or counterclaim in actions filed by the Company. Management believes that its defenses are substantial in each of these matters and that the Company's legal position can be successfully defended without material adverse effect on its consolidated financial statements.

10.   Revenue Derived From Major Locations

        Route operations revenues at a group of affiliated store chains in the year ended December 31, 2000 and at two groups of affiliated stores in 2001 and 2002 each accounted for more than 10 percent of the Company's total revenues. The total of such revenues were approximately $31,100,000, $81,833,000 and $87,299,000 in the years ended December 31, 2000, 2001 and 2002, respectively. Each individual store chain included in an affiliated group of store chains has a separate lease with the Company.

11.   Business Segments

        The Company has adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 established standards for the way public companies are to report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to stockholders. It also established standards for related disclosures about products and services, geographic areas, and major customers. The Company's management does not use segment information on assets to manage its business.

        The Company operates through two business segments—slot route operations and casino operations. The slot route operations involve the installation, operation, and service of slot machines at strategic, high traffic non-casino locations, such as grocery stores, drug stores, convenience stores, bars, and restaurants. Casino operations consist of the following five casinos: Terrible's Town Casino (Henderson) in Henderson, Nevada, Terrible's Searchlight Casino in Searchlight, Nevada and Terrible's Town Casino and Terrible's Lakeside Casino, both of which are located in Pahrump, Nevada, and Terrible's Hotel & Casino in Las Vegas, Nevada.

        Revenues, income from operations, depreciation and amortization and EBITDA (defined below) for these segments are as follows (dollars in thousands):

	Year Ended December 31,			Three Months Ended March 31,
	2000	2001	2002	2002	2003
				(unaudited)	(unaudited)
Net revenues
Route operations	$85,891	$170,750	$183,572	$44,844	$53,680
Casino operations	23,133	59,564	63,001	6,047	16,885
Other—non-gaming	2,376	2,837	2,949	658	724

Total	$111,400	$233,151	$249,522	$61,549	$71,289

Income from operations (general and administrative expenses included in Other):
Route operations	$8,462	$20,907	$23,327	$5,901	$7,503
Casino operations	3,919	7,329	8,502	2,459	3,230
Other(1)	(5,085)	(7,672)	(8,276)	(2,191)	(2,158)

Total	$7,296	$20,564	$23,553	$6,169	$8,575

Depreciation and amortization
Slot route operations	$3,108	$8,308	$9,464	$2,282	$3,567
Casino operations	1,892	5,548	5,864	1,149	1,534
Other	318	342	413	98	116

Total	$5,318	$14,198	$15,741	$3,829	$5,217

Segment EBITDA(2)
Route operations	$11,570	$29,215	$32,791	$8,183	$11,070
Casino operations	5,811	12,878	14,366	3,908	4,764
Other and corporate(2)	(1,721)	(6,883)	(7,398)	(2,000)	(1,958)

Consolidated EBITDA(2)	$15,660	$35,210	$39,759	$10,091	$13,876

(1)
Amount primarily represents other non-gaming revenues and general and administrative expenses.

(2)
Consolidated EBITDA consists of net income plus depreciation and amortization, interest expense net of capitalized interest, pre-opening expenses and loss on early retirement of debt. Segment EBITDA for route and casino is calculated before allocation of overhead. Other EBITDA represents other revenue, general and administrative expenses, interest income, and other income. EBITDA is presented because it is used as a performance measure to analyze the performance of our business segments and because we believe it is frequently used by securities analysts, investors and others in the evaluation of companies in our industry. However, other companies in our industry may calculate EBITDA differently. EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or as an alternative to net income or as an indicator of operating performance or any other measure of performance derived in accordance with generally accepted accounting principles.

        The following table is a reconciliation of net income to EBITDA:

	Year Ended December 31,			Three Months Ended March 31,
	2000	2001	2002	2002	2003
	(in thousands)			(unaudited)	(unaudited)
Net income (loss)	$3,338	$(11,964)	$5,233	$1,568	$3,336
Adjustments:
Depreciation and amortization	5,318	14,198	15,741	3,829	5,217
Pre-opening expenses	2,361	—	—	—	—
Interest expense, net of capitalized interest	4,643	19,952	18,785	4,694	5,323
Loss on early retirement of debt	—	13,024	—	—	—

Consolidated EBITDA	$15,660	$35,210	$39,759	$10,091	$13,876

12.   Subsequent Events (Unaudited)

        On February 21, 2003, the Company acquired the assets of the slot route business of Anchor Coin, a wholly owned subsidiary of International Game Technology, Inc. The acquisition was an asset acquisition and the only liabilities assumed were progressive jackpots. The initial purchase price was $62,000,000 with a subsequent adjustment to $61,000,000. A portion of the purchase price has been allocated to the assets acquired and liabilities assumed based on estimated market value at the date of acquisition, with the remaining balance of $50,500,000 recorded as lease acquisition costs for the route contracts acquired. Such intantible asset is being amortized on a straight-line basis over the remaining life of the contracts. The acquisition was funded in part by the issuance of $47,000,000 of additional 10 3/4% senior secured notes maturing in 2008, which increased the principal amount of senior secured notes outstanding to $217.0 million under the indenture governing the Company's existing 10 3/4% senior secured notes. The remaining $14,000,000 of the purchase price was funded with cash. In conjunction with the issuance of the notes, the Company capitalized $2,500,000 of debt issuance costs, which are being amortized over the life of the notes.

        The table below reflects unaudited pro forma combined results of the slot route operations of the Company and Anchor Coin as if the acquisition had taken place at the beginning of the year (dollars in thousands):

	Three months ended March 31, 2002	Three months ended March 31, 2003
Gross revenues	$75,769	$80,188
Net income	$1,879	$2,365

        Included in the pro forma net income are approximately $1,165,000 and $453,000 of interest expense. In management's opinion, these unaudited pro forma amounts are not necessarily indicative of what the actual combined results of operations might have been if the acquisition had been effective at the beginning of 2002.

13.   Selected Quarterly Financial Information (Unaudited) (in thousands)

	Mar. 31	June 30	Sept. 30	Dec. 31	Total
Year Ended December 31, 2002
Net revenues—Route operations	$44,844	$46,471	$45,147	$47,110	$183,572
Net revenues—Casino operations	16,047	15,884	15,360	15,710	63,001
Net revenues—Other	658	687	910	694	2,949
Operating income	6,169	6,378	4,499	6,507	23,553
Net income	1,568	1,686	12	1,967	5,233
Year Ended December 31, 2001
Net revenues—Route operations	$41,475	$43,253	$42,486	$43,536	$170,750
Net revenues—Casino operations	15,524	14,634	14,265	15,141	59,564
Net revenues—Other	553	657	769	858	2,837
Operating income	5,262	5,523	5,119	4,660	20,564
Loss on early retirement of debt (1)	—	—	(13,024)	—	(13,024)
Net income (loss)	$510	$219	$(12,718)	$25	$(11,964)

(1)
The Company incurred a loss on early retirement of debt of $13.0 million in August 2001. This charge was due to the costs associated with the retirement and restructuring of $143.0 million of the Company's long-term debt.

INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
International Game Technology
Reno, Nevada

        We have audited the accompanying balance sheet of Anchor Coin Route Operation, a wholly owned carve-out entity of Anchor Gaming (the "Predecessor Company"), as of June 30, 2001 and the related statements of income, stockholder's equity, and cash flows for the years ended June 30, 2000 and 2001 and for the six-month period ended December 29, 2001. We have also audited the balance sheet of Anchor Coin Route Operation, a wholly owned carve-out entity of International Game Technology, as of June 29, 2002 and the related statements of income, stockholder's equity, and cash flows for the six-month period ended June 29, 2002 (the "Successor Company"). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such financial statements present fairly, in all material respects, the financial position of the Predecessor Company as of June 30, 2001 and the results of its operations and its cash flows for the fiscal years ended June 30, 2000 and 2001 and the six-month period ended December 29, 2001 and the Successor Company as of June 29, 2002 and the results of its operations and its cash flows for the six-month period ended June 29, 2002 in conformity with accounting principles generally accepted in the United States of America.

        As discussed in Note 1 and Note 8, certain costs allocated to the Anchor Coin Route Operation by its parent company are provided through intercompany allocations and include general and administrative costs. These allocations may not necessarily be indicative of the conditions that would have existed or the results of operations of Anchor Coin Route Operation had it been operated as a stand alone company.

/s/ DELOITTE & TOUCHE LLP Deloitte & Touche LLP

Las Vegas, Nevada October 9, 2002, except for paragraph 1 of Note 12, as to which the date is November 21, 2002, and paragraph 2 of Note 12, as to which the date is January 16, 2003

Anchor Coin Route Operations
Balance Sheets
(Dollars in thousands)

			Unaudited
	Predecessor Company	Successor Company	Successor Company
	June 30, 2001	June 29, 2002	December 28, 2002
ASSETS
CURRENT ASSETS:
Cash	$2,958	$3,695	$3,651
Accounts and notes receivable, net	1,064	1,099	1,182
Prepaid expenses and other	446	327	271

Total current assets	4,468	5,121	5,104
RECEIVABLE FROM AFFILIATES	47,657	3,389	6,365
PROPERTY AND EQUIPMENT, Net	4,936	5,093	4,572
INTANGIBLE ASSETS, Net	6,850	49,634	47,367
OTHER ASSETS	3,807	1,723	1,622

TOTAL	$67,718	$64,960	$65,030

LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES:
Accounts payable	$236	$755	$334
Accrued employee compensation and benefits	642	1,104	851
Progressive jackpot liabilities	404	214	225
Other accrued liabilities	16	40	49

Total current liabilities	1,298	2,113	1,459
DEFERRED TAXES	374	15,203	15,203

Total liabilities	1,672	17,316	16,662

COMMITMENTS AND CONTINGENCIES (Note 11)
STOCKHOLDER'S EQUITY:
Contributed capital	22,293	46,697	46,697
Retained earnings	43,753	947	1,671

Total stockholder's equity	66,046	47,644	48,368

TOTAL	$67,718	$64,960	$65,030

See notes to financial statements.

Anchor Coin Route Operations
Statements of Income
(Dollars in thousands)

					Unaudited
	Predecessor Company			Successor Company	Successor Company
	Years Ended June 30,		Six Months Ended December 29, 2001	Six Months Ended June 29, 2002	Six Months Ended December 28, 2002
	2000	2001
REVENUES	$41,752	$43,345	$21,858	$22,900	$23,528

COSTS AND EXPENSES:
Costs of revenues	29,330	31,626	16,827	17,280	17,434
Selling, general and administrative	3,209	3,160	2,071	1,643	2,101
Depreciation and amortization	318	433	246	2,605	2,984

Total costs and expenses	32,857	35,219	19,144	21,528	22,519

INCOME FROM OPERATIONS	8,895	8,126	2,714	1,372	1,009

OTHER INCOME (EXPENSE):
Interest income	217	72	26	101	138
Other	88	(24)	(31)	(16)	(33)

Total other income (expense)	305	48	(5)	85	105

INCOME BEFORE INCOME TAXES	9,200	8,174	2,709	1,457	1,114
PROVISION FOR INCOME TAXES	3,220	2,862	948	510	390

NET INCOME	$5,980	$5,312	$1,761	$947	$724

See notes to financial statements.

Anchor Coin Route Operations
Statements of Stockholder's Equity
(Dollars in thousands)

	Contributed Capital	Retained Earnings	Total
Predecessor Company
BALANCES, JULY 1, 1999	$22,293	$32,461	$54,754
Net income	—	5,980	5,980

BALANCES, JUNE 30, 2000	22,293	38,441	60,734
Net income	—	5,312	5,312

BALANCES, JUNE 30, 2001	22,293	43,753	66,046
Net income	—	1,761	1,761

BALANCES, DECEMBER 29, 2001	$22,293	$45,514	$67,807

Successor Company
INITIAL CAPITALIZATION AS OF DECEMBER 30, 2001	$46,697	$—	$46,697
Net income	—	947	947

BALANCES, JUNE 29, 2002	46,697	947	47,644
Net income (unaudited)	—	724	724

BALANCES, DECEMBER 28, 2002 (unaudited)	$46,697	$1,671	$48,368

See notes to financial statements.

Anchor Coin Route Operations
Statements of Cash Flows
(Dollars in thousands)

					Unaudited
	Predecessor Company			Successor Company	Successor Company
	Years Ended June 30,		Six Months Ended December 29, 2001	Six Months Ended June 29, 2002	Six Months Ended December 28, 2002
	2000	2001
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$5,980	$5,312	$1,761	$947	$724
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,430	3,077	1,711	3,959	3,765
Other non-cash expenses, gains and losses	37	227	194	32	35
(Increase) decrease in assets:
Accounts receivable	183	(234)	(17)	53	(222)
Other assets	49	(407)	104	(114)	(103)
Increase (decrease) in liabilities:
Accounts payable	(502)	72	(63)	582	(421)
Other liabilities	(168)	554	(419)	(245)	(233)

Net cash provided by operating activities	8,009	8,601	3,271	5,214	3,545

CASH FLOWS FROM INVESTING ACTIVITIES:
Expenditures for property and equipment	(1,725)	(3,010)	(1,094)	(1,628)	(716)
Expenditures for intangible assets	(150)	(237)	(165)	(80)	(110)
Proceeds from sale of property and equipment	74	97	62	207	74
Payments received on notes receivable	1,887	94	57	50	149
Issuance of notes receivable	(66)	(50)	(116)	(75)	(10)

Net cash provided by (used in) investing activities	20	(3,106)	(1,256)	(1,526)	(613)

CASH FLOWS FOR FINANCING ACTIVITIES:
Net cash advanced to affiliates	(7,998)	(5,189)	(1,595)	(3,371)	(2,976)

NET INCREASE (DECREASE) IN CASH	31	306	420	317	(44)
CASH AT BEGINNING OF PERIOD	2,621	2,652	2,958	3,378	3,695

CASH AT END OF PERIOD	$2,652	$2,958	$3,378	$3,695	$3,651

See notes to financial statements.

Anchor Coin Route Operations

Notes to Financial Statements

1.     BASIS OF PRESENTATION

        The accompanying financial statements include the assets and liabilities and the related operations of the Anchor Coin Route Operations (Route), which is a carve-out entity of Anchor Gaming (Anchor). Effective December 30, 2001, Anchor became a wholly-owned subsidiary of International Game Technology (Parent) (see Note 2). The financial statements of the Route for the period from December 30, 2001 through June 29, 2002 are labeled as "Successor Company," and financial statements prior to December 30, 2001 are labeled as "Predecessor Company." This presentation is included based on the change in accounting basis due to the acquisition of Anchor by the Parent on December 30, 2001. In connection with the acquisition, the assets and liabilities of the Route were recorded at fair value (see Note 2).

        The preparation of these financial statements includes the use of "carve out" accounting procedures wherein certain assets, liabilities and expenses historically recorded or incurred at the parent company level, which related to or were incurred on behalf of the Route, have been identified and allocated as appropriate to reflect the financial results of the Route for the periods presented. No debt or interest expense has been allocated to the Route from either the Parent or Anchor. See Note 8 for further discussion regarding the allocation of costs.

        The Route is a gaming machine route operator in Nevada with more than 1,000 gaming machines in 83 locations at June 29, 2002. At such date, 87% of the Route's gaming machines were located in or near Las Vegas, Nevada. The remainder were primarily located in Reno, Nevada.

        Gaming machine route operations involve the installation, operation, and service of gaming machines (primarily all video poker machines) under space leases mostly with retail chains and revenue participation agreements with local taverns and retail stores. Space leases require payments of fixed monthly fees on a per store basis. Revenue participation agreements provide for payment to the location owner of a percentage of revenues generated by machines at such location and location owners are responsible for maintaining applicable gaming licenses. Both types of agreements generally give the Route exclusive right to install gaming machines at such locations and generally require the Route to pay all installation, maintenance and insurance expenses related to the operations at each location. The Route pays all applicable taxes under space leases and generally shares such taxes on the same basis as revenues under revenue participation arrangements. The Route's largest route contract is a space lease with Smith's Food and Drug Centers, Inc. (Smith's), which expires in December 2010. At June 29, 2002, the Smith's contract covered 450 machines at 31 stores in Nevada. The contract with Smith's grants the Route exclusive right to install gaming machines at all Smith's stores in Nevada, including any stores opened in the future.

2.     ACQUISITION BY THE PARENT

        On December 30, 2001, the Parent completed the acquisition of Anchor pursuant to which Anchor became a wholly-owned subsidiary of the Parent in a stock-for-stock exchange. The acquisition was accounted for as a purchase for financial accounting and reporting purposes in accordance with Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations (see Note 3). The Parent is in the process of finalizing the fair value and the lives of the assets acquired. The purchase price was allocated to assets and liabilities based upon estimates of the fair values of the assets acquired and liabilities assumed, including identifiable intangible assets. The allocation of the purchase price continues to be subject to refinement. The Parent applied push down accounting for the period subsequent to December 30, 2001. Any changes in the fair value or lives assigned to those assets will impact the results of operations.

        The accompanying financial statements reflect the preliminary allocation of the purchase price to the assets acquired and liabilities assumed of the Route, as follows (in thousands):

Current assets	$4,650
Property and equipment	5,002
Intangibles	52,200
Other assets	1,814
Deferred taxes	(16,086)
Liabilities assumed	(883)

Initial capitalization	$46,697

        The following unaudited pro forma financial information for the years ended June 29, 2002 and June 30, 2001 assume that the acquisition of Anchor occurred as of the beginning of fiscal 2001. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which actually would have resulted had the acquisition occurred as of the beginning of fiscal 2001 or the results of operations which may occur in the future.

	Pro Forma (Unaudited) (in thousands)
	Year ended June 30, 2000	Year Ended June 29, 2000
Revenue	$43,345	$44,758
Income before provision for income taxes	3,906	2,039
Net income	2,530	1,325

3.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Fiscal Year—On December 30, 2001, the Parent completed the acquisition of Anchor (see Note 2). To conform with the reporting period used by the Parent, the Route changed its reporting period end date to the Saturday closest to the last day of the quarter-end and year-end calendar month. The adoption of the change did not have a material impact on the comparability of the Route's financial statements.

        Interim Financial Statements—The financial statements for the six months ended December 28, 2002 are unaudited, but in the opinion of management, include all adjustments (consisting only of normal, recurring adjustments) necessary for a fair presentation of the financial results of the interim period. The results of operations for the six months ended December 28, 2002 are not necessarily indicative of the results to be expected for the year ending June 30, 2003.

        Cash—Cash consists primarily of cash on hand in the Route's vaults.

        Fair Value of Financial Instruments—The carrying value of the Route's accounts and notes receivable and accounts payable approximate fair value primarily because of the short maturities of these instruments or because their interest rates approximate market rates. The Route estimates the fair value of its long-term receivables based on the current rates offered by the Route for instruments of similar remaining maturities. The estimated fair values of the obligations closely approximated the carrying values at June 30, 2001 and June 29, 2002.

        Accounts Receivable—Accounts receivable consist primarily of the Route's share of cash that has not been collected from gaming machines as of the end of the year. These receivables were collected on regularly scheduled collection dates within one week of the end of the year.

        Notes Receivable—The Route has provided loans to route location operators. The Route performs credit evaluations prior to issuance of the loans and does not generally require collateral. The Route maintains an allowance for doubtful accounts on notes receivable that are deemed to have a high risk of collectibility. The Route analyzes historical collection trends, customer creditworthiness, current economic trends and changes in customer payment terms when evaluating the adequacy of the allowance for doubtful accounts.

        Concentrations of Credit Risk—The financial instruments that potentially subject the Route to concentrations of credit risk consist principally of notes receivable. All of the Route's notes receivable are from Nevada-based locations. One location accounts for approximately 73% of the net balance of receivables and another accounts for 17%.

        Property and Equipment—Assets acquired in business combinations are accounted for using the purchase method of accounting and are recorded at their estimated fair value as of the acquisition date. Property and equipment additions are recorded at cost. Assets that have been placed in service are depreciated on a straight-line basis over their estimated useful lives. Depreciation expense related to assets at route locations is recorded as cost of revenues. Costs that materially increase the life or value of existing assets are capitalized. Ordinary maintenance and repairs are charged to expense as incurred.

        Long-Lived Assets—In accordance with the provisions of SFAS No. 121, Accounting for Impairment of Long-Lived Assets to Be Disposed Of, the Route evaluates the potential impairment of long-lived assets when events or changes in circumstances indicate that the carrying amount of a long-lived asset may not be recoverable. If it is determined that the carrying value of long-lived assets may not be recoverable based upon the relevant facts and circumstances, the Route estimates the future undiscounted cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected undiscounted future cash flows is less than the carrying value of the asset, the Route will recognize an impairment loss for the difference between the carrying value of the asset and its fair value.

        Intangible Assets—In June 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. The Route adopted SFAS No. 141 for all business combinations completed after June 30, 2001. This statement requires that business combinations initiated after June 30, 2001 be accounted for under the purchase method.

        The Route adopted SFAS No. 142 on December 30, 2001 as a result of the acquisition by the Parent. This statement changed the accounting for goodwill and intangible assets with indefinite lives from an amortization method to an impairment-only approach. Thus amortization of indefinite lived intangible assets, including amounts recorded in past business combinations, ceased upon adoption of SFAS No. 142. Amortization is still required for intangible assets with finite lives.

        Intangible assets are comprised of the Smith's contract, a trademark and other location contracts as of June 29, 2002. Amortization of finite lived intangible assets is recorded on the straight-line method over their estimated useful lives. Amortization relating to the Smith's contract is recorded as amortization expense.

        Other Assets—The Route has a deposit related to the Smith's contract pursuant to an agreement that provides that the deposit, or any portion thereof, may, at the option of the Route, be applied against rents owing during the last two years of the lease agreement. As part of the purchase accounting, this lease was fair valued at the time of the acquisition and recorded as a finite lived intangible asset. This deposit, valued in the amount of $1.3 million, is included in the balance sheet as of June 29, 2002 with other assets.

        Deferred Taxes—Deferred income taxes result primarily from temporary differences between financial and tax reporting.

        Revenue Recognition—The Route recognizes gaming revenues from gaming machine route operations, under both space leases and revenue sharing arrangements, as the net win from gaming operations, which is the difference between amounts wagered by customers and payments to customers. Revenue-sharing and space lease payments to route locations are recorded as costs of route operations.

        Income Taxes—Income taxes are allocated to the Route on a stand-alone basis using effective tax rates as if on a separate return basis.

        Estimates and Assumptions—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

        Recently Issued Accounting Standards—In August of 2001, the FASB issued SFAS No. 144, Accounting for the Impairment and Disposal of Long-Lived Assets, which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supercedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. This statement is effective for fiscal years beginning after December 15, 2001. This statement did not have a material impact on the financial position or results of operations of the Route.

        In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements 4, 44, and 64, Amendment of FASB Statement 13, and Technical Corrections. SFAS No. 145 rescinds SFAS No. 4, Reporting Gains and Losses from Extinguishment of Debt. Under SFAS No. 4, all gains and losses from extinguishment of debt were required to be aggregated, if material, and classified as an extraordinary item, net of related income tax effect, on the statement of income. SFAS No. 145 requires all gains and losses from extinguishment of debt to be classified as extraordinary only if they meet the criteria of Accounting Principles Board Opinion 30. This statement is effective for the Route's 2003 fiscal year and early adoption is permitted. The adoption of this statement did not have a material impact on its financial position or results of operations.

        In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. The provisions of this statement are effective for exit or disposal activities that are initiated after December 31, 2002, with early adoption encouraged. The Route has not yet determined what impact SFAS No. 146 will have on its financial position and results of operations, if any.

4.     ACCOUNTS AND NOTES RECEIVABLE

        Notes receivable include notes due from various slot route location owners with interest at prevailing rates and terms ranging from 1 month to 8 years. Accounts and notes receivable consist of the following:

	Predecessor Company June 30, 2001	Successor Company June 29, 2002
	(in thousands)
Accounts receivable	$955	$921
Notes receivable	638	712

	1,593	1,633
Less allowance for doubtful accounts	(50)	(94)

Total accounts and notes receivable	1,543	1,539
Less current portion:
Accounts receivable	955	921
Notes receivable	109	178

Long-term notes receivable, net	$479	$440

        Long-term notes receivable, net, are included in other long-term assets on the accompanying balance sheets.

5.     PROPERTY AND EQUIPMENT

        Property and equipment consists of the following:

	Estimated Life in Years	Predecessor Company June 30, 2001	Successor Company June 29, 2002
	(in thousands)
Gaming equipment	3-5	$9,147	$5,153
Furniture, fixtures and equipment	3-7	1,537	1,022
Leasehold improvements	4	220	232

		10,904	6,407
Less accumulated depreciation		(5,968)	(1,314)

Property and equipment, net		$4,936	$5,093

        Total depreciation expense, including amounts recorded as cost of revenues, for the six month periods ended December 29, 2001 and June 29, 2002 and for the years ended June 30, 2000 and June 30, 2001, were $1.3 million, $1.3 million, $1.6 million and $2.2 million. Depreciation expense recorded in cost of revenues was $1.0 million, $1.0 million, $1.3 million and $1.8 million for the same periods.

6.     INTANGIBLE ASSETS

        As a result of the acquisition (see Note 2), the Route's intangible assets were adjusted to fair value and became immediately subject to SFAS No. 142, which established new accounting and reporting requirements for goodwill and other intangible assets (see Note 3).

        Intangible assets consists of the following:

	Estimated Life in Years	Predecessor Company June 30, 2001	Successor Company June 29, 2002
	(in thousands)
Contracts	5-10	$12,380	$47,580
Less accumulated amortization		(5,530)	(2,646)

Total finite lived intangible assets, net		6,850	44,934
Indefinite lived trademark		—	4,700

Total intangible assets, net		$6,850	$49,634

        At June 29, 2002, $47.5 million related to the contract with Smith's. The remaining contract value was for consideration given to new locations subsequent to the acquisition of Anchor.

        Total amortization expense, including amounts recorded as cost of revenues, for the six month periods ended December 29, 2001 and June 29, 2002 and for the years ended June 30, 2000 and June 30, 2001, were $458,000, $2.6 million, $863,000 and $889,000. Amortization expense recorded in cost of revenues was $444,000, $334,000, $834,000 and $861,000.

        Amortization expense for each of the five succeeding fiscal years is expected to be approximately $5.3 million.

7.     REVENUES DERIVED FROM MAJOR LOCATIONS

        The Route's slot route operations at locations leased from Smith's accounted for $12.2 million, $13.0 million, $24.3 million and $24.8 million of revenues for the six months ended December 29, 2001 and June 29, 2002 and for the fiscal years ended June 30, 2000 and June 30, 2001.

8.     RELATED PARTY TRANSACTIONS

        Transaction with Parent—Subsequent to the acquisition by the Parent (see Note 2), the Route has purchased all of its gaming machines from the Parent. Prior to the acquisition, the Route purchased most of its machines from the Parent. The Route also purchases parts from the Parent to service slot machines in the route locations and pays the Parent monthly fees related to the licensed use of certain gaming machines and software. During the six months ended December 29, 2001 and June 29, 2002 and the fiscal years ended June 30, 2000 and 2001, the Route purchased gaming machines totaling $736,000, $1.5 million, $1.6 million and $2.6 million of gaming machines and expensed $482,000, $449,000, $622,000 and $808,000 related to purchase of maintenance parts and monthly fees.

        Intercompany Allocations—Certain costs charged to the Route by Anchor are provided through intercompany allocations and include general and administrative costs such as corporate overhead, information systems support, human resources, finance and accounting. These costs, which are allocated primarily based on revenue and asset base, are included in the accompanying statements of operations as selling, general and administrative in the amounts of $643,000, $337,000, $1.0 million and $1.2 million for the six months ended December 29, 2001 and June 29, 2002 and the years ended June 30, 2000 and 2001. Management believes the allocation method used provides a reasonable estimate of services provided and the benefits received by the Route and it is not practical to estimate the cost that would have been incurred if the Route had operated as a stand-alone company.

9.     INCOME TAXES

        Components of the Route's provision for income taxes are as follows:

	Predecessor Company			Successor Company
	Years Ended June 30,		Six Months Ended December 29, 2001	Six Months Ended June 29, 2002
	2000	2001
	(in thousands)
Current—Federal	$3,470	$2,738	$1,110	$1,614
Deferred—Federal	(250)	124	(162)	(1,104)

	$3,220	$2,862	$948	$510`

        The effective income tax rates and the statutory U.S. Federal Income Tax rates presented for all periods is 35%, the estimated rate as if the Route filed a separate return.

        SFAS No. 109, Accounting for Income Taxes, requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or income tax returns. Deferred income taxes included in other current assets and other long-term assets on the balance sheets reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

        Significant components of the Route's deferred tax assets and liabilities are as follows:

	Predecessor Company June 30, 2001	Successor Company June 29, 2002
	(in thousands)
CURRENT:
Deferred tax assets—Accrued reserves and allowances	$—	$10

Total current asset	—	10

LONG-TERM:
Deferred tax assets—
Accrued reserves and allowances	67	33
Deferred tax liabilities—
Accrued reserves and allowances	(197)	(2)
Difference between book and tax basis of property	(244)	(183)
Intangibles	—	(15,051)

Total long-term, net	$(374)	$(15,203)

10.   BENEFIT PLANS

        For the six months ended December 29, 2001 and for the years ended June 30, 2000 and 2001, the Route participated in a defined contribution benefit plan (401(k) Plan) administered by Anchor. The Route's matching contributions to the 401(k) Plan were based on a percentage of the employees' contributions to the 401(k) Plan. Since the acquisition by the Parent, the Route participates in a defined contribution plan administered by the Parent (Parent 401(k) Plan). The Parent 401(k) Plan matches 75% of an employee's contributions up to $1,000. This allows for maximum annual matching contributions of $750 to each employee's account. The Route's contributions to the plans are expensed. The Route contributed approximately $24,000 and $37,000 for the six months ended December 29,

2001 and June 29, 2002 and $73,000 and $33,000 for the fiscal years ended June 30, 2000 and 2001 to the plans. The Route has the right under the Parent 401(k) Plan to discontinue matching contributions at any time and to terminate the Parent 401(k) Plan subject to the provisions of ERISA.

        Subsequent to the acquisition by the Parent, the Route has participated in the Parent's Qualified Employee Stock Purchase Plan (Plan). Under this plan, each eligible employee may be granted an option to purchase a specific number of shares of the Parent's common stock. The term of each option is 12 months, and the exercise date is the last day of the option period. Employees who have completed 90 days of service with the Route are eligible to participate in this Plan. Employees may participate in this plan through payroll deductions up to a maximum of 10% of their base pay. The option price is equal to 85% of the fair market value of the common stock on the date of grant or on the date of exercise, whichever is less.

11.   COMMITMENTS AND CONTINGENCIES

        Non-Cancelable Operating Leases—The Route leases slot route locations, office space and parking lot space under non-cancelable operating leases. The original terms of the leases range from 1 to 15 years with various renewal options from 1 to 15 years. Operating lease rental expense was $4.1 million, $4.3 million, $9.1 million and $8.0 million for the six months ended December 29, 2001 and June 29, 2002 and for the fiscal years ended June 30, 2000 and 2001.

        Future minimum rentals under non-cancelable operating leases at June 29, 2002 are as follows:

Year Ending June	Payments
(in thousands)
2003	$8,546
2004	8,520
2005	8,446
2006	8,420
2007	8,392
Thereafter	29,329

Total	$71,653

        Gaming Regulations—The Route's operations are subject to the licensing and regulatory requirements of the Nevada State Gaming Control Board and the Nevada Gaming Commission. The Route's gaming licenses are subject to certain conditions and periodic renewal. Management believes that the conditions will continue to be satisfied and that subsequent license renewals will be granted.

        Litigation—The Route is party to several routine lawsuits arising from normal operations. The Route does not believe that the outcome of such litigation will have a material adverse effect on its financial statements.

        Purchase Commitments—At June 29, 2002, the Route had entered into various purchase agreements primarily related to the purchase of gaming equipment for approximately $106,000 from vendors for use in the normal course of business, of which $63,000 was from the Parent.

12.   SUBSEQUENT EVENTS

        On November 21, 2002, the Route entered into an agreement with Herbst Gaming, Inc. to sell the Route business and related assets at a sales price, subject to adjustment, of $61.0 million.

        In September 2002, the parent company of Smith's, The Kroger Company (Kroger), announced the acquisition of approximately 18 competitor grocery store locations in the Las Vegas area. Subsequent to Kroger's acquisition of these 18 stores, Kroger branded 10 of the stores as Smith's and 8 stores as Food-4-Less (FFL). Three of the Smith's stores were closed. On January 16, 2003, the Route, Kroger, and United Coin, the former slot operator for the remaining 15 stores, entered into an agreement whereby United Coin will continue as the slot operator in all 15 of these stores through June 30, 2003. Effective July 1, 2003, the Route will become the slot operator of the 7 Smith's stores and forfeit the 8 FFL stores to United Coin.

13.   SUBSEQUENT EVENT (Unaudited)

        The sale of the route to Herbst Gaming, Inc. closed on February 21, 2003 for approximately $61.0 million.

* * * * *

        No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in HERBST GAMING, INC. this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer Offer to Exchange to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do 10 3/4% Series B Senior Secured Notes due 2008 for so. The information contained in this prospectus is current Any and All Outstanding only as of its date.

        Through and including August 25, 2003, all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

HERBST GAMING, INC.

Offer to Exchange

10 3/4% Series B Senior Secured Notes
due 2008
for Any and All Outstanding
10 3/4% Series A Senior Secured Notes
due 2008

$47,000,000 Aggregate Principal Amount

PROSPECTUS

May 27, 2003

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. Indemnification of Directors and Officers

        Section 78.7502 of the Nevada Revised Statutes ("NRS") permits a corporation to indemnify any person who was or is a party or is threatened to be made a party in a completed, pending, or threatened proceeding, whether civil, criminal, administrative or investigative (except an action by or in the right of the corporation), by reason of being or having been an officer, director, employee or agent of the corporation or serving in certain capacities at the request of the corporation. Indemnification may include attorney's fees, judgments, fines and amounts paid in settlement. The person to be indemnified must have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful.

        With respect to actions by or in the right of the corporation, indemnification may not be made for any claim, issue or matter as to which such a person has been finally adjudged by a court of competent jurisdiction to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action was brought or other court of competent jurisdiction determines upon application that in view of all circumstances the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

        Under Section 78.751 of the NRS, unless indemnification is ordered by a court, the determination must be made by the stockholders, by a majority vote of a quorum of the board of directors who were not parties to the action, suit or proceeding, or in certain circumstances by independent legal counsel in a written opinion. Section 78.751 permits the articles of incorporation or bylaws to provide for payment to an officer or director of the expenses of defending an action as incurred upon receipt of an undertaking to repay the amount if it is ultimately determined by a court of competent jurisdiction that the person is not entitled to indemnification.

        Section 78.7502 also provides that to the extent a director, officer, employee or agent has been successful on the merits or otherwise in the defense of any such action, he or she must be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred in connection with the defense.

        Herbst Gaming's articles of incorporation and by-laws contain provisions requiring it to indemnify its executive officers and directors to the full extent permitted by the Nevada Revised Statutes.

        The executive employment agreements that Herbst Gaming has entered into with certain of its directors and executive officers provides for indemnification of directors or executive officers, as the case may be, by Herbst Gaming to the fullest extent permitted by Nevada law and additionally permits advancing attorneys' fees and all other reasonable costs and expenses incurred by a director or executive officer generally in connection with the investigation, defense or other participation in any threatened, pending or completed action, suit or proceeding. If it is later determined that the director or executive officer is or was not entitled to indemnification under applicable law, Herbst Gaming is entitled to reimbursement by the director or executive officer.

        To the extent that the board of directors or the stockholders of Herbst Gaming may in the future wish to limit or repeal the ability of Herbst Gaming to indemnify directors and executive officers, such repeal or limitation may not be effective as to directors and executive officers who are currently parties to the executive employment agreements, because their rights to full protection are contractually assured by such agreements. It is anticipated that similar contracts may be entered into, from time to time, with future directors and executive officers of Herbst Gaming.

ITEM 21. Exhibits and Financial Statement Schedules

        (a)   See exhibits listed on the Exhibit Index following the signature page of this registration statement that is incorporated herein by reference.

        (b)   Financial statement schedules are omitted because of the absence of conditions under which they are required or because the required information is provided in the consolidated financial statements or notes thereto.

ITEM 22. Undertakings

        The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of a registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada on May 23, 2003.

HERBST GAMING, INC.

By:	/s/ EDWARD J. HERBST Edward J. Herbst Chairman of the Board, Chief Executive Officer and President

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Edward J. Herbst and Mary E. Higgins their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all registration statements filed by Herbst Gaming, Inc., a Nevada corporation, in which the undersigned holds offices, and any amendments to the registration statements, and to file any and all of the same, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents or any of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ EDWARD J. HERBST Edward J. Herbst	Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)	May 23, 2003
/s/ MARY E. HIGGINS Mary E. Higgins	Chief Financial Officer (Principal Financial and Accounting Officer)	May 23, 2003
/s/ TIMOTHY P. HERBST Timothy P. Herbst	Executive Vice President and Director	May 23, 2003
/s/ TROY D. HERBST Troy D. Herbst	Executive Vice President, Secretary, Treasurer and Director	May 23, 2003

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada on May 23, 2003.

CARDIVAN COMPANY

By:	/s/ EDWARD J. HERBST Edward J. Herbst Chairman of the Board, Chief Executive Officer and President

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Edward J. Herbst and Mary E. Higgins their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all registration statements filed by Cardivan Company, a Nevada corporation, in which the undersigned holds offices, and any amendments to the registration statements, and to file any and all of the same, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents or any of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ EDWARD J. HERBST Edward J. Herbst	Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)	May 23, 2003
/s/ MARY E. HIGGINS Mary E. Higgins	Chief Financial Officer (Principal Financial and Accounting Officer)	May 23, 2003
/s/ TIMOTHY P. HERBST Timothy P. Herbst	Executive Vice President and Director	May 23, 2003
/s/ TROY D. HERBST Troy D. Herbst	Executive Vice President, Secretary, Treasurer and Director	May 23, 2003

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada on May 23, 2003.

CORRAL COIN, INC.

By:	/s/ EDWARD J. HERBST Edward J. Herbst Chairman of the Board, Chief Executive Officer and President

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Edward J. Herbst and Mary E. Higgins their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all registration statements filed by Corral Coin, Inc., a Nevada corporation, in which the undersigned holds offices, and any amendments to the registration statements, and to file any and all of the same, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents or any of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ EDWARD J. HERBST Edward J. Herbst	Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)	May 23, 2003
/s/ MARY E. HIGGINS Mary E. Higgins	Chief Financial Officer (Principal Financial and Accounting Officer)	May 23, 2003
/s/ TIMOTHY P. HERBST Timothy P. Herbst	Executive Vice President and Director	May 23, 2003
/s/ TROY D. HERBST Troy D. Herbst	Executive Vice President, Secretary, Treasurer and Director	May 23, 2003

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada on May 23, 2003.

CORRAL COUNTRY COIN, INC.

By:	/s/ EDWARD J. HERBST Edward J. Herbst Chairman of the Board, Chief Executive Officer and President

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Edward J. Herbst and Mary E. Higgins their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all registration statements filed by Corral Country Coin, Inc., a Nevada corporation, in which the undersigned holds offices, and any amendments to the registration statements, and to file any and all of the same, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents or any of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ EDWARD J. HERBST Edward J. Herbst	Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)	May 23, 2003
/s/ MARY E. HIGGINS Mary E. Higgins	Chief Financial Officer (Principal Financial and Accounting Officer)	May 23, 2003
/s/ TIMOTHY P. HERBST Timothy P. Herbst	Executive Vice President and Director	May 23, 2003
/s/ TROY D. HERBST Troy D. Herbst	Executive Vice President, Secretary, Treasurer and Director	May 23, 2003

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada on May 23, 2003.

E-T-T ENTERPRISES L.L.C.

By:	/s/ EDWARD J. HERBST Edward J. Herbst Chairman of the Board, Chief Executive Officer and President

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Edward J. Herbst and Mary E. Higgins their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him or her in his or her name, place and stead, in any and all capacities, to sign any and all registration statements filed by E-T-T Enterprises L.L.C., a Nevada limited-liability company, in which the undersigned holds offices, and any amendments to the registration statements, and to file any and all of the same, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents or any of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ EDWARD J. HERBST Edward J. Herbst	Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)	May 23, 2003
/s/ MARY E. HIGGINS Mary E. Higgins	Chief Financial Officer (Principal Financial and Accounting Officer)	May 23, 2003
/s/ TIMOTHY P. HERBST Timothy P. Herbst	Executive Vice President and Director	May 23, 2003
/s/ TROY D. HERBST Troy D. Herbst	Executive Vice President, Secretary, Treasurer and Director	May 23, 2003

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada on May 23, 2003.

E-T-T, INC.

By:	/s/ EDWARD J. HERBST Edward J. Herbst Chairman of the Board, Chief Executive Officer and President

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Edward J. Herbst and Mary E. Higgins their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all registration statements filed by E-T-T, Inc., a Nevada corporation, in which the undersigned holds offices, and any amendments to the registration statements, and to file any and all of the same, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents or any of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ EDWARD J. HERBST Edward J. Herbst	Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)	May 23, 2003
/s/ MARY E. HIGGINS Mary E. Higgins	Chief Financial Officer (Principal Financial and Accounting Officer)	May 23, 2003
/s/ TIMOTHY P. HERBST Timothy P. Herbst	Executive Vice President and Director	May 23, 2003
/s/ TROY D. HERBST Troy D. Herbst	Executive Vice President, Secretary, Treasurer and Director	May 23, 2003

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada on May 23, 2003.

FLAMINGO PARADISE GAMING, LLC

By:	/s/ EDWARD J. HERBST Edward J. Herbst Chairman of the Board, Chief Executive Officer and President

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Edward J. Herbst and Mary E. Higgins their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him or her in his or her name, place and stead, in any and all capacities, to sign any and all registration statements filed by Flamingo Paradise Gaming, LLC, a Nevada limited-liability company, in which the undersigned holds offices, and any amendments to the registration statements, and to file any and all of the same, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents or any of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ EDWARD J. HERBST Edward J. Herbst	Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)	May 23, 2003
/s/ MARY E. HIGGINS Mary E. Higgins	Chief Financial Officer (Principal Financial and Accounting Officer)	May 23, 2003
/s/ TIMOTHY P. HERBST Timothy P. Herbst	Executive Vice President and Director	May 23, 2003
/s/ TROY D. HERBST Troy D. Herbst	Executive Vice President, Secretary, Treasurer and Director	May 23, 2003

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada on May 23, 2003.

MARKET GAMING, INC.

By:	/s/ EDWARD J. HERBST Edward J. Herbst Chairman of the Board, Chief Executive Officer and President

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Edward J. Herbst and Mary E. Higgins their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all registration statements filed by Market Gaming, Inc., a Nevada corporation, in which the undersigned holds offices, and any amendments to the registration statements, and to file any and all of the same, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents or any of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ EDWARD J. HERBST Edward J. Herbst	Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)	May 23, 2003
/s/ MARY E. HIGGINS Mary E. Higgins	Chief Financial Officer (Principal Financial and Accounting Officer)	May 23, 2003
/s/ TIMOTHY P. HERBST Timothy P. Herbst	Executive Vice President and Director	May 23, 2003
/s/ TROY D. HERBST Troy D. Herbst	Executive Vice President, Secretary, Treasurer and Director	May 23, 2003

EXHIBIT INDEX

Index No.	Description
2.1++++	Asset Purchase Agreement between Anchor Coin and Herbst Gaming, Inc. and Market Gaming, Inc. and E-T-T, Inc. dated as of November 21, 2002
2.2++++	First Amendment to Asset Purchase Agreement by and among Anchor Coin and Herbst Gaming, Inc. and Market Gaming, Inc. and E-T-T, Inc. dated as of January 14, 2003
3.1+	Articles of Incorporation of Herbst Gaming, Inc., filed January 21, 1997.
3.2+	By-laws of Herbst Gaming, Inc., adopted January 21, 1997.
4.1+	Indenture dated as of August 24, 2001 between Herbst Gaming, Inc., certain guarantors and The Bank of New York relating to Series A and Series B 10 3/4% Senior Secured Notes Due 2008.
4.2++	First Supplemental Indenture dated as of August 23, 2002 between Herbst Gaming, Inc., certain guarantors and The Bank of New York.
4.3+++++	Second Supplemental Indenture dated as of January 23, 2003 between Herbst Gaming, Inc., certain guarantors and The Bank of New York.
4.4+++++	Third Supplemental Indenture dated as of February 6, 2003 between Herbst Gaming, Inc., certain guarantors and The Bank of New York.
4.5+	Form of Herbst Gaming, Inc. 10 3/4% [Series A] [Series B] Senior Secured Notes due 2008 (included as part of the Indenture at Exhibit 4.1).
4.6+	Form of Herbst Gaming, Inc. Regulation S Global Note 10 3/4% [Series A] [Series B] Senior Secured Notes due 2008 (included as part of the Indenture at Exhibit 4.1).
4.7+++++	Form of Herbst Gaming, Inc. 10 3/4% [Series A] [Series B] Senior Secured Notes due 2008.
4.8+++++	Form of Herbst Gaming, Inc. Regulation S Global Note 10 3/4% [Series A] [Series B] Senior Secured Notes due 2008.
4.9+++++	Registration Rights Agreement dated as of February 7, 2003, by and among Herbst Gaming, Inc., certain of its subsidiaries, and Lehman Brothers Inc.
4.10+++	Specimen common stock certificate for the common stock of Herbst Gaming, Inc.
5.1†	Opinion of Kummer Kaempfer Bonner & Renshaw
10.1+	Escrow Agreement dated August 24, 2001 among Herbst Gaming, Inc., E-T-T, Inc., Edward Herbst, Timothy Herbst and Troy Herbst and Wilmington FSB, as escrow agent, and The Bank of New York, as trustee.
10.2+	Hazardous Substances Indemnity Agreement dated August 24, 2001 by Herbst Gaming, Inc. and certain guarantors in favor of The Bank of New York, as trustee.
10.3+	Trademark License Agreement dated August 24, 2001 by and between Herbst Gaming, Inc. and Terrible Herbst, Inc.
10.4+	Security Agreement dated August 24, 2001, among Herbst Gaming, Inc., certain guarantors and Bank of New York, as trustee.
10.5++	First Amendment to Security Agreement dated as of August 23, 2002 among Herbst Gaming, Inc. and its subsidiaries and The Bank of New York.
10.6+++++
Second Amendment to Security Agreement dated as of February 6, 2003 among Herbst Gaming, Inc. and its subsidiaries and The Bank of New York (included as part of the Third Supplemental Indenture at Exhibit 4.4).
10.7+	Collateral Assignment of Contracts and Documents dated August 24, 2001by Herbst Gaming, Inc. and certain guarantors in favor of The Bank of New York, as trustee.

10.8+	Pledge and Security Agreement (Herbst Gaming, Inc.) dated August 24, 2001 by Herbst Gaming, Inc. in favor of The Bank of New York, as trustee.
10.9+	Pledge and Security Agreement (E-T-T, Inc.) dated August 24, 2001 by E-T-T, Inc. in favor of The Bank of New York, as trustee.
10.10+	Pledge and Security Agreement (Edward, Tim and Troy Herbst) dated August 24, 2001 by Edward J. Herbst, Timothy P. Herbst, and Troy D. Herbst in favor of The Bank of New York, as trustee.
10.11+
Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing (4100 Paradise Road) dated August 24, 2001, and made by Flamingo Paradise Gaming, LLC to National Title Co., as trustee, for the benefit of The Bank of New York, as beneficiary.
10.12++	First Amendment to Deed of Trust dated as of August 23, 2002 among Flamingo Paradise Gaming, LLC and The Bank of New York.
10.13+++++	Second Amendment to Deed of Trust dated as of February 6, 2002 among Flamingo Paradise Gaming, LLC and The Bank of New York (included as part of the Third Supplemental Indenture at Exhibit 4.4).
10.14+
Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing (Terrible's Casino & Bowl) dated August 24, 2001, and made by Market Gaming, Inc. to National Title Co., as trustee, for the benefit of The Bank of New York, as beneficiary.
10.15+++++
First Amendment to Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing (Terrible's Casino & Bowl) dated February 6, 2003 (included as part of the Third Supplemental Indenture at Exhibit 4.4).
10.16+
Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing (5870 S. Homestead Road) dated August 24, 2001, and made by E-T-T Enterprises L.L.C. to National Title Co., as trustee, for the benefit of The Bank of New York, as beneficiary.
10.17+++++
First Amendment to Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing (5870 S. Homestead Road) dated February 6, 2003 (included as part of the Third Supplemental Indenture at Exhibit 4.4).
10.18+
Leasehold Deed of Trust, Security Agreement and Fixture Filing (Warehouse Property) dated August 24, 2001, and made by E-T-T Enterprises L.L.C. to National Title Co., as trustee, for the benefit of The Bank of New York, as beneficiary.
10.19+++++	First Amendment to Leasehold Deed of Trust, Security Agreement and Fixture Filing (Warehouse Property) dated February 6, 2003 (included as part of the Third Supplemental Indenture at Exhibit 4.4).
10.20+
Leasehold Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing (Terrible's Casino & Bowl) dated August 24, 2001, and made by Market Gaming, Inc. to National Title Co., as trustee, for the benefit of The Bank of New York, as beneficiary.
10.21+++++
First Amendment to Leasehold Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing (Terrible's Casino & Bowl) dated February 6, 2003 (included as part of the Third Supplemental Indenture at Exhibit 4.4).
10.22+
Leasehold Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing (771 S. Nevada Highway) dated August 24, 2001, and made by E-T-T, Inc. to National Title Co., as trustee, for the benefit of The Bank of New York, as beneficiary.
10.23+++++
First Amendment to Leasehold Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing (771 S. Nevada Highway) dated February 6, 2003 (included as part of the Third Supplemental Indenture at Exhibit 4.4).

10.24+++++
Leasehold Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing (Terrible's Searchlight Casino) dated February 7, 2003, and made by E-T-T, Inc. to National Title Co., as trustee, for the benefit of The Bank of New York, as beneficiary.
10.25*+	Gaming Devices License Agreement dated August 31, 1998 by and between The Vons Companies, Inc. and Market Gaming, Inc.
10.26*+	License Agreement (Gaming Devices) dated September 16, 1998 by and between Albertson's, Inc. and Cardivan Company.
10.27*+	Settlement Agreement dated November 18, 1999 among Cardivan Company, Corral United, Inc., Jackpot Enterprises Inc. and Albertson's Inc.
10.28*+	First Amendment to Settlement Agreement dated December 22, 1999 among Cardivan Company, Corral United, Inc., Jackpot Enterprises Inc. and Albertson's, Inc.
10.29*+	License Agreement dated April 24, 1997 between American Drug Stores, Inc. and Cardivan Company.
10.30*+	License Agreement dated April 24, 1997 between American Drug Stores, Inc. and Corral United, Inc.
10.31*+	Gaming Devices License Agreement dated August 31, 1998 by and between Safeway, Inc. and Market Gaming, Inc.
10.32*+	License Agreement dated March 12, 1999 between Rite Aid Corporation and Cardivan Company.
10.33*+	First Amendment to Cardivan License Agreement dated March 27, 2000 between Rite Aid Corporation and Cardivan Company.
10.34*+	License Agreement dated March 12, 1999 between Rite Aid Corporation and Corral Coin, Inc.
10.35*+	First Amendment to Corral Coin License Agreement dated March 27, 2000 between Rite Aid Corporation and Corral Coin, Inc.
10.36*+	Gaming Devices License Agreement dated December 20, 1999 by and between Terrible Herbst, Inc. and E-T-T, Inc.
10.37+	Amendment to Gaming Device License Agreement dated May , 2001 by and between E-T-T, Inc. and Terrible Herbst, Inc.
10.38*+	Agreement dated May 1, 1998 by and between Kmart Corporation and Cardivan Company.
10.39*+	License Agreement dated April 24, 1997 between Lucky Stores, Inc. and Cardivan Company.
10.40*+++++	Lease and Sublease Agreement dated July 28, 1993, by and between Smith's Food & Drug Centers, Inc. and Anchor Coin, as amended.
10.41+++++	Hold Harmless Agreement dated as of September 2, 1993 executed by Anchor Coin in favor of Smith's Food & Drug Centers, Inc.
10.42*+++++	Letter Agreement and Consent to Assignment dated January 16, 2003.
10.43+	Lease Agreement dated July 1, 1997 by and between The Herbst Family Limited Partnership II and E-T-T Enterprises, L.L.C.
10.44+	Lease Agreement dated July 1, 1996 by and between The Herbst Family Limited Partnership and E-T-T, Inc.
10.45+	Lease extension dated April 30, 2001 between The Herbst Family Limited Partnership and E-T-T, Inc.

10.46+	Lease dated September 3, 1993 between The 1993 Samuel Josephson Revocable Family Trust and Phoenix Associates.
10.47+	Agreement for Sale dated August 1, 1995 between Phoenix Associates and Market Gaming, Inc.
10.48+++++	Lease Agreement dated November 27, 2002 by and between Herbst Grandchildren's Trust and Herbst Gaming, Inc.
10.49+++++	Lease dated June , 2002 by and between Centennial Acquisitions, LLC and Terrible Herbst, Inc.
10.50+++++	Amendment to Lease dated July 30, 2002 by and between Centennial Acquisitions, LLC and Terrible Herbst, Inc.
10.51+++++	Lease Agreement dated July 1, 2002 by and between Terrible Herbst, Inc. and E-T-T, Inc.
10.52+	Employment Agreement with Edward J. Herbst dated August 1, 2001.
10.53+	Employment Agreement with Mary E. Higgins dated August 1, 2001.
10.54+	Form of Executive Compensation and Bonus Plan.
10.55++	Credit Agreement dated September 6, 2002 by and among Herbst Gaming, Inc., Flamingo Paradise Gaming, LLC, and U.S. Bank National Association.
10.56++	Security Agreement dated as of September 6, 2002, by and between Flamingo Paradise Gaming, LLC and U.S. Bank National Association
12.1+++++	Computation of Ratio of Earnings to Fixed Charges.
21.1+	Subsidiaries of Herbst Gaming, Inc.
23.1	Consent of Deloitte & Touche LLP for Herbst Gaming.
23.2	Consent of Deloitte & Touche LLP for Anchor Coin Route Operations.
23.3	Consent of Kummer Kaempfer Bonner & Renshaw (included in Exhibit 5.1).
24.1	Power of Attorney (included in Part II to this Registration Statement).
99.1	Letter of Transmittal.

*	Confidential Treatment for a portion of this document has been granted pursuant to Rule 406 under the Securities Act. The omitted portions have been separately filed with the Commission.
+	Incorporated herein by reference from our registration statement on Form S-4 (SEC No. 33-71094), Part II, Item 21.
++	Incorporated herein by reference from our quarterly report on Form 10-Q filed with the SEC on November 14, 2002.
+++	Incorporated herein by reference from our annual report on Form 10-K/A filed with the SEC on April 9, 2002.
++++	Incorporated herein by reference from our current report on Form 8-K filed with the SEC on March 10, 2003.
+++++	Incorporated herein by reference from our annual report on Form 10-K filed with the SEC on March 24, 2003.
†	Previously filed.

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TABLE OF ADDITIONAL REGISTRANTS
PROSPECTUS
THE EXCHANGE OFFER
THE SERIES B NOTES
WHERE YOU CAN FIND MORE INFORMATION
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
PROSPECTUS SUMMARY
SUMMARY OF THE TERMS OF THE EXCHANGE OFFER
SUMMARY OF THE TERMS OF THE SERIES B NOTES
RISK FACTORS
THE EXCHANGE OFFER
USE OF PROCEEDS
CAPITALIZATION
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
REGULATION AND LICENSING
MANAGEMENT
SUMMARY COMPENSATION TABLE
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
DESCRIPTION OF OTHER INDEBTEDNESS
DESCRIPTION OF SERIES B NOTES
CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
INDEX TO FINANCIAL STATEMENTS
  INDEPENDENT AUDITORS' REPORT
Herbst Gaming, Inc. Consolidated Balance Sheets (in thousands)
Herbst Gaming, Inc. Consolidated Statements of Operations (in thousands)
Herbst Gaming, Inc. Consolidated Statements of Stockholders' Equity (Deficiency) (in thousands)
Herbst Gaming, Inc. Consolidated Statements of Cash Flows (in thousands)
Herbst Gaming, Inc. Notes to Consolidated Financial Statements
  INDEPENDENT AUDITORS' REPORT
Anchor Coin Route Operations Balance Sheets (Dollars in thousands)
Anchor Coin Route Operations Statements of Income (Dollars in thousands)
Anchor Coin Route Operations Statements of Stockholder's Equity (Dollars in thousands)
Anchor Coin Route Operations Statements of Cash Flows (Dollars in thousands)
Anchor Coin Route Operations Notes to Financial Statements
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  ITEM 20. Indemnification of Directors and Officers
  ITEM 21. Exhibits and Financial Statement Schedules
  ITEM 22. Undertakings
SIGNATURES
POWER OF ATTORNEY
SIGNATURES
POWER OF ATTORNEY
SIGNATURES
POWER OF ATTORNEY
SIGNATURES
POWER OF ATTORNEY
SIGNATURES
POWER OF ATTORNEY
SIGNATURES
POWER OF ATTORNEY
SIGNATURES
POWER OF ATTORNEY
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX